UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Shockwave Medical, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, California 95054

[●], 2024

Dear Shockwave Medical, Inc. Stockholder:

You are cordially invited to attend a special meeting of stockholders (together with any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) of Shockwave Medical, Inc., a Delaware corporation (“Shockwave,” “we,” “us” or “our”) to be held virtually via live webcast on [●], 2024, at [●], Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting virtually via the Internet at [●], where you will also be able to vote by following the procedures set forth in the enclosed proxy statement. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. Formal notice of the Company Stockholders’ Meeting, a proxy statement, and a proxy card or voting instruction form accompany this letter.

At the Company Stockholders’ Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, as the “Merger Agreement”), dated April 4, 2024, by and among Shockwave, Johnson & Johnson, a New Jersey corporation (“Parent”), and Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (such proposal, the “Merger Proposal”). At the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (such proposal, the “Compensation Proposal”). Finally, at the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (such proposal, the “Adjournment Proposal”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Shockwave (the “Merger,” and, together with each of the other transactions contemplated by the Merger Agreement, the “Transactions”), with Shockwave surviving the Merger as a wholly owned subsidiary of Parent. If you are a Shockwave stockholder and the Merger is completed, each of your shares of our common stock, par value $0.001 per share (the “common stock”), will be converted into the right to receive $335.00 in cash (the “Merger Consideration”), without interest and less any applicable withholding of taxes (unless you have properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost, your appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)).

Shockwave’s board of directors (the “Shockwave Board”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has (1) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (2) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that all of the Shockwave stockholders adopt the Merger Agreement and

(4) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

The Shockwave Board recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Shockwave Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please vote as promptly as possible. If you are a stockholder of record, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record and you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Banks, Brokerage Firms and Stockholders, please call toll free: (855) 928-4486

Email: swav@allianceadvisors.com

On behalf of the Shockwave Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

[signature]

Doug Godshall

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2024 and is first being mailed on or about [●], 2024.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, California 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [●], 2024

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) of Shockwave Medical, Inc., a Delaware corporation (“Shockwave,” “we,” “us” or “our”), will be held on [●], 2024, at [●], Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed). Shockwave stockholders will be able to attend the Company Stockholders’ Meeting via the Internet virtually via live webcast at [●], where you will be also able to vote by following the procedures set forth in the enclosed proxy statement. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. The Company Stockholders’ Meeting is being held for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated April 4, 2024, by and among Shockwave, Johnson & Johnson, a New Jersey corporation (“Parent”), and Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Shockwave (the “Merger”), with Shockwave surviving the Merger as a wholly owned subsidiary of Parent (such proposal, the “Merger Proposal”);

2. To consider and vote on the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (such proposal, the “Compensation Proposal”); and

3. To consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (such proposal, the “Adjournment Proposal”).

The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. A summary of the Merger Agreement is included in the proxy statement under the captions “The Merger” and “The Merger Agreement” beginning on page 34, and a copy of the Merger Agreement is attached to the proxy statement as Annex A, each of which are incorporated by reference into this notice.

Only Shockwave stockholders of record as of the close of business on April 22, 2024 are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting or any adjournment, postponement or other delay thereof.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

The Shockwave Board recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please vote as promptly as possible. If you are a stockholder of record, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Company Stockholders’ Meeting and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

Under the General Corporation Law of the State of Delaware (the “DGCL”), any Shockwave stockholder who does not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if such stockholder strictly complies with the procedures set forth in Section 262 of the DGCL. These procedures are summarized in the proxy statement under the caption “Appraisal Rights” beginning on page 6. In addition, a copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

By the Order of the Shockwave Board,

[signature]

Hajime Tada

General Counsel and Corporate Secretary
Dated: [●], 2024

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDERS’ MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE. You may revoke your proxy or change your vote at any time before it is voted at the Company Stockholders’ Meeting.

If you are a stockholder of record, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you are a stockholder of record, voting online during the Company Stockholders’ Meeting will revoke any proxy that you previously submitted.

If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Company Stockholders’ Meeting.

If you fail to submit your proxy or voting instructions, or to attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Banks, Brokerage Firms and Stockholders, please call toll free: (855) 928-4486

Email: swav@allianceadvisors.com

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Sweep Merger Sub, Inc. with and into Shockwave Medical, Inc. (the “Merger,” and together with each of the other transactions contemplated by the Merger Agreement, the “Transactions”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “Shockwave,” “we,” “us” or “our” and similar words refer to Shockwave Medical, Inc., a Delaware corporation, including, in certain cases, our subsidiaries.

Throughout this proxy statement, we refer to Johnson & Johnson, a New Jersey corporation, as “Parent,” and Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, as “Merger Sub.”

In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 4, 2024, by and among Shockwave, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger (see page 34)

Shockwave Medical, Inc.

Shockwave is a medical device company focused on developing and commercializing novel technologies that transform the care of patients with cardiovascular disease. Shockwave aims to establish a new standard of care for the treatment of calcified cardiovascular disease (“atherosclerosis”) through its differentiated and proprietary local delivery of sonic pressure waves, which is referred to as intravascular lithotripsy (“IVL”). Shockwave’s IVL system (our “IVL System”), which leverages Shockwave’s IVL technology (our “IVL Technology”), is a minimally invasive, easy-to-use, and safe way to improve outcomes for patients with calcified cardiovascular disease. Additionally, Shockwave aims to transform the standard of care for patients suffering from refractory angina with our coronary sinus reducer (the “Reducer”) technology, an innovative technology that creates a permanent, controlled narrowing of the coronary sinus.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SWAV.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Johnson & Johnson

Parent is a holding company, with operating companies conducting business in virtually all countries of the world. Parent’s primary focus is products related to human health and well-being. Parent and its subsidiaries have approximately 134,400 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field. Parent’s common stock, par value $1.00, is listed on the New York Stock Exchange under the symbol “JNJ.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Sweep Merger Sub, Inc.

Merger Sub is Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into a merger agreement and consummating the transactions contemplated thereby. Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will cease to exist.

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

The Merger (see page 34)

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Shockwave, and Shockwave will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving Corporation”). If completed, the Merger will become effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time and date as is agreed upon in writing by the parties and specified in the certificate of merger (the “Effective Time”). At the Effective Time, each outstanding share of our common stock (excluding shares of our common stock held by (1) Parent, Merger Sub or Shockwave (as treasury stock or otherwise), or by any of their direct or indirect wholly owned subsidiaries immediately prior to the Effective Time, in each case other than shares held on behalf of third parties (the “Excluded Shares”) and (2) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL (the “Dissenting Shares”)) will be automatically converted into the right to receive $335.00 per share in cash (the “Merger Consideration”), without interest and less any applicable withholding of taxes. Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.

As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Shockwave will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”).

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder, except that stockholders who properly demand, and do not subsequently withdraw, fail to perfect or lose, their appraisal rights under Section 262 of the DGCL (“Section 262”) will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”

For more information, see the section of this proxy statement captioned “The Merger.”

Treatment of Shockwave Equity Awards (see page 79)

At the Effective Time, each option to purchase shares of our common stock (a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that is less than the Merger Consideration will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock subject to such Company Option and (2) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Company Option (the “Option Consideration”).

At the Effective Time, any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that equals or exceeds the Merger Consideration will be canceled for no consideration.

At the Effective Time, each award of restricted stock units with respect to shares of our common stock that is not subject to performance-based vesting conditions (a “Company RSU Award”) and that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock underlying such Company RSU Award and (2) the Merger Consideration (the “RSU Consideration”).

At the Effective Time, each award of restricted stock units with respect to shares of our common stock that is subject to performance-based vesting conditions (a “Company PSU Award”) and that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock underlying such Company PSU Award (assuming attainment of the actual level of performance for any performance periods that have been completed as of the Effective Time, and the maximum level of performance for all other performance periods) and (2) the Merger Consideration (the “PSU Consideration”).

For more information, please see the section of this proxy statement captioned “The Merger Agreement —Treatment of Shockwave Equity Awards.”

Financing of the Merger (see page 66)

The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent, as of the date of the Merger Agreement had and at all times from the date of the Merger Agreement through the Effective Time will have (and Merger Sub will have as of the Effective Time) sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under the Merger Agreement, including the payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration and PSU Consideration and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “The Merger —  Financing of the Merger.”

Conditions to the Merger (see page 93)

The obligations of Shockwave, Parent and Merger Sub, as applicable, to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”), the following:

•

no governmental authority of competent and applicable jurisdiction will have enacted, issued or promulgated any law or issued or granted any order, in each case, that is in effect and has the effect of (1) making the Merger illegal, (2) prohibiting or otherwise preventing the consummation of the Merger or (3) imposing a Burdensome Condition (as defined below and more fully described in the section of this proxy statement captioned “The Merger Agreement — Antitrust Filings”);

•

(1) the waiting period (and any extensions thereof) applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any voluntary agreement between Parent, on the one hand, and the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice Antitrust Division (“DOJ,” together the “U.S. Antitrust Authorities”), on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time will have expired or been terminated without the imposition of a Burdensome Condition and (2) the approvals and clearances under the antitrust laws of Germany and Austria, and any other specified approvals or clearances that may be or become required, will have been obtained without the imposition of a Burdensome Condition (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger”);

•

the adoption of the Merger Agreement by the affirmative vote of holders of a majority of our outstanding common stock as of the Record Date (as defined in the section of this proxy statement captioned “— The Company Stockholders’ Meeting — Record Date; Shares of our Common Stock Entitled to Vote”). For more information, please see the section of this proxy statement captioned “The Company Stockholders’ Meeting”;

•

the absence of any pending legal proceedings under any antitrust law brought by a governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or that seeks to impose any Burdensome Condition;

•	the accuracy of the representations and warranties of Shockwave, Parent and Merger Sub in the Merger Agreement, subject to specified materiality standards;

•

Shockwave, Parent and Merger Sub having complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the date of the closing of the Merger (the “Closing” and such date, the “Closing Date”); and

•

the receipt by Parent of a certificate executed by Shockwave’s Chief Executive Officer certifying that the conditions described in the preceding two bullets have been satisfied, and the receipt by Shockwave of a certificate executed by an executive officer of Parent and Merger Sub certifying that the conditions described in the preceding two bullets have been satisfied.

For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger.”

Reasonable Best Efforts (see page 87)

Under the Merger Agreement, Parent, Merger Sub and Shockwave have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions.

However, Parent, Merger Sub and their affiliates are not required to offer, consent or agree to, or otherwise take any actions (1) with respect to any assets or any portion of the business of Shockwave or its subsidiaries if doing so would, individually or in the aggregate, reasonably be expected to be (a) material to the business, assets or financial condition of Shockwave and its subsidiaries, taken as a whole, or (b) be materially detrimental to the benefits Parent and its affiliates expect as a result of the Merger or (2) with respect to any assets or portion of the business of Parent or any of its affiliates (any such actions, a “Burdensome Condition”).

In addition, Parent has agreed under the Merger Agreement not to enter into any agreement with any governmental authority that would have the effect of delaying the consummation of the Merger beyond January 4, 2025, without the prior written consent of Shockwave (not to be unreasonably withheld, conditioned or delayed).

Further, Parent and Merger Sub have agreed under the Merger Agreement that neither they, nor any of their controlled affiliates, may acquire or agree to acquire any rights, business, person or division, or enter into any joint venture, collaboration or similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any governmental authority under any antitrust laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

For more information, please see the sections of this proxy statement captioned “The Merger Agreement —Reasonable Best Efforts” and “The Merger Agreement — Antitrust Filings.”

Recommendation of the Shockwave Board (see page 46)

Shockwave’s Board of Directors (the “Shockwave Board”), after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger —Recommendation of the Shockwave Board and Reasons for the Merger,” has (1) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (2) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Shockwave stockholders adopt the Merger Agreement and (4) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

The Shockwave Board recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”), (2) “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”) and (3) “FOR” the proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (the “Adjournment Proposal”).

Opinion of Shockwave’s Financial Advisor — Perella Weinberg Partners LP (see page 51)

Shockwave retained Perella Weinberg Partners LP (“PWP”) as financial advisor to the Shockwave Board in connection with the Transactions. In connection with this engagement, the Shockwave Board requested that PWP evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of shares of Shockwave common stock (other than holders of Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement. On April 4, 2024, PWP rendered to the Shockwave Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 4, 2024 that, as of such date, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Shockwave common stock (other than Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of PWP’s written opinion, dated April 4, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PWP in preparing its opinion, is attached as Annex B and is incorporated herein by reference. PWP’s financial advisory services and opinion were provided for the information and assistance of the Shockwave Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and PWP’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, of the Merger Consideration to be paid to the holders of shares of Shockwave common stock (other than Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement. PWP’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any stockholder of Shockwave or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter.

The full text of PWP written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PWP in preparing its opinion.

Interests of Shockwave’s Directors and Executive Officers in the Merger (see page 60)

When considering the recommendation of the Shockwave Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that Shockwave’s stockholders approve the Merger Proposal, the Shockwave Board was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:

•	the accelerated vesting of Company Options, Company RSU Awards and Company PSU Awards held by such individuals and the cancellation of such awards in exchange for upfront cash payments;

•	the possibility of continued employment of Shockwave’s officers with the Surviving Corporation following the Effective Time;

•

the eligibility of certain of our executive officers to receive severance payments and benefits pursuant to their respective Separation Pay Agreements (as defined in the section of this proxy statement captioned “— Interests of Shockwave’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits”) with Shockwave in connection with a qualifying termination of employment following the Effective Time, and in certain cases, the eligibility to receive a retention payment based on their continued employment following the Effective Time; and

•	the continuation of indemnification and directors’ and officers’ liability insurance for at least six years thereafter.

If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger — Interests of Shockwave’s Directors and Executive Officers in the Merger.”

Appraisal Rights (see page 67)

If the Merger is completed and you comply fully with the requirements of Section 262 of the DGCL (“Section 262”), you will be entitled to appraisal rights in connection with the Merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, if you (1) do not vote in favor of the adoption of the Merger Agreement, (2) properly submit a written demand for an appraisal of your shares of our common stock, (3) continuously hold your shares of our common stock through the Effective Time, (4) do not thereafter withdraw your demand for appraisal or otherwise lose your appraisal rights and (5) otherwise meet the criteria and follow the procedures set forth in Section 262, you will be entitled to have your shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

You should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the adoption of the Merger Agreement;

•	the stockholder must deliver to Shockwave a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;

•

the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

A beneficial owner (as defined in Section 262) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262.

Your failure to strictly comply with the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement.

For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

U.S. Federal Income Tax Considerations of the Merger (see page 72)

The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. For a Shockwave stockholder that is a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — U.S. Federal Income

Tax Considerations of the Merger—U.S. Holders”), such receipt of cash generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger. For a Shockwave stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders”), such receipt of cash generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections to the United States, as further described under “The Merger — U.S. Federal Income Tax Considerations of the Merger — Non-U.S. Holders.”

For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

No Solicitation (see page 83)

Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Shockwave has agreed that it and its subsidiaries will not, and will not authorize or permit any of their representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”);

•

furnish to any third party any non-public information relating to Shockwave or its subsidiaries, or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Shockwave or its subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal;

•	participate or engage in any discussions or negotiations with any third party with respect to any Acquisition Proposal or potential Acquisition Proposal;

•

adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar contract with respect to an Acquisition Transaction (as defined in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”); or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if at any time prior to obtaining the required Shockwave stockholder approval, Shockwave receives a written, bona fide Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and the Shockwave Board determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”) and that the failure to take the actions described in the three bullets below would be inconsistent with its fiduciary duties under applicable law, then Shockwave may:

•	enter into a confidentiality agreement with the person making the Acquisition Proposal in accordance with the terms of the Merger Agreement,

•	subject to certain conditions, furnish information with respect to Shockwave to the third party making the Acquisition Proposal and its representatives; and

•

participate and engage in discussions or negotiations about the Acquisition Proposal with the applicable third party and its representatives (and waive such third party’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations).

For more information, see the section of this proxy statement captioned “The Merger Agreement — No Solicitation.”

Shockwave Board Recommendation Change (see page 85)

The Shockwave Board has recommended that you vote “FOR” the Merger Proposal.

The Merger Agreement provides that the Shockwave Board may not change its recommendation, or take other actions constituting a Shockwave Board Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement — The Shockwave Board Recommendation; Shockwave Board Recommendation Change”), except in certain specified circumstances relating to:

•	our receipt of a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement — No Solicitation”); or

•	the occurrence of an Intervening Event (as defined in the section of this proxy statement captioned “The Merger Agreement — The Shockwave Board Recommendation; Shockwave Board Recommendation Change”).

For more information, see the section of this proxy statement captioned “The Merger Agreement — The Shockwave Board Recommendation; Shockwave Board Recommendation Change.”

Termination of the Merger Agreement (see page 94)

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:

•	by mutual written agreement of Parent and Shockwave;

•	by either Shockwave or Parent:

•

if the Effective Time has not occurred on or before January 4, 2025, which period may be extended automatically to July 7, 2025 if, at the end of the prior period, any of the conditions to closing the Merger relating to (1) the absence of any legal prohibition by a governmental authority of competent and applicable jurisdiction making illegal, prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition (solely in respect of any antitrust law), (2) the expiration or termination of the waiting period (and any extensions thereof) under the HSR Act or any voluntary agreement between Parent and the U.S. Antitrust Authorities, and the approvals and clearances under the foreign antitrust laws of Germany and Austria, and any other specified approvals or clearances that may be or become required, having been obtained without the imposition of a Burdensome Condition or (3) the absence of any legal proceeding under any antitrust law brought by any governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or seeks to impose any Burdensome Condition have not been satisfied or waived (the “Termination Date”); provided, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

•

if there exists any law or order having the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition (which, in each case has become final and non-appealable); provided, that the right to so terminate the Merger Agreement will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been the principal cause of or resulted in the existence of such law or order; or

•	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have concluded and the required Shockwave stockholder approval was not obtained;

•	by Shockwave:

•

if (1) Shockwave is not in breach of the Merger Agreement such that Parent has the right to terminate the Merger Agreement under its termination right relating to Shockwave’s failure to perform any covenant, agreement or obligation or the inaccuracy of its representations or warranties, (2) there has been a failure to perform any covenant, agreement or obligation in the Merger Agreement of Parent or Merger Sub or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement are inaccurate, in each case, such that failure to perform or inaccuracy would result in the failure to satisfy the closing conditions relating to their performance of any covenant, agreement or obligation and the accuracy of their representation and warranties and (3) such failure to perform or inaccuracy cannot be cured by the Termination Date or is not cured within 20 business days of the date Shockwave provides written notice to Parent of such failure to perform or inaccuracy; or

•

prior to the receipt of the required Shockwave stockholder approval, the Shockwave Board has determined to terminate the Merger Agreement in accordance and in compliance with its terms in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal, provided that Shockwave has paid the $448,000,000 termination fee concurrently with such termination.

•	by Parent:

•

if (1) Parent and Merger Sub are not in breach of the Merger Agreement such that Shockwave has the right to terminate the Merger Agreement under its termination right relating to Parent’s or Merger Sub’s failure to perform any covenant, agreement or obligation or the inaccuracy of their representations or warranties, (2) there has been a failure to perform any covenant, agreement or obligation in the Merger Agreement of Shockwave or any of the representations and warranties of Shockwave set forth in the Merger Agreement are inaccurate, in each case, such that the failure to perform or inaccuracy would result in the failure to satisfy the closing conditions relating to its performance of any covenant, agreement or obligation and the accuracy of its representation and warranties and (3) such failure to perform or inaccuracy cannot be cured by the Termination Date or is not cured within 20 business days of the date Parent provides written notice to Shockwave of such failure to perform or inaccuracy; or

•

if (1) a Shockwave Board Recommendation Change has occurred (as defined in the section of this proxy statement captioned “The Merger Agreement — The Shockwave Board Recommendation; Shockwave Board Recommendation Change”) or (2) following the receipt of an Acquisition Proposal that is publicly announced or otherwise publicly known, Shockwave fails to publicly reaffirm the Shockwave Board Recommendation (as defined in the section of this proxy statement captioned “The Merger Agreement — The Shockwave Board Recommendation; Shockwave Board Recommendation Change”) within ten business days after receipt of a written request by Parent to do so.

For more information, please see the section of this proxy statement captioned “The Merger Agreement —Termination of the Merger Agreement.”

Termination Fee (see page 96)

Shockwave will be required to pay to Parent a termination fee of $448,000,000 if the Merger Agreement is terminated under specified circumstances.

For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Termination Fee.”

Fees and Expenses (see page 97)

Except in specified circumstances, whether or not the Merger is completed, Shockwave, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Transactions.

For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Fees and Expenses.”

Effect on Shockwave if the Merger is Not Completed (see page 35)

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, Shockwave will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Shockwave will be required to pay Parent a termination fee of $448,000,000 upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger  —Effect on Shockwave if the Merger is Not Completed.”

The Company Stockholders’ Meeting (see page 25)

Date, Time and Place

A special meeting of stockholders of Shockwave (the “Company Stockholders’ Meeting”) will be held virtually via live webcast on [●], 2024, at [●], Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting via the Internet at [●], where you will also be able to vote by following the procedures set forth in this proxy statement. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in this proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting.

Record Date; Shares of our Common Stock Entitled to Vote

You are entitled to vote at the Company Stockholders’ Meeting if you owned shares of our common stock at the close of business on April 22, 2024 (the “Record Date”). You will have one vote at the Company Stockholders’ Meeting for each share of our common stock that you owned at the close of business on the Record Date.

Purpose

At the Company Stockholders’ Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Quorum

As of the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. The stockholders holding at least a majority of the total voting power of all outstanding shares of our common stock present at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereat will constitute a quorum at the Company Stockholders’ Meeting.

Votes Required

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, [●] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal.

The approval of the Compensation Proposal requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal.

The approval of the Adjournment Proposal, if necessary or appropriate, requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock, representing approximately [●]% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” for the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Company Stockholders’ Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. However, the proposals to be considered at the Company Stockholders’ Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	submitting a new proxy over the Internet up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 5403 Betsy Ross Drive Santa Clara, California 95054 up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

For more information, see the section of this proxy statement captioned “The Company Stockholders’ Meeting.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholders’ Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Company Stockholders’ Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On April 4, 2024, Shockwave entered into an agreement that, if adopted by Shockwave’s stockholders (and subject to other conditions contained therein), will result in Shockwave becoming a wholly owned subsidiary of Parent. The Shockwave Board is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of votes to adopt the Merger Agreement and a related proposal.

Q:	What am I being asked to vote on at the Company Stockholders’ Meeting?

A:	You are being asked to vote on the following proposals:

(1) To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Shockwave, and Shockwave will become a wholly owned subsidiary of Parent;

(2) To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger; and

(3) To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting.

Q:	When and where is the Company Stockholders’ Meeting?

A:

The Company Stockholders’ Meeting will take place on [●], 2024, at [●], Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at [●], where you will also be able to vote in accordance with the following procedures. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Company Stockholders’ Meeting website. If you are a stockholder of record, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to contact the broker, bank or other nominee that holds your shares of our common stock to obtain your control number in order to vote on the Company Stockholders’ Meeting website. Otherwise, you may participate as a “Guest,” but you may not vote at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee. If you are a stockholder of record, instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around [●], Pacific time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at [●].

Q:	What constitutes a quorum for the Company Stockholders’ Meeting?

A:

The stockholders holding at least a majority of the total voting power of all outstanding shares of our common stock present at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereat constitute a quorum. There must be a quorum for business to be conducted at the Company Stockholders’ Meeting. Failure of a quorum to be present at the Company Stockholders’ Meeting will necessitate an adjournment or postponement and will subject Shockwave to additional expense. As of the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

Q:	Who is entitled to vote at the Company Stockholders’ Meeting?

A:

Stockholders as of the close of business on April 22, 2024, which is the Record Date, are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Company Stockholders’ Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q:	What is the proposed Merger and what effects will it have on Shockwave?

A:

The proposed Merger is the acquisition of Shockwave by Parent. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Shockwave, with Shockwave continuing as the Surviving Corporation. As a result of the Merger, Shockwave will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded, and you will no longer have any interest in Shockwave’s future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive for my shares of common stock if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $335.00 per share in cash, without interest and subject to any required tax withholding, for each share of our common stock that you own, unless you have properly demanded and not subsequently withdrawn, failed to perfect, or lost your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $33,500.00 in cash (subject to any required tax withholding) in exchange for your shares of our common stock.

Q:	What will the holders of Company Options, Company RSU Awards and Company PSU Awards receive in the Merger?

A:

At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that is less than the Merger Consideration will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock subject to such Company Option and (2) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Company Option.

Any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that equals or exceeds the Merger Consideration will be canceled without consideration.

At the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock underlying such Company RSU Award and (2) the Merger Consideration.

At the Effective Time, each Company PSU Award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (1) the total number of shares of our common stock underlying such Company PSU Award (assuming attainment of the actual level of performance for any performance periods that have been completed as of the Effective Time, and the maximum level of performance for all other performance periods) and (2) the Merger Consideration.

Q:	How does the Merger Consideration compare to the market price of Shockwave common stock?

A:

The $335.00 per share Merger Consideration represents a premium of approximately 17% to the closing price of $287.23 per share of our common stock on March 25, 2024, the last trading day prior to media reports regarding a possible sale of Shockwave.

On [●], 2024, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[●] per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Q:	What do I need to do now?

A:

We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. If you are a stockholder of record, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Company Stockholders’ Meeting. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock.

Q:	What happens if I sell or otherwise transfer my shares of Shockwave common stock after the Record Date but before the Company Stockholders’ Meeting?

A:

The Record Date for the Company Stockholders’ Meeting is earlier than the date of the Company Stockholders’ Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Company Stockholders’ Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Shockwave in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Company Stockholders’ Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to exercise your voting rights as promptly as possible by following the procedures set forth herein.

Q:	How does the Shockwave Board recommend that I vote?

A:

The Shockwave Board, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Shockwave Board and Reasons for the Merger,” has (1) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (2) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that all of the Shockwave stockholders adopt the Merger Agreement and (4) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

The Shockwave Board recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock.

Instead, Shockwave will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Shockwave may be required to pay Parent a termination fee of $448,000,000, as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”

Q:	What vote is required to approve the Merger Proposal?

A:

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What vote is required to approve the Compensation Proposal?

A:

In accordance with the rules of the SEC, stockholders have the opportunity to cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers based upon or otherwise relating to the Merger, as described in the table provided in the section captioned “The Merger — Golden Parachute Compensation.” The vote to approve the Compensation Proposal is advisory and therefore will not be binding on us or Parent, nor will it overrule any prior decision or require the Shockwave Board (or any committee of the Shockwave Board) to take any action, regardless of whether the Merger is completed. The compensation that may be paid in connection with the Merger is contractual with respect to our named executive officers. Accordingly, if our stockholders adopt the Merger Agreement and the Merger is completed, the compensation based on or otherwise relating to the Merger will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of whether our stockholders approve the Compensation Proposal.

Approval of the Compensation Proposal requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Compensation Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal.

Q:	What vote is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal, if necessary or appropriate, requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal.

Q:	What is the difference between holding shares of Shockwave common stock as a stockholder of record and as a beneficial owner?

A:

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Shockwave.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Company Stockholders’ Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card up until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote during the Company Stockholders’ Meeting or over the Internet or by mail.

•

You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote during the Company Stockholders’ Meeting or over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•

You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee, by completing and returning the voting instruction form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

•

if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee; provided, that in order to vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.

Q:	If my broker holds my shares of Shockwave common stock in “street name,” will my broker vote my shares of Shockwave common stock for me?

A:

No. Your bank, broker or other nominee is only permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Company Stockholders’ Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting, by:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone up until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	submitting a new proxy over the Internet up until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 5403 Betsy Ross Drive Santa Clara, California 95054 up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you are a beneficial owner and hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. Your attendance at the Company Stockholders’ Meeting alone will not revoke your proxy.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Company Stockholders’ Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” The Shockwave Board has designated Doug Godshall, our President, Chief Executive Officer, and Director and Renee Gaeta, our Chief Financial Officer, and each or any of them, with full power of substitution, as the proxy holders for the Company Stockholders’ Meeting.

Q:	If a stockholder gives a proxy, how are the shares of Shockwave common stock voted?

A:

Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholders’ Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction form that you receive, in order to vote all of our shares of common stock that you own.

Q:	Where can I find the voting results of the Company Stockholders’ Meeting?

A:

If available, Shockwave may announce preliminary voting results at the conclusion of the Company Stockholders’ Meeting. Shockwave intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Company Stockholders’ Meeting. All reports that Shockwave files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Shockwave common stock for cash pursuant to the Merger?

A:

The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. For a Shockwave stockholder that is a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger — U.S. Holders”), such receipt of cash generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”). For a Shockwave stockholder that is a Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger — Non-U.S. Holders”), such receipt of cash generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections to the United States, as further described under “The Merger — U.S. Federal Income Tax Considerations of the Merger — Non-U.S. Holders.”

Q:	What will happen to Shockwave’s Employee Share Purchase Plan (the “ESPP”) in connection with the Merger?

A:

No individual who was not a participant in the ESPP as of April 4, 2024 may enroll in the ESPP with respect to the offer period in effect as of such date (the “Existing Offer Period”), and no participant in the ESPP may increase the amount of his or her payroll deductions with respect to the Existing Offer Period. The Existing Offer Period will not be extended and no new offering period will commence. If the purchase date for the Existing Offer Period would otherwise occur on or after the Effective Time, then the Existing Offer Period will be shortened and the applicable purchase date will occur no later than five business days prior to the Effective Time as if such date were the last day of the Existing Offer Period. Each share of our common stock purchased under the ESPP prior to the Effective Time will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration (less applicable tax withholding) in the same manner as other shares of our common stock. The ESPP will terminate as of the Effective Time.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by mid-year 2024. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Why am I being asked to consider and vote on the named executive officer Merger-related compensation proposal?

A:

SEC rules require us to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to our named executive officers in connection with the Merger. Approval of the named executive officer Merger-related compensation proposal is not required to complete the Merger.

Q:	Do any of Shockwave’s directors or officers have interests in the Merger that may differ from those of Shockwave stockholders generally?

A:

Yes. In considering the recommendation of the Shockwave Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that Shockwave’s stockholders approve the Merger Proposal, the Shockwave Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Shockwave’s Directors and Executive Officers in the Merger.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We have retained Alliance Advisors, LLC, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $17,500, plus expenses. The expense of soliciting proxies will be borne by Shockwave. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What is householding and how does it affect me?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at 5403 Betsy Ross Drive, Santa Clara, CA 95054 Attn: Investor Relations. You may also orally submit your request by calling (510) 279-4262.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Banks, Brokerage Firms and Stockholders, please call toll free: (855) 928-4486

Email: swav@allianceadvisors.com

FORWARD-LOOKING STATEMENTS

This proxy statement includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the proposed Transactions. Forward-looking statements may be identified by the words “intend,” “plan,” “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “believe,” “will” and similar expressions, are based on Shockwave’s current expectations, and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results and outcomes to differ include, but are not limited to, the following risks and uncertainties relating to the proposed Transactions: the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; uncertainties as to the satisfaction of closing conditions under the Merger Agreement on a timely basis or at all, including the ability to obtain required regulatory and stockholder approvals; uncertainties as to the timing of the Transactions; the possibility that competing offers will be made; litigation relating to the Transactions; the impact of the Merger on Shockwave’s business operations; incurrence of unexpected costs and expenses in connection with the Transactions; financial or other setbacks if the Merger encounters unanticipated problems; and the risks that the proposed Transactions diverts management’s attention from Shockwave’s ongoing business operations.

Other important factors that could cause actual results and outcomes to differ materially from those expressed or implied include, but are not limited to, risks related to: the impact of global business, political, and macroeconomic conditions, including inflation, rising interest rates, uncertainty with respect to the federal budget and the related potential for government shutdowns, instability in the global banking system, volatile market conditions, supply chain disruptions, cybersecurity events and global events, including regional conflicts around the world, on Shockwave’s operations, financial results, liquidity, capital resources, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; Shockwave’s ability to successfully execute its business and growth strategies; Shockwave’s ability to develop, manufacture, obtain and maintain regulatory approvals for, and market and sell, its products; Shockwave’s expected future growth, including the size and growth potential of the markets for its products; Shockwave’s ability to obtain coverage and reimbursement for procedures performed using its products; Shockwave’s ability to scale its organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; Shockwave’s ability to develop and maintain our corporate infrastructure, including its internal controls; Shockwave’s financial performance and capital requirements; the success of any acquisitions that Shockwave makes; and Shockwave’s ability to obtain and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing the intellectual property rights of others; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Shockwave’s Annual Report on Form 10-K filed with the SEC on February 26, 2024, and elsewhere in Shockwave’s reports filed with the SEC. Forward-looking statements contained in this communication are made as of this date, and Shockwave undertakes no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

THE COMPANY STOCKHOLDERS’ MEETING

The enclosed proxy is solicited on behalf of the Shockwave Board for use at the Company Stockholders’ Meeting.

Date, Time and Place

We will hold the Company Stockholders’ Meeting on [●], 2024, at [●], Pacific time (unless the Company Stockholders’ Meeting is adjourned or postponed). You can virtually attend, and vote in the Company Stockholders’ Meeting by accessing a virtual live website using the Internet at [●]. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. If you are a stockholder of record, instructions on how to attend and participate online are provided on the proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to contact the broker, bank or other nominee that holds your shares of our common stock to obtain your control number in order to vote on the Company Stockholders’ Meeting website. Otherwise, you may participate as a “Guest,” but you may not vote at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee. We expect check-in to be available starting around [●], Pacific time, on the day of the Company Stockholders’ Meeting, [●], and you should allow ample time for online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at [●].

Purpose of the Company Stockholders’ Meeting

At the Company Stockholders’ Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting. As of the Record Date, there were [●] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record ten days prior to the Company Stockholders’ Meeting at our principal business offices at 5403 Betsy Ross Drive, Santa Clara, CA 95054.

The stockholders holding at least a majority of the total voting power of all outstanding shares of our common stock present at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereat will constitute a quorum at the Company Stockholders’ Meeting. In the event that a quorum is not present at the Company Stockholders’ Meeting, it is expected that the meeting will be adjourned to solicit additional votes.

Votes Required; Abstentions and Broker Non-Votes

Each Shockwave stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Company Stockholders’ Meeting. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, [●] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.

The approval of the Compensation Proposal requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal (assuming a quorum is present). Abstentions will also have no effect on the Compensation Proposal (assuming a quorum is present).

The approval of the Adjournment Proposal, if necessary or appropriate, requires that the affirmative vote of a majority of the total votes cast at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereon are voted “FOR” the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal (assuming a quorum is present). Abstentions will also have no effect on the Adjournment Proposal (assuming a quorum is present).

If you are a stockholder of record and you fail to: (1) return your signed proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).

If you hold shares of our common stock in “street name,” the failure to instruct your broker on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal. Shockwave does not expect any broker non-votes at the Company Stockholders’ Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Company Stockholders’ Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our common stock at the Company Stockholders’ Meeting without receiving instructions.

Shares of our Common Stock Held by Shockwave’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock, representing approximately [●]% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet up until 11:59 p.m., Eastern Time, on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card up until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote during the Company Stockholders’ Meeting or over the Internet or by mail.

•

You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote during the Company Stockholders’ Meeting or over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•

You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.

Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

•

if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee; provided, that in order to vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting instruction form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholders’ Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock in advance of the meeting. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	submitting a new proxy over the Internet up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 5403 Betsy Ross Drive Santa Clara, California 95054 up until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you have submitted a proxy, your appearance at the Company Stockholders’ Meeting virtually, in the absence of voting online during the Company Stockholders’ Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you are a beneficial owner and hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Company Stockholders’ Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholders’ Meeting as adjourned, postponed or delayed.

Shockwave Board Recommendation

The Shockwave Board, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Shockwave Board and Reasons for the Merger,” has (1) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (2) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that all of the Shockwave stockholders adopt the Merger Agreement and (4) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

The Shockwave Board recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Shockwave. We have retained Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $17,500, plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated by mid-year 2024.

Appraisal Rights

If the Merger is completed and you comply fully with the requirements of Section 262 of the DGCL (“Section 262”), you will be entitled to have your shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

You should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the adoption of the Merger Agreement;

•	the stockholder must deliver to Shockwave a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;

•

the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

A beneficial owner (as defined in Section 262 of the DGCL) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262 of the DGCL.

Your failure to strictly comply with the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Other Matters

At this time, we know of no other matters to be voted on at the Company Stockholders’ Meeting. If any other matters properly come before the Company Stockholders’ Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2024

The proxy statement is available at https://ir.shockwavemedical.com/financial-information/sec-filings.

Householding of Company Stockholders’ Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at 5403 Betsy Ross Drive Santa Clara, California 95054 Attn: Investor Relations. You may also orally submit your request by calling (510) 279-4262.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Questions and Additional Information

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Banks, Brokerage Firms and Stockholders, please call toll free: (855) 928-4486

Email: swav@allianceadvisors.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Shockwave, and Shockwave will become a wholly owned subsidiary of Parent.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote in favor of this Merger Proposal by the holders of a majority of the total outstanding shares of our common stock as of the Record Date. If you abstain from voting, fail to cast your vote (online during the Company Stockholders’ Meeting or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Shockwave Board recommends that you vote “FOR” this proposal.

PROPOSAL 2: COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER

In accordance with Section 14A of the Exchange Act, we are asking you to approve a proposal to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section captioned “The Merger — Quantification of Potential Payments and Benefits to our Named Executive Officers” and the accompanying footnotes and related narrative disclosure. As required by those rules, we are asking our stockholders to adopt the following resolution:

RESOLVED, that the stockholders of Shockwave hereby APPROVE, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Shockwave’s named executive officers in connection with the Merger, in each case pursuant to Item 402(t) of Regulation S-K, described in the table in the section captioned “The Merger — Quantification of Potential Payments and Benefits to our Named Executive Officers” and the accompanying footnotes and related narrative discussion.

Effect of Advisory Vote

The vote on this proposal is a vote separate from the votes on the proposal to adopt the Merger Agreement and the proposal to approve adjournment of the virtual special meeting. Accordingly, you may vote to approve either of the other proposals and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.

Because the vote on this proposal is only advisory in nature, it will not be binding on either Shockwave or Parent, regardless of whether the proposed Merger is completed. Accordingly, since the compensation described herein is contractual with respect to our named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.

The Shockwave Board recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING

We are asking you to approve a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Company Stockholders’ Meeting and any adjourned session of the Company Stockholders’ Meeting and use the additional time to solicit additional votes, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Company Stockholders’ Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we could seek to adjourn the Company Stockholders’ Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Company Stockholders’ Meeting.

We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by a majority of the outstanding shares of our common stock as of the Record Date.

The Shockwave Board recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, which is incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, California 95054

(510) 279-4262

Shockwave is a medical device company focused on developing and commercializing novel technologies that transform the care of patients with cardiovascular disease. Shockwave aims to establish a new standard of care for the treatment of calcified cardiovascular disease (“atherosclerosis”) through its differentiated and proprietary local delivery of sonic pressure waves, which is referred to as intravascular lithotripsy (“IVL”). Shockwave’s IVL system (our “IVL System”), which leverages Shockwave’s IVL technology (our “IVL Technology”), is a minimally invasive, easy-to-use, and safe way to improve outcomes for patients with calcified cardiovascular disease. Additionally, Shockwave aims to transform the standard of care for patients suffering from refractory angina with our coronary sinus reducer (the “Reducer”) technology, an innovative technology that creates a permanent, controlled narrowing of the coronary sinus.

Shockwave’s principal executive offices are located at 5403 Betsy Ross Drive Santa Clara, California 95054, and its telephone number is (510) 279-4262. Shockwave maintains a website at www.shockwavemedical.com. Information included on or accessible through Shockwave’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.

Shockwave’s common stock is listed on Nasdaq under the symbol “SWAV.”

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(732) 524-0400

Parent is a holding company, with operating companies conducting business in virtually all countries of the world. Parent’s primary focus is products related to human health and well-being. Parent and its subsidiaries have approximately 134,400 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field.

Parent’s principal executive offices are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and its telephone number is (732) 524-0400. Parent maintains a website at www.jnj.com. Information included on or accessible through Parent’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.

Parent’s common stock, par value $1.00, is listed on the New York Stock Exchange under the symbol “JNJ.”

Sweep Merger Sub, Inc.

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(732) 524-0400

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into a merger agreement and consummating the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the transactions contemplated by the Merger Agreement. Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will cease to exist.

Merger Sub’s principal executive offices are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and its telephone number is (732) 524-0400.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Shockwave, and Shockwave will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and Shockwave will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.

Effect on Shockwave if the Merger is Not Completed

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Shockwave will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Shockwave operates and risks related to adverse economic conditions.

Upon termination of the Merger Agreement under specified circumstances, Shockwave will be required to pay Parent a termination fee of $448,000,000. For more information please see the section of this proxy statement captioned “The Merger Agreement — Termination Fee.”

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Shockwave Board will continue to evaluate and review Shockwave’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Shockwave Board will be offered or that Shockwave’s business, prospects or results of operation will not be adversely impacted.

Merger Consideration

At the Effective Time, each outstanding share of our common stock (other than the Excluded Shares and the Dissenting Shares) will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly demand, and do not subsequently withdraw, fail to perfect, or lose, their appraisal rights will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “— Appraisal Rights”).

Background of the Merger

The following is a summary of events, meetings and discussions that are relevant to the decision of the Shockwave Board to approve the Merger Agreement and recommend that Shockwave stockholders adopt the Merger Agreement.

From time to time, Shockwave’s executives speak with executives of other medical technology companies regarding their respective businesses and industry developments. These conversations included a discussion with Parent in January 2023 regarding potential strategic relationships between Shockwave and Parent, during which discussions Parent did not make a proposal to Shockwave with respect to any transaction. In addition, in February 2023, at an industry conference, Douglas Godshall, Shockwave’s President and Chief Executive Officer, spoke with executives of a medical technology company (“Company A”) about the strategic landscape in their industry, during which discussions such Company A executives expressed views about Company A’s near-term capital deployment priorities. Mr. Godshall interpreted this discussion to mean Company A would not prioritize pursuing large-scale acquisitions in the near-term.

On March 27, 2023, the Chairman and Chief Executive Officer of another medical technology company (“Company B”) met with Mr. Godshall and stated Company B’s interest in acquiring Shockwave, proposed an acquisition price of $260 per share to be paid in a mix of cash and Company B stock, and stated that a written indication of interest would be forthcoming.

Later on March 27, 2023, Company B delivered a written non-binding indication of interest proposing an acquisition of Shockwave at a value of $260 per share, to be paid half in cash and half in Company B common stock based on a fixed exchange ratio over a specified measurement period. The letter stated that Company B’s proposal would not be subject to any financing contingency.

Over the next few days, Mr. Godshall informed each member of the Shockwave Board of Company B’s proposal and scheduled a Shockwave Board meeting to be held on April 1, 2023.

On April 1, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of Perella Weinberg Partners LP (“PWP”), Shockwave’s financial advisor, and Fenwick & West LLP (“Fenwick”), Shockwave’s outside counsel, in attendance. Mr. Godshall reviewed with the Shockwave Board his discussions with representatives of Company B, as well as the prior conversations he had had with representatives of Parent and Company A. A representative of Fenwick reviewed with the Shockwave Board their fiduciary duties in considering a strategic business combination transaction. At the request of the Shockwave Board, representatives of PWP provided a preliminary financial analysis of Company B’s proposal. Following discussion, the Shockwave Board determined and directed Mr. Godshall to inform Company B that its $260 per share proposal was not sufficient for the Shockwave Board to transact but that Shockwave would be willing to provide a management presentation to Company B to provide additional information to inform whether Company B would be willing to increase its proposal. The Shockwave Board also directed Fenwick to speak with Company B’s regulatory counsel regarding the potential issues that could arise in the regulatory review of a business combination of Shockwave and Company B.

On April 2, 2023, Mr. Godshall spoke with Company B’s Chairman and Chief Executive Officer, and informed him the Shockwave Board had determined that its $260 per share proposal was not sufficient for the Shockwave Board to transact but that Shockwave would be willing to provide a management presentation to Company B to provide additional information to inform whether Company B would be willing to increase its proposal as well as to request that the companies’ respective regulatory counsel meet to discuss the potential issues that could arise in the regulatory review of a business combination of Shockwave and Company B.

On April 3, 2023, Shockwave and Company B executed a mutual non-disclosure agreement that included a customary standstill provision applicable to Company B, which standstill would not prevent Company B from making a private communication to the Shockwave Board and would terminate upon Shockwave’s entry into a definitive acquisition agreement and certain other events.

On April 4, 2023, Mr. Godshall, Isaac Zacharias, Shockwave’s President and Chief Commercial Officer, and Dan Puckett, Shockwave’s former Chief Financial Officer, provided a management presentation to executives of Company B.

Also on April 4, 2023, Hajime Tada, Shockwave’s General Counsel, and regulatory counsel from Fenwick met with a Senior Corporate Counsel of Company B and its outside regulatory counsel to discuss potential issues that could arise in the regulatory review of a business combination of Shockwave and Company B.

On April 5, 2023, Company B delivered a written non-binding indication of interest proposing an acquisition of Shockwave at a value of $270 per share, to be paid half in cash and half in Company B common stock based on a fixed exchange ratio over a specified measurement period. The letter stated that Company B’s proposal would not be subject to any financing contingency.

On April 6, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance. At the request of the Shockwave Board, representatives of PWP provided a preliminary financial analysis of Company B’s $270 per share proposal. A representative of Fenwick discussed the potential regulatory review of a potential transaction with Company B. Following discussion, the Shockwave Board determined and directed Mr. Godshall to inform Company B that its $270 per share proposal was not sufficient for the Shockwave Board to transact, and that Company B would need to clarify the contractual commitments it would be willing to make regarding achieving regulatory clearance of the transaction as well as provide a significant reverse termination fee to be paid to Shockwave in the event the transaction was not consummated due to the failure to achieve required regulatory clearances. The Shockwave Board also determined that, if Company B’s response was favorable, Shockwave should contact Parent to inform it that Shockwave had received an acquisition proposal that it was seriously considering. The Shockwave Board also discussed with Shockwave management and representatives of PWP whether to similarly inform Company A, taking into account Company A’s need to obtain new outside financing in order to make a proposal competitive with Company B’s proposal and the resulting increased risk of a leak regarding a potential acquisition involving Shockwave which could disrupt a transaction with Company B. The Shockwave Board also discussed with Shockwave management and representatives of PWP the comments made by Company A executives to Mr. Godshall regarding Company A’s near-term capital deployment priorities, based on which the Shockwave Board determined that it would be unlikely that Company A would make an actionable acquisition proposal. Based on these considerations, the Shockwave Board determined not to contact Company A regarding its potential interest in an acquisition of Shockwave. Also on April 6, 2023, PWP provided to Shockwave PWP’s relationship disclosure letter, which was subsequently shared with the Shockwave Board.

Following the Shockwave Board meeting on April 6, 2023, Mr. Godshall called Company B’s Chairman and Chief Executive Officer and relayed the Shockwave Board’s direction that Company B’s $270 per share proposal was not sufficient for the Shockwave Board to transact and that Company B would need to clarify the commitments it was willing to make regarding achieving regulatory clearance of the transaction as well as provide a significant reverse termination fee in the event the transaction were not consummated due to the failure to achieve required regulatory clearances. Company B’s Chairman and Chief Executive Officer responded to Mr. Godshall that Company B would be willing to increase its proposal to $275 per share but would require that Shockwave agree to a period of exclusivity. Mr. Godshall stated that Shockwave would not enter into exclusivity on that basis.

On April 7, 2023, a senior business development executive of Company B spoke with Mr. Godshall and proposed an acquisition of Shockwave at a value of $275 per share, to be paid half in cash and half in Company B common stock based on a fixed exchange ratio over a specified measurement period. They also discussed the timeline and issues related to achieving required regulatory clearances for the transaction.

Later on April 7, 2023, a representative of Company B’s financial advisor called a representative of PWP to propose what it identified as Company B’s “best and final” proposal, providing for $275 per share, to be paid half in cash and half in Company B common stock, a $500 million reverse termination fee (representing approximately 4.7% of transaction equity value) to be paid to Shockwave in the event the transaction was not consummated due to the failure to achieve required regulatory clearances, and a $350 million termination fee (representing approximately 3.3% of transaction equity value) payable to Company B in the event the transaction was terminated by Shockwave in order to accept an unsolicited superior proposal and upon certain other customary triggering events.

Later on April 7, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance. At the Shockwave Board’s request, a representative of PWP provided a preliminary financial analysis of Company B’s $275 per share proposal. A representative of Fenwick discussed the potential regulatory timeline and risks presented by a potential transaction with Company B. Following discussion, the Shockwave Board determined Company B was not likely to further increase its total price proposal but that, because Company B common stock was an attractive form of consideration, Shockwave should request that the price be paid half in cash and half in Company B common stock. The Shockwave Board further determined that, in light of the regulatory risk associated with a transaction with Company B, Shockwave’s response should be focused on increasing the reverse termination fee over the period of the transaction’s pendency in order to motivate Company B to agree to take actions requested by regulatory authorities earlier in the review process. The Shockwave Board also determined that a $350 million termination fee (representing approximately 3.3% of transaction equity value) would not be preclusive of receiving a topping bid following announcement of a transaction and to accept such amount in order to focus the negotiation on the size of the reverse termination fee. The Shockwave Board directed Mr. Godshall to communicate the Shockwave Board’s positions to Company B. The Shockwave Board also determined that PWP, on behalf of Shockwave, should contact Parent to inform it that Shockwave had received an acquisition proposal that it was seriously considering. Also at this meeting, the Shockwave Board formally approved engaging PWP as Shockwave’s financial advisor with respect to a potential change in control transaction and the terms of its engagement. The Shockwave Board selected PWP due to its reputation and experience in the medical technology sector, its expertise and qualifications in transactions of this nature, and its deep familiarity with Shockwave.

Following the Shockwave Board meeting on April 7, 2023, Mr. Godshall had a series of discussions with executives of Company B, in which the parties ultimately aligned on a transaction providing for $275 per share, one half of which would be payable in cash and the remainder to be paid in shares of Company B’s common stock, with the exchange ratio for such Company B common stock to be fixed based on its trading price preceding the announcement of Company B’s first quarter financial results, a $350 million termination fee (approximately 3.3% of transaction equity value) and a reverse termination fee at an initial value of $500 million (approximately 4.7% of transaction equity value), that would increase to $700 million (approximately 6.0% of transaction equity value) if Company B extended the termination date of the merger agreement beyond 13 months.

Also on April 7, 2023, at the direction of the Shockwave Board, a representative of PWP contacted Ashley McEvoy, the former Executive Vice President, Worldwide Chairman, MedTech, of Parent, to inform Parent that Shockwave had received an acquisition proposal that it was seriously considering, and Ms. McEvoy stated that Parent would consider whether it would be interested in exploring a transaction with Shockwave.

On April 8, 2023, at the direction of the Shockwave Board, the representative of PWP spoke with Ms. McEvoy regarding Parent’s review process regarding a potential transaction and sent her a draft mutual non-disclosure agreement containing a customary standstill provision applicable to Parent, which standstill would terminate upon Shockwave’s entry into a definitive acquisition agreement and certain other events.

On April 9, 2023, Fenwick sent to Company B’s outside legal counsel a proposed “clean team” confidentiality agreement to govern the treatment of competitively-sensitive due diligence information. The parties negotiated the terms of this agreement and executed it on April 10, 2024.

On April 10, 2023, Shockwave provided access to Company B and its advisors to an electronic data room containing Shockwave due diligence information. From April 12, 2023 through April 14, 2023, each of Company B and Shockwave and their respective advisors engaged in a series of due diligence and “reverse” due diligence discussions regarding aspects of each other’s businesses.

On April 11, 2023, the Centers for Medicare & Medicaid Services, referred to as CMS, issued a proposed rule to update Medicare fee-for-service payment rates and policies for inpatient hospitals and long-term care hospitals for fiscal year 2024 that provided new coverage codes specifically for Shockwave’s IVL products and payment levels that would be meaningfully higher than the pre-existing codes. These changes were not expected by Shockwave and were understood to likely provide a positive driver for sales of Shockwave’s products. Following the release of this news, the price of Shockwave’s common stock increased approximately 10%.

On April 12, 2023, Company B’s outside legal counsel sent Fenwick a draft merger agreement.

Also on April 12, 2023, Mr. Godshall spoke with the Chairman and Chief Executive Officer of Company B and informed him that due to the recent increase in the price of Shockwave’s common stock due to the favorable CMS reimbursement rule, he expected that the Shockwave Board would require a higher acquisition price than $275 per share.

On April 13, 2023, at the direction of the Shockwave Board, a representative of PWP spoke with Ms. McEvoy, who said Parent was continuing to evaluate Shockwave. The representative of PWP noted that the Shockwave Board had an upcoming meeting and that it would be helpful for the Shockwave Board to know if Parent intended to make an acquisition proposal to Shockwave.

On April 15, 2023, at the direction of the Shockwave Board, a representative of PWP followed up with Ms. McEvoy, who noted that Parent was still in the process of evaluating Shockwave.

On April 15, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance, at which the Shockwave Board discussed the status of due diligence and reverse due diligence activities with respect to Company B, the regulatory risk analysis of a transaction with Company B, and its view that the acquisition value in any acquisition transaction should reflect the higher intrinsic value of Shockwave resulting from the favorable reimbursement decision and its impact on the price of Shockwave’s common stock (the closing trading price of which was $259.84 per share as of April 14, 2023). The Shockwave Board also discussed the status of discussions with Parent. Following discussion, the Shockwave Board determined to have PWP request from Parent a specific acquisition proposal and directed Mr. Godshall to inform Company B that it would need to increase its proposed acquisition price above $275 per share and provide additional information to help inform the Shockwave Board’s assessment of the regulatory risk in the potential transaction.

Following the Shockwave Board meeting on April 15, 2023, Mr. Godshall spoke with the Chairman and Chief Executive Officer of Company B and informed him that Company B would need to increase its proposed acquisition price above $275 per share and provide additional information to help inform the Shockwave Board’s assessment of the regulatory risk in the potential transaction.

On April 16, 2023, Fenwick sent to Company’s B’s outside legal counsel a revised merger agreement, which among other things, included enhanced commitments by Company B with respect to obtaining regulatory clearance of the potential transaction.

Also on April 16, 2023, at the direction of the Shockwave Board, a representative of PWP spoke with Ms. McEvoy and communicated the Shockwave Board’s request that, as Shockwave was nearing a decision of whether to proceed with a transaction with another party, if Parent wished to make an acquisition proposal, it was requested do so by April 19, 2023, and also offered to provide Parent with a confidential management presentation (subject to Parent signing the non-disclosure agreement that had been previously provided by Shockwave) in order to help inform Parent’s view of the value of Shockwave.

On April 17, 2023, the Chairman and Chief Executive Officer of Company B called Mr. Godshall to state that Company B would not increase its proposed acquisition price above $275 per share. On the same a day, a representative of Company B’s financial advisor contacted PWP to provide the same message.

On April 18, 2023, at the direction of the Shockwave Board, a representative of PWP spoke with Ms. McEvoy, who conveyed to him that Parent was continuing to evaluate a potential transaction with Shockwave and that she would update him once a decision was made.

On April 18, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance, at which Mr. Godshall updated the Shockwave Board on his discussion with the Chairman and Chief Executive Officer of Company B and the representative of PWP updated the Shockwave Board on his discussion with Ms. McEvoy. A representative of Fenwick reviewed with the Shockwave Board an updated regulatory risk analysis of a transaction with Company B as well as the currently open issues in the draft merger agreement. The Shockwave Board further discussed the relative merits and risks of an acquisition by Company B, a potential acquisition by Parent, and remaining independent as a standalone public company.

Later on April 18, 2023, Company B’s outside legal counsel sent to Fenwick a revised merger agreement.

On April 20, 2023, Parent informed Shockwave that due to other strategic priorities at Parent, Parent would not make an acquisition proposal to Shockwave in the current timeframe.

Also on April 20, 2023, representatives of Fenwick and Company B’s outside legal counsel negotiated unresolved points in the draft merger agreement. Later on April 20, 2023, Fenwick sent Company B’s outside legal counsel a revised merger agreement.

On April 21, 2023, a media report stated that Shockwave was in acquisition discussions. That day, the price of Shockwave’s common stock closed at $286.46 per share. Later that day, Mr. Godshall and the Chairman and Chief Executive Officer of Company B spoke, and he informed Mr. Godshall that notwithstanding the then-current price of Shockwave’s common stock, Company B would increase its offer to, but would not pay more than, $278 per share in combined cash and stock consideration.

Also on April 21, 2023, a senior business development executive of Company A contacted Mr. Godshall and a representative of PWP to state that Company A would be interested in pursuing a potential acquisition of Shockwave, that it would pay all-cash consideration, and that it was prepared to move forward quickly.

Also on April 21, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance, at which the Shockwave Board discussed that Parent would not be making an acquisition proposal, the April 21, 2023 media report and its effect on the price of Shockwave’s common stock, the statement by the Company B Chairman and Chief Executive Officer that Company B would not transact at a price above $278, and the expressed interest of Company A in a potential acquisition of Shockwave. The Shockwave Board received a presentation from PWP including an updated preliminary financial analysis utilizing Shockwave’s financial projections that were updated by Shockwave management to reflect the increased reimbursement coverage as a result of the CMS rule, which the Shockwave Board approved for use by PWP in its financial analysis. Representatives of Fenwick reviewed with the Shockwave Board further analysis of the regulatory risk presented by a transaction with Company B as well as a preliminary assessment of the regulatory risk presented by a transaction with Company A. Following discussion, the Shockwave Board directed Mr. Godshall to respond to Company B that Shockwave’s valuation in a transaction needed to reflect the increased intrinsic value of Shockwave’s business (without regard to the separate effect of the media report) and that Shockwave would not transact at $278 per share if that was the highest price Company B was willing to pay. The Shockwave Board also instructed Shockwave’s management and PWP to engage with Company A, provide it with a confidential business update and access to diligence materials, and request from it a specific acquisition proposal.

Also on April 21, 2023, Shockwave and Company A executed a mutual non-disclosure agreement that included a customary standstill provision applicable to Company A, which standstill would not prevent Company A from making a private communication to the Shockwave Board and would terminate upon Shockwave’s entry into a definitive acquisition agreement and certain other events. Also on April 21, 2023, Shockwave management provided Company A personnel with a confidential business update, and Company A and its advisors were granted access to an electronic data room containing due diligence information on Shockwave.

On April 22, 2023, at the direction of the Shockwave Board, Mr. Godshall and a representative of PWP spoke with a senior business development executive of Company A, who expressed Company A’s strong interest in acquiring Shockwave and that it was conducting its due diligence to support making a proposal in the near term. The Company A executive requested that Mr. Godshall meet with Company A’s Chairman and Chief Executive Officer.

Also on April 22, 2023, Fenwick sent Company A’s outside legal counsel a draft “clean team” confidentiality agreement to govern the treatment of competitively-sensitive due diligence information.

On April 23, 2023, at the direction of the Shockwave Board, Mr. Godshall and a representative of PWP met with Company A’s Chairman and Chief Executive Officer and a Company A senior corporate development executive and discussed Shockwave’s business. During this meeting, the Company A executives stated Company A’s strong interest in pursuing an acquisition of Shockwave.

Later on April 23, 2023, Mr. Godshall and the Chairman and Chief Executive Officer of Company B spoke and agreed that Shockwave and Company B would suspend discussions regarding a potential acquisition.

On April 24, 2023, Shockwave and Company A finalized and executed the clean team confidentiality agreement.

From April 23, 2023 through April 25, 2023, personnel from Shockwave and Company A held a series of due diligence sessions regarding various aspects of Shockwave’s business.

On April 26, 2023, Ms. McEvoy called Mr. Godshall to express that Parent could have interest in a potential transaction with Shockwave in the future, but reiterated that, due to other strategic priorities at Parent, it would not make an acquisition proposal at such time.

On April 26, 2023, the senior corporate development executive of Company A spoke with both Mr. Godshall and the representative of PWP to update them on Company A’s internal transaction review process and that Company A expected to be in a position to potentially provide a firm proposal by April 29, 2023.

On April 29, 2023, the Shockwave Board held a meeting, with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick in attendance, at which Mr. Godshall updated the Shockwave Board that discussions with Company B had been discontinued as there appeared to be no means to bridge the parties’ respective positions on acquisition value and that Parent would not be in position to transact in the near term. The Shockwave Board then reviewed with Shockwave management and PWP the status of the extensive due diligence completed by Company A and that an acquisition proposal was expected to be made by Company A in the near term. Representatives of Fenwick reviewed with the Shockwave Board a regulatory risk analysis and timeline of a potential transaction with Company A. The Shockwave Board then discussed the tactics of negotiating an acquisition proposal from Company A should one be made.

On April 30, 2023, the senior corporate development executive of Company A informed Mr. Godshall that Company A had determined not to make an acquisition proposal at such time.

On May 2, 2023, Mr. Godshall and the Chairman and Chief Executive Officer of Company B spoke and confirmed with each other that the gap regarding the price at which the companies would transact would not be resolved and the parties should discontinue discussions regarding an acquisition.

On May 3, 2023, Shockwave terminated data room access for each of Company A and Company B.

The following year, on March 5, 2024, Jennifer Kozak, Parent’s Vice President, New Business Development, MedTech, contacted Mr. Godshall to schedule a meeting between him and Joaquin Duato, the Chairman and Chief Executive Officer of Parent.

Later on March 5, 2024, Mr. Godshall informed Ray Larkin, the Chair of the Shockwave Board, of Parent’s outreach and his planned meeting with Mr. Duato.

On March 6, 2024, Ms. Kozak and Mr. Godshall spoke regarding the planned meeting between Mr. Godshall and Mr. Duato.

On March 8, 2024, Mr. Duato and Mr. Godshall met in New Brunswick, New Jersey. During their meeting, Mr. Duato expressed Parent’s interest in an acquisition of Shockwave and that Parent would be providing a specific proposal in the coming days.

Following his meeting with Mr. Duato on March 8, 2024, Mr. Godshall called Mr. Larkin to inform him of Parent’s interest in an acquisition of Shockwave.

On March 14, 2024, Mr. Duato called Mr. Godshall to propose an acquisition of Shockwave for $320 per share in cash. Following this call, Parent delivered a written non-binding indication of interest for an all-cash acquisition at $320 per share. The proposal indicated that the transaction would be financed with Parent’s cash on hand and from readily accessible funding sources and that closing would not be subject to any financing contingency. The proposal also stated that it was Parent’s expectation that the process of completing its due diligence review and negotiating a definitive agreement could be completed within four weeks and should be conducted on a “bi-lateral basis.”

On March 16, 2024, the Shockwave Board met, with members of Shockwave’s senior management present, as well as, at the invitation of the Shockwave Board, representatives of PWP and Fenwick. A representative of Fenwick reviewed the Shockwave Board’s fiduciary duties in the context of considering a potential strategic acquisition transaction. Members of Shockwave management reviewed with the Shockwave Board an updated long-range financial plan, which following discussion, the Shockwave Board approved for use in the strategic process and by PWP for purposes of its preliminary financial analysis of Shockwave, as more fully described in the section entitled “— Certain Financial Projections.” At the request of the Shockwave Board, representatives of PWP reviewed with the Shockwave Board a preliminary financial analysis of Shockwave and Parent’s proposal, Parent’s bidding tactics in its prior acquisitions, and other companies (including Company A and Company B) that could have the strategic interest to make an acquisition proposal to Shockwave and their financial ability to provide offers competitive with Parent’s proposal. A representative of Fenwick provided the Shockwave Board with a preliminary analysis of the regulatory landscape presented by an acquisition of Shockwave by Parent. The Shockwave Board discussed Parent’s proposal, and determined that Shockwave’s value was more likely to be optimized by seeking to improve Parent’s offer and using the promise of engaging exclusively with Parent to do so rather than soliciting bids from other companies in light of Shockwave’s experience during the 2023 stage of the strategic process with Company A and Company B, that process having become public, PWP’s financial “ability to pay” analysis regarding such other potential parties, including Company A and Company B, and that a definitive acquisition agreement with Parent would include a “fiduciary out” termination right for Shockwave to be able to negotiate and enter into an unsolicited superior acquisition transaction should one be proposed following execution of a definitive agreement upon payment of a reasonable termination fee to Parent. The Shockwave Board authorized Shockwave management to make a counterproposal to Parent at either $345 or $350 per share in cash in management’s discretion, and if the price finally agreed with Parent was at least $330 per share in cash, the Shockwave Board would be willing to move forward with such transaction, and that at a price of $330 per share or higher, management was authorized to grant Parent up to 30 days of exclusivity.

On March 18, 2024, Mr. Godshall and Mr. Duato spoke by telephone. Mr. Godshall proposed an acquisition price of $350 per share in cash. Mr. Duato said Parent would consider this counterproposal and asked whether Shockwave’s transaction process would be “bi-lateral” with Parent, to which Mr. Godshall replied that at an acquisition value of $320 per share Shockwave’s process would not be “bi-lateral.”

On March 19, 2024, Mr. Godshall and Mr. Duato spoke by telephone. Mr. Duato proposed $335 per share in cash as Parent’s “final” acquisition offer and stated it was predicated on Shockwave granting Parent 30 days of exclusivity. Following the call, Parent sent a written non-binding indication of interest proposing an all-cash acquisition of all of the outstanding equity interests of Shockwave at a price of $335 per share. The letter indicated that the transaction would be financed with Parent’s cash on hand and from readily accessible funding sources and that closing would not be subject to any financing contingency. The proposal also stated that it was predicated on Shockwave granting Parent a period of 30 days of exclusivity. The letter was accompanied by a draft exclusivity agreement and a draft non-disclosure agreement, which included a customary standstill provision applicable to Parent, which standstill would terminate upon Shockwave’s entry into a definitive acquisition agreement and certain other events.

Later on March 19, 2024, following receipt of Parent’s increased proposal, Mr. Godshall spoke with Mr. Larkin and a representative of Fenwick and confirmed with each of them that the Shockwave Board’s March 16, 2024 authorization was sufficient to permit Shockwave to enter into a period of exclusivity, and each of them agreed.

Following such discussions, on March 19, 2024, Mr. Godshall called Mr. Duato, and confirmed that the Shockwave Board had authorized moving forward with a transaction at $335 per share, and granting Parent a period of exclusivity, which he proposed would expire on April 15, 2024, a period shorter than the 30 days initially requested by Parent.

Later on March 19, 2024, Fenwick sent revised versions of the exclusivity agreement and non-disclosure agreement to Parent. Among other things, the revised exclusivity agreement provided for expiration on April 15, 2024 and immediate termination of exclusivity in the event that Parent proposed to reduce the acquisition price below $335 per share.

On March 20, 2024, Parent agreed to Fenwick’s changes to the exclusivity agreement, and Fenwick and Freshfields Bruckhaus Deringer LLP (“Freshfields”), Parent’s outside counsel, negotiated and finalized the terms of the non-disclosure agreement. Both agreements were then executed by the parties on March 20, 2024.

On March 22, 2024, the Shockwave Board held a meeting with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick present, at which the Shockwave Board reviewed with Mr. Godshall the course of the price negotiations with Parent, reviewed a preliminary financial analysis by PWP of Shockwave and Parent’s proposal of $335 price per share, and discussed the planned workstreams on the transaction. Following discussion, consistent with its authorization on March 16, 2024, the Shockwave Board confirmed its satisfaction with an acquisition price of $335 per share and directed Shockwave management to continue working to provide due diligence to Parent and negotiate a definitive acquisition agreement for the Shockwave Board’s review and consideration.

Later on March 22, 2024, Shockwave provided Parent and its advisors with access to an electronic data room containing due diligence information regarding Shockwave.

On March 24, 2024, Mr. Godshall, Mr. Zacharias, Renee Gaeta, Shockwave’s Chief Financial Officer, and Trinh Phung, Shockwave’s Senior Vice President, Finance, had a meeting with Mr. Duato, Joseph Wolk, Parent’s Executive Vice President and Chief Financial Officer, Tim Schmid, Parent’s Executive Vice President and Worldwide Chairman, MedTech, Michael Bodner, Parent’s Global Head of Heart Recovery, and Ms. Kozak, at Fenwick’s offices in Mountain View, California at which the Shockwave executives provided a management presentation on Shockwave’s business.

On March 25, 2024, Freshfields sent to Fenwick a draft merger agreement, which, among other things, contained customary provisions regarding non-solicitation of alternative transactions and providing for Shockwave’s ability to provide diligence to, and negotiate the terms of an agreement with, a party making an unsolicited proposal for a superior transaction, which draft did not specify a proposed amount for the termination fee to be paid by Shockwave to Parent in the event Shockwave terminated the merger agreement to accept a superior proposal and certain other customary events.

On March 26, 2024, a media report stated that Shockwave and Parent were in acquisition discussions (the “Media Report”). That day, the closing price for shares of Shockwave’s common stock was $316.07 per share, an increase of approximately 10% over the closing price for Shockwave’s common stock on March 25, 2024 (the “Unaffected Share Price Date”).

Following the media report on March 26, 2024, Mr. Godshall and Mr. Duato spoke, and reiterated their respective companies’ continued commitment to the transaction.

Also on March 26, 2024, Fenwick sent to Freshfields proposed revisions to the draft merger agreement, which draft also did not specify a proposed amount for the termination fee.

From March 28 through April 3, 2024, representatives of Shockwave and Parent engaged in a series of due diligence meetings covering various aspects of Shockwave’s business and operations.

On March 28, 2024, Freshfields sent to Fenwick a revised draft of the merger agreement which, among other terms, proposed a termination fee equal to 3.25% of transaction equity value.

On March 29, 2024, the Shockwave Board held a meeting with members of senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick present, at which the Shockwave Board reviewed with Shockwave management the status of due diligence activities and reviewed with Fenwick the transaction terms reflected in the merger agreement and the current status of the negotiations on open points in the draft merger agreement.

On March 30, 2024, representatives of Fenwick and Freshfields discussed open issues in the draft merger agreement. Following such discussion, Fenwick sent to Freshfields a revised draft of the merger agreement which, among other terms, proposed a termination fee equal to 2.75% of transaction equity value, as a well as a draft of the Shockwave disclosure letter to the merger agreement.

On each of March 31 and April 1, 2024, Mr. Godshall spoke with executives of Parent regarding the transaction and integration planning.

On April 1, 2024, Freshfields sent to Fenwick a revised draft of the merger agreement which, among other terms, proposed a termination fee equal to 3.15% of transaction equity value.

On April 2, 2024, Freshfields sent to Fenwick proposed revisions to the Shockwave disclosure letter. Also on April 2, 2024, representatives of Fenwick and Freshfields discussed open issues in the merger agreement. Following such discussion, Fenwick sent to Freshfields a revised draft of the merger agreement which, among other terms, accepted a termination fee equal to 3.15% of transaction equity value.

Also on April 2, 2024, Parent sent to Mr. Zacharias and Patrick Stephens, Shockwave’s Senior Vice President, Research & Development, proposed retention agreements for each of them to become effective upon the closing of the merger as more fully described in the section entitled “—Interests of Shockwave’s Directors and Executive Officers in the Merger.” No discussions or commitments for post-closing employment or compensation with respect to Mr. Zacharias, Mr. Stephens or any other members of Shockwave’s management were held or made by Parent prior to such time. No Shockwave executives other than Mr. Zacharias and Mr. Stephens were presented with proposed terms regarding their post-closing employment with Parent or Shockwave.

On April 3, 2024, Fenwick sent to Freshfields a revised draft of the Shockwave disclosure letter. Also on April 3, Parent and Messrs. Zacharias and Stephens finalized the terms of their retention agreements.

On April 4, 2024, Fenwick and Freshfields finalized the merger agreement and the disclosure letter delivered by each of Shockwave and Parent.

On April 4, 2024, the Shockwave Board held a meeting with members of Shockwave’s senior management and, at the invitation of the Shockwave Board, representatives of PWP and Fenwick present. Representatives of Fenwick reviewed with the Shockwave Board the terms of the draft merger agreement, the final execution version of which had been previously distributed to the members of the Shockwave Board, along with the certificate of incorporation for the surviving company in the Merger and a substantially final version of the disclosure letter to be delivered by Shockwave. A representative of Fenwick noted that PWP had provided Shockwave with an updated relationship disclosure letter, dated April 1, 2024, which was shared with the Shockwave Board prior to the meeting. At the request of the Shockwave Board, representatives of PWP reviewed with the Shockwave Board PWP’s financial analysis of the transaction, and rendered to the Shockwave Board its oral opinion, subsequently confirmed by delivery of a written opinion dated April 4, 2024, that, as of such date and based upon and subject to, among other things, the various assumptions and limitations set forth in its opinion, the Merger Consideration of $335 per share to be paid to the holders of shares of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “— Opinion of Shockwave’s Financial Advisor — Perella Weinberg Partners LP.” The written opinion rendered by PWP to the Shockwave Board is attached to this proxy statement as Annex B. Following additional discussion and consideration of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, the Shockwave Board determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement and subject to the other terms and conditions of the Merger Agreement, resolved to recommend that Shockwave’s stockholders adopt the Merger Agreement.

Later on April 4, 2024, Shockwave, Parent and Merger Sub executed the Merger Agreement, and Messrs. Zacharias and Stephens executed their retention agreements.

On April 5, 2024, prior to the opening of the financial markets, Shockwave and Parent issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Shockwave Board and Reasons for the Merger

Recommendation of the Shockwave Board

The Shockwave Board has (1) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (2) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that all of the Shockwave stockholders adopt the Merger Agreement and (4) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

The Shockwave Board recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the Transactions, including the Merger, the Shockwave Board consulted with our senior management, representatives of Fenwick, its outside legal counsel, and PWP, its financial advisor. In reaching their decision to approve the Merger Agreement, and in recommending that Shockwave’s stockholders vote in favor of the adoption of the Merger Agreement, the Shockwave Board considered numerous positive factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):

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Certainty of Value; Immediate Liquidity. The fact that the all-cash Merger Consideration will provide Shockwave stockholders with certainty of value and immediate liquidity for their shares of our common stock at the completion of the Merger, while avoiding the long-term business and execution risks of retaining their shares of our common stock.

•	Attractive Value. The fact that the Merger Consideration of $335 per share of our common stock:

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represents premia of approximately 23%, 39% and 59%, respectively, over the volume weighted average closing price per share for our common stock for the 30-day, 90-day and 180-day periods ended on the Unaffected Share Price Date; and

•	implies an enterprise valuation of Shockwave representing multiples of approximately 18 times Shockwave’s revenue in fiscal 2023 and approximately 78 times Shockwave’s Adjusted EBITDA in fiscal 2023.

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Fairness Opinion of PWP. The oral opinion of PWP rendered to the Shockwave Board on April 4, 2024, which was subsequently confirmed in writing, that as of such date and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Merger Consideration of $335 per share to be paid to the holders of our common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “— Opinion of Shockwave’s Financial Advisor — Perella Weinberg Partners LP.”

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Interactions with Potentially Interested Counterparties. The Shockwave Board also considered the fact that the Shockwave Board had engaged with other potential counterparties in 2023 regarding a potential transaction and that no alternative counterparty had expressed unsolicited interest in an acquisition of Shockwave during 2023 and 2024, despite Shockwave being a well-known publicly traded corporation in the medical device industry, the leak of transaction discussions in 2023 and the publication of the Media Report in 2024, and its belief, after consultation with its senior management and outside financial and legal advisors, that:

•	it was not likely that an alternative counterparty to Parent with both the intent and financing capability to complete a transaction would be able to provide superior value to Shockwave stockholders;

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it was not likely that an alternative counterparty to Parent could move as quickly as Parent to complete a potential transaction, particularly given the fact that there were not expected to be significant antitrust or other regulatory impediments to the consummation of the Transactions other than review pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and in certain foreign jurisdictions, as further described in “The Merger — Regulatory Approvals Required for the Merger”;

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it was not likely that an alternative counterparty to Parent would be willing and able to acquire Shockwave at a price in excess of the Merger Consideration even if Shockwave were to conduct additional outreach; and

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it was not likely that an alternative counterparty to Parent would be willing and able to consummate a transaction with Shockwave that the Shockwave Board would view as more value-maximizing for holders of our common stock than the Transactions.

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Negotiation Process. The Shockwave Board also considered fact that the terms of the Merger were the result of arm’s length negotiations conducted by Shockwave at the direction of the Shockwave Board and with the assistance of an independent financial advisor and outside legal counsel, including the fact that Parent increased the proposed acquisition price from its March 14, 2024 proposal for $320 per share of our common stock in cash to the Merger Consideration of $335 per share and its belief that, as a result of such negotiations, the Merger Consideration was the maximum price at which Parent would conduct the acquisition of Shockwave and that further negotiations would have created a risk of causing Parent to abandon the Transactions altogether or materially delaying the entry into a definitive transaction agreements with respect to the Transactions.

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Strategic Alternatives. The Shockwave Board also considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Shockwave Board considered continuing to execute Shockwave’s strategy on a stand-alone basis, as well as pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the holders of our common stock of those alternatives and the timing and likelihood of effecting such alternatives. After a thorough review of strategic alternatives and discussions with management and Shockwave’s financial and legal advisors, the Shockwave Board determined that the Merger Consideration is more favorable to the holders of our common stock than the potential value that might result from other available strategic options, including remaining independent on a stand-alone basis, taking into account execution risks as well as business, financial, industry, stock market, competitive and regulatory risks.

•	Speed and Likelihood of Consummation. The Shockwave Board also considered the likelihood that the Merger would be consummated in a timely manner as a result of a number of factors, including:

•	the business reputation and significant financial resources of Parent and the track record of Parent in completing acquisition transactions;

•	the fact that the Merger is not subject to any financing condition;

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the fact that there are not expected to be significant antitrust or other regulatory impediments to the consummation of the Transactions, other than review pursuant to the HSR Act and in certain foreign jurisdictions, as further described in “The Merger — Regulatory Approvals Required for the Merger”;

•	the nature of the conditions to the Merger, including the definition of “Company Material Adverse Effect” in the Merger Agreement; and

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Shockwave’s ability to specifically enforce the obligations of Parent under the Merger Agreement, including its obligations to consummate the Merger, and Shockwave’s ability to seek damages upon any willful and material breach by Parent or Merger Sub of the Merger Agreement.

Other Terms of the Merger Agreement. The Shockwave Board considered other terms of the Merger Agreement, as more fully described in the section entitled “The Merger Agreement,” including:

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Ability to Respond to Unsolicited Acquisition Proposals. Shockwave’s ability, in certain circumstances specified in the Merger Agreement, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Acquisition Proposal that the Shockwave Board determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

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Ability to Accept a Superior Proposal. The ability of the Shockwave Board, in certain circumstances specified in the Merger Agreement, to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (provided that Shockwave pay Parent the $448 million termination fee, equal to approximately 3.15% of the transaction equity value), subject to Parent’s ability to negotiate revised terms and conditions of the Merger Agreement with Shockwave that would obviate the basis for acceptance of such Superior Proposal.

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Company Adverse Recommendation Change in Response to a Superior Proposal or Intervening Event. The ability of the Shockwave Board, in certain circumstances specified in the Merger Agreement, to change its recommendation in favor of the Merger in response to an Acquisition Proposal (if the Shockwave Board determines in good faith, after consultation with Shockwave’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal) or an Intervening Event not related to an Acquisition Proposal (in each case, as defined and further discussed in the section entitled “The Merger Agreement — The Shockwave Board’s Recommendation; Shockwave Board Recommendation Change”), subject to Parent’s ability to negotiate revised terms and conditions of the Merger Agreement with Shockwave that would obviate the basis for such change in recommendation, and subject to Parent’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $448 million from Shockwave (equal to approximately 3.15% of the transaction equity value).

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Conditions to Closing; Interim Operations. The fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummate the Merger would not be satisfied and provide reasonable flexibility to operate Shockwave’s business during the pendency of the Merger.

•	End Date. The fact that we anticipate the initial outside date of January 4, 2025, which may be extended until July 7, 2025, if, at the end of each prior period, the only outstanding conditions to closing the Merger are approval of the transaction pursuant to the HSR Act and/or other applicable antitrust laws, the absence of certain legal restraints preventing or otherwise making illegal the consummation of the Merger or the absence of legal proceedings brought under antitrust laws in certain applicable jurisdictions, will allow for sufficient time to consummate the Merger.

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Termination Fee. The belief of the Shockwave Board that the amount of the $448 million termination fee payable by Shockwave, equal to approximately 3.15% of the transaction equity value, was reasonable in light of, among other matters, the benefits of the Merger to Shockwave’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative Acquisition Proposals.

•	Representations, Warranties and Covenants. The fact that the scope of the representations, warranties and covenants made by Shockwave and Parent in the Merger Agreement are reasonable and customary.

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Appraisal Rights. The fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and otherwise fully comply with all required procedures under Section 262 of the DGCL. For more information on appraisal rights, please see the section entitled “— Appraisal Rights.”

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Opportunity of Shockwave Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The fact that the Merger would be subject to the approval of Shockwave stockholders, and that Shockwave stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Shockwave Board considered the fact that Shockwave could require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of our common stock entitled to vote thereon.

In the course of reaching the determinations and decisions and making the recommendation described above, the Shockwave Board, in consultation with Shockwave’s senior management, outside legal counsel and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):

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No Ongoing Equity Interest in Shockwave. The Shockwave Board considered the fact that Shockwave’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that Shockwave stockholders will cease to participate in Shockwave’s potential future earnings or growth and will not benefit from any future increase in the value of Shockwave following completion of the Merger.

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Inability to Solicit Takeover Proposals. The Shockwave Board considered the fact that the Merger Agreement contains covenants prohibiting Shockwave from soliciting other potential Acquisition Proposals and restricting its ability to entertain other potential Acquisition Proposals unless certain conditions are satisfied. The Shockwave Board also considered the fact that the right afforded to Parent under the Merger Agreement to negotiate revised terms and conditions of the Merger Agreement in response to an Acquisition Proposal that the Shockwave Board determines in good faith is a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Shockwave.

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The Termination Fee. The Shockwave Board considered the fact that Shockwave may be required to pay a termination fee of $448 million (equal to approximately 3.15% of the transaction equity value) to Parent if the Merger Agreement is terminated under certain circumstances, including in connection with Shockwave accepting a Superior Proposal or due to the Shockwave Board changing or withdrawing its recommendation in favor of the Merger.

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Effect of Announcement. The Shockwave Board considered the potential effect of the public announcement of the Transactions on Shockwave’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending.

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Litigation Risk. The Shockwave Board considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger which, even where lacking in merit, could nonetheless result in distraction and expense.

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Interim Operating Covenants. The Shockwave Board considered the fact that the Merger Agreement imposes restrictions on the conduct of Shockwave’s business prior to the consummation of the Merger, requiring Shockwave to use commercially reasonable efforts to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without Parent’s prior written consent. The Shockwave Board considered that such restrictions may potentially delay or prevent Shockwave from pursuing business strategies or opportunities that may arise while the Merger is pending.

•	Risks That the Merger May Not Be Approved by Shockwave Stockholders. The Shockwave Board considered the possibility that the Merger Proposal will not be approved by Shockwave’s stockholders.

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Risks That the Merger Might Be Delayed or Not Be Completed at All. The Shockwave Board considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the Shockwave Board considered the risks and costs to Shockwave if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Shockwave’s management and employees’ attention, potential employee attrition, the potential effect on customers, vendors, distributors, partners, licensors and others that do business with Shockwave; and the potential effect on the trading price of the shares of Shockwave’s common stock.

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Transaction Costs. The Shockwave Board considered the fact that significant costs have been incurred in connection with negotiating and entering into the Merger Agreement and will continue to be incurred in connection with completing the Merger, and that substantial time and effort of Shockwave’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of Shockwave’s business. If the Merger is not consummated, Shockwave will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Shockwave’s common stock.

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Interests of Directors and Executive Officers. The Shockwave Board considered that Shockwave’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section entitled “— Interests of Shockwave’s Directors and Executive Officers in the Merger.”

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Regulatory Approval and Risks of Pending Actions. The Shockwave Board considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk.

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Tax Treatment. The Shockwave Board considered the fact that the receipt of cash by Shockwave stockholders in exchange for our common stock as a result of the Merger generally will be taxable to Shockwave stockholders for U.S. federal income tax purposes (as further described in the section entitled “— U.S. Federal Income Tax Considerations of the Merger”).

The Shockwave Board believed that, overall, the potential benefits of the Merger to Shockwave’s stockholders substantially outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Shockwave Board contains the material factors considered by the Shockwave Board but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Shockwave Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Shockwave Board applied his or her own business judgment to the process and may have given different weight to different factors. The Shockwave Board did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the Shockwave Board based its recommendation on the totality of the information presented.

Opinion of Shockwave’s Financial Advisor — Perella Weinberg Partners LP

Shockwave retained PWP to act as its financial advisor in connection with the Merger. The Shockwave Board selected PWP due to its reputation and experience in the medical technology sector, its expertise and qualifications in transactions of this nature, and its deep familiarity with Shockwave. PWP, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions as well as for corporate and other purposes.

On April 4, 2024, at the request of the Shockwave Board, PWP rendered its oral opinion, subsequently confirmed in writing, to the Shockwave Board, that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions and limitations set forth therein, the Merger Consideration of $335.00 per share to be paid to the holders of our common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of PWP’s written opinion, dated April 4, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations described in the opinion, is attached hereto as Annex B and is incorporated by reference herein.

For purposes of rendering its opinion, PWP, among other things:

•	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to Shockwave, including equity research analyst reports;

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reviewed certain internal financial statements, analyses and forecasts and other internal financial information and operating data relating to the business of Shockwave, in each case, prepared by or at the direction of the management of Shockwave and approved for PWP’s use by management of Shockwave (as set forth in the section entitled “— Certain Financial Projections”) (such forecasts, the “Company Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of Shockwave with senior management of Shockwave;

•	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which PWP believed to be generally relevant;

•	reviewed the historical trading prices for Shockwave common stock and compared such price with that of securities of certain publicly traded companies which PWP believed to be generally relevant;

•	reviewed a draft of the Merger Agreement dated April 4, 2024; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as PWP deemed appropriate.

For purposes of its opinion, PWP assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by it (including information that was available from public sources) and further relied upon the assurances of management of Shockwave that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts, PWP was advised by management of Shockwave and assumed, with the Shockwave Board’s consent, that the Company Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Shockwave as to the future financial performance of Shockwave and the other matters covered thereby, and PWP expressed no view as to the reasonableness of the Company Forecasts or the assumptions on which they were based. See the section entitled “— Certain Financial Projections” for a description of the Company Forecasts.

PWP assumed that the final Merger Agreement would not differ from the draft of the Merger Agreement that it reviewed in any respect material to its analysis or opinion. PWP also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to its analysis and its opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to its analysis and its opinion, and (iii) that the Merger would be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to its analysis or its opinion. In addition, PWP assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis.

PWP’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) of the Merger Consideration of $335.00 per share to be paid to such holders in the proposed Merger pursuant to the Merger Agreement. PWP was not asked to, and it did not, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger would be consummated. In addition, PWP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. PWP did not express any opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of Shockwave. Nor did PWP express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. PWP’s opinion did not address any legal, tax, regulatory or accounting matters, as to which PWP understood Shockwave had received such advice as it deemed necessary from qualified professionals.

PWP’s opinion was for the information and assistance of the Shockwave Board in connection with, and for the purpose of its evaluation of, the Merger. PWP’s opinion is not intended to be and does not constitute a recommendation to any holder of Shockwave common stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. PWP expressed no opinion as to the prices at which Shockwave common stock will trade at any time. In addition, PWP expressed no opinion as to the fairness of the Merger, or any consideration received in connection with the Merger by the holder of any other class of securities, creditors or other constituencies of Shockwave. PWP’s opinion was necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect PWP’s opinion and the assumptions used in preparing it, and PWP does not have any obligation to update, revise, or reaffirm its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by PWP and reviewed with the Shockwave Board in connection with PWP’s opinion and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand PWP’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PWP’s financial analyses.

For purposes of this section, “Unaffected Share Price” means the closing per share price of $287.23 of Shockwave common stock on March 25, 2024 (the last day prior to the publication of a Wall Street Journal article first reporting a potential sale of Shockwave), “Unaffected Share Price Date” means March 25, 2024 and “Last Trading Share Price” means the closing per share price of $320.72 of the Shockwave common stock on April 3, 2024 (the last closing price prior to PWP’s rendering of its opinion).

Selected Publicly Traded Company Comparison

PWP reviewed and compared certain financial information for Shockwave with corresponding financial information, ratios and public market multiples for nine publicly traded companies in the medical device industry with a market capitalization between $2.6 billion and $53.8 billion (the “Selected Publicly Traded Companies”). Although none of the Selected Publicly Traded Companies is identical to Shockwave, PWP selected these companies because they had publicly traded equity securities and were deemed to be similar to Shockwave in one or more respects, including operating in the medical device industry. PWP selected the companies used in the analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the business lines to Shockwave’s lines of businesses, as well as the business models, service offerings and end-market exposures of such companies.

The results of certain aspects of PWP’s analysis with respect to the Selected Publicly Traded Companies are summarized in the following table:

Selected Publicly Traded Company	Enterprise Value/Revenue 2024E	Enterprise Value/Revenue 2025E
Vericel Corporation	10.6x	8.6x
Glaukos Corporation	14.3x	11.7x
Inspire Medical Systems, Inc.	7.6x	6.2x
Axonics, Inc.(1)	6.1x	5.0x
DexCom, Inc.	12.4x	10.4x
Insulet Corporation	6.3x	5.3x
iRhythm Technologies, Inc.(2)	6.3x	5.3x
Inari Medical, Inc.	4.2x	3.6x
Penumbra, Inc.	6.6x	5.7x
Median	6.6x	5.7x
Shockwave (Unaffected)	12.1x	9.8x

(1)

Represents market data as of January 5, 2024 (the unaffected share price date prior to the public announcement that Axonics, Inc. entered into a definitive agreement to be acquired by Boston Scientific Corporation).

(2)	Presented on a pro forma basis giving effect to the issuance of 2029 convertible senior notes, repayment of certain indebtedness, share repurchases and certain capped call transactions.

For Shockwave and each of the Selected Publicly Traded Companies, PWP calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information, the Company Forecasts and Wall Street consensus third party research estimates from Capital IQ and FactSet.

Based on the multiples of enterprise value (“EV”) to calendar year 2024 estimated (“2024E”) revenue and calendar year estimated 2025 (“2025E”) revenue described above, PWP’s analysis of the various Selected Publicly Traded Companies and on professional judgments made by PWP with respect to, among other things, the financial performance of Shockwave and the Selected Publicly Traded Companies, PWP (i) applied a range of multiples of 6.5x-12.5x to EV/2024E Revenue of Shockwave based on Wall Street consensus third party research estimates to derive a range of implied values from $157 per share to $296 per share, compared to the Unaffected Share Price of $287.23, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement, and (ii) applied a range of multiples of 5.5x-10.5x to EV/2025E Revenue of Shockwave based on Wall Street consensus third party research estimates to derive a range of implied values from $163 per share to $306 per share, compared to the Unaffected Share Price of $287.23, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement.

Although the Selected Publicly Traded Companies were used for comparison purposes, no business of any Selected Publicly Traded Company was either identical or directly comparable to Shockwave’s business. Accordingly, PWP’s comparison of the Selected Publicly Traded Companies and its analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Publicly Traded Companies.

Selected Precedent Transaction Analysis

Using publicly available information, PWP reviewed the financial terms of selected precedent transactions (the “Selected Transactions”) involving companies that operated in, or were exposed to, the medical device industry. PWP selected these transactions in the exercise of its professional judgment and experience because PWP deemed them to be most similar in size, scope and impact on the industry to Shockwave or otherwise relevant to the Merger.

For each of the Selected Transactions, PWP calculated and compared the resulting EV in the transaction as a multiple of last twelve months (“LTM”) revenue at the announcement of the transaction and next twelve months (“NTM”) revenues based on Wall Street consensus third party research estimates. The following table lists the Selected Transactions, transaction values (inclusive where applicable of the present value of future potential earnout payments as disclosed by parties to the transaction in publicly available filings) and summarizes the observed LTM EV/Revenue multiples and NTM EV/Revenue multiples.

Announcement Date	Target	Acquiror	Deal Value (Upfront Value with Earnout Present Value) (in $billions)		LTM EV/Revenue Multiple	NTM EV/Revenue Multiple
January 8, 2024	Axonics, Inc.	Boston Scientific Corporation	$3.4		9.4x	7.7x
November 1, 2022	Abiomed, Inc.	Parent	$16.6/$17.3	(1)	15.0x/15.7x	13.2x/13.8x
January 6, 2022	Vocera Communications, Inc.	Stryker Corporation	$3.1		13.3x	11.6x
October 6, 2021	Baylis Medical Company, Inc.	Boston Scientific Corporation	$1.8		N/A	8.8x
August 6, 2021	Intersect ENT, Inc.	Medtronic PLC	$1.1		10.5x	8.2x
January 21, 2021	Preventice Solutions, Inc.	Boston Scientific Corporation	$0.9/$1.1	(2)	5.9x/7.3x	N/A/N/A
December 18, 2020	BioTelemetry, Inc.	Philips Healthcare N.V.	$2.7		6.2x	5.3x
November 4, 2019	Wright Medical Group N.V.	Stryker Corporation	$5.3		5.8x	5.5x
September 5, 2017	Neotract Inc.	Teleflex Incorporated	$0.7/$1.0	(3)	7.6x/9.9x	4.8x/6.3x
June 28, 2017	The Spectranetics Corporation	Philips Healthcare N.V.	$2.1		7.7x	6.6x

(1)	Based on present value calculation of potential earnout payments in the aggregate of approximately $780 million as disclosed in public filings.
(2)	Based on present value calculation of potential future earnout payments in the aggregate of approximately $300 million as disclosed in public filings.
(3)	Based on present value calculation of potential future earnout payments in the aggregate of approximately $375 million as disclosed in public filings.

PWP observed that the average and median LTM EV/Revenue multiples (based on transaction consideration payable upfront and the present value of certain earnout payments) for the Selected Transactions were 9.0x (and 9.5x inclusive of the referenced earnout payments) and 7.7x (and 9.4x inclusive of the referenced earnout payments), respectively, and that the average and median NTM EV/Revenue multiples (based on transaction consideration payable upfront and the present value of certain earnout payments) for the Selected Transactions were 8.0x (and 8.2x inclusive of the referenced earnout payments) and 7.7x (and 7.7x inclusive of the referenced earnout payments), respectively.

Based on the multiples of LTM EV/Revenue and NTM EV/Revenue described above, PWP’s analyses of the various Selected Transactions and on professional judgments made by PWP with respect to, among other things, the financial performance and competitive positioning of Shockwave and the target companies in the Selected Transactions, PWP (i) applied a range of multiples of 8.5x to 15.5x to Shockwave’s 2023 LTM EV/Revenue based on publicly filed financial statements and information provided by Shockwave management to derive a range of implied values of approximately $163 to $289 per share of Shockwave common stock and (ii) applied a range of multiples of 7.5x to 13.5x to Shockwave’s 2024 NTM EV/Revenue based on Wall Street consensus third party research estimates to derive a range of implied values of approximately $180 to $317 per share of Shockwave common stock. PWP compared these ranges to the Unaffected Share Price of $287.23 per share, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement.

Although the Selected Transactions were used for comparison purposes, none of the Selected Transactions nor the companies involved in them was either identical or directly comparable to the Merger or Shockwave.

Discounted Cash Flow Analysis

PWP conducted a discounted cash flow analysis for Shockwave based on the Company Forecasts to derive a range of implied enterprise values for Shockwave by:

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calculating the present value as of April 3, 2024 of the estimated standalone unlevered free cash flows (calculated as after-tax EBITA, plus depreciation, minus capital expenditures, minus the net increase in net working capital) that Shockwave could generate for the complete calendar years 2024 through 2033, as included in the Company Forecasts, using discount rates ranging from 11.25% to 12.75%; and

•

adding the present value as of April 3, 2024 of the terminal value of Shockwave at the end of calendar year 2033 using perpetuity growth rates ranging from 3.0% to 5.0% and discount rates ranging from 11.25% to 12.75%. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts to a specific point in time by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors taken into account based on the professional judgment and experience of PWP.

PWP estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation.

PWP used discount rates ranging from 11.25% to 12.75%, which were derived from Shockwave’s weighted average cost of capital determined by the application of the capital asset pricing model based on PWP’s experience and professional judgment, and which took into account certain company-specific metrics, including Shockwave’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted Barra beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, PWP derived a range of implied equity values for Shockwave. To calculate the implied equity value from the implied enterprise value, PWP added cash and cash equivalents and subtracted debt and non-operating liabilities (on a net basis), in each case as provided by Shockwave management. PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares, net in the money shares underlying the convertible facility, capped call, and other equity interests), based on information provided by Shockwave management, and using the treasury stock method for calculation of option dilution.

This analysis resulted in an implied per share equity value reference range for the Shockwave common stock of approximately $237 to $357 per share. PWP compared this range to the Unaffected Share Price of $287.23 per share, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement.

Summary of Additional Reference Information

PWP observed the following additional information that was not considered part of PWP’s financial analysis with respect to its opinion, but which were noted as reference data for the Shockwave Board:

Historical Stock Trading

PWP reviewed the closing prices of the Shockwave common stock on the Nasdaq for the 52 weeks ended on the Unaffected Share Price Date. PWP observed that during such period, the intraday trading price of the Shockwave common stock ranged from $157 to $316 per share. PWP compared this range to the Unaffected Share Price of $287.23 per share, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement.

Equity Research Analysts’ Price Targets

PWP also reviewed analyst price targets per share of Shockwave common stock prepared and published by 11 equity research analysts prior to the Unaffected Share Price Date. The range of such price targets was $165 to $290 per share. Certain of these equity research analysts published updated price targets following the Unaffected Share Price Date but prior to the announcement of the transaction. The range of such price targets for those equity analysts which published updated price targets following the announcement of the transaction was from $165 to $361. In each case, PWP compared these ranges to the Unaffected Share Price of $287.23 per share, the Last Trading Share Price of $320.72 per share and the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Shockwave common stock and these estimates are subject to uncertainties, including the future financial performance of Shockwave and future financial market conditions.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying PWP’s opinion. In arriving at its fairness determination, PWP considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, PWP made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Shockwave or the Merger.

PWP prepared the analyses described herein for purposes of providing its opinion to the Shockwave Board as to the fairness, from a financial point of view, as of the date of such opinion, of the Merger Consideration of $335.00 per share to be paid to the holders of Shockwave common stock (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. PWP’s analyses were based in part upon the Company Forecasts and other third-party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by PWP’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of Shockwave, PWP or any other person assumes responsibility if future results are materially different from those forecasted by Shockwave management or third parties.

PWP has acted as financial advisor to Shockwave with respect to the Merger. Pursuant to the terms of the engagement letter between PWP and Shockwave, dated April 7, 2023, Shockwave agreed to pay PWP

$7.0 million in cash, upon delivery by PWP of its opinion or, following request by the Shockwave Board that PWP render an opinion, the determination by PWP that it would not be able to deliver an opinion containing the conclusion sought by Shockwave in the context of the Merger. Shockwave also has agreed to pay PWP an additional fee, which is contingent upon the consummation of the Merger, of approximately $92.7 million (following reduction by the opinion fee previously paid to PWP by Shockwave). PWP will also be entitled to receive a termination fee equal to a portion of any compensation Shockwave may receive as a result of the termination of the Merger Agreement. In addition to the fees for professional services of PWP, Shockwave agreed to reimburse PWP for reasonable, documented, out-of-pocket expenses incurred in connection with the undertakings described in the engagement letter that may arise, and to indemnify PWP for certain liabilities and other items that may arise, out of its engagement by Shockwave.

PWP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

During the two-year period prior to the date of PWP’s opinion, PWP provided financial advisory services to a subsidiary of Parent on a matter unrelated to the Merger, for which PWP received approximately $3.4 million in compensation. PWP has provided investment banking services to Shockwave or its affiliates on matters unrelated to the Merger for which it received approximately $5.0 million in compensation during the two-year period prior to the date of PWP’s opinion, including on Shockwave’s acquisition of Neovasc Inc. in January 2023 and on its $750 million convertible note issuance in August 2023.

PWP and its affiliates in the future may provide investment banking and other financial services to Parent and/or Shockwave and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of its business activities, PWP and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Shockwave, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. The issuance of PWP’s opinion was approved by a fairness opinion committee of PWP.

Certain Financial Projections

Shockwave does not as a matter of course publicly disclose long term projections as to future performance, revenues, operating income, or other financial results. However, Shockwave’s management prepared the Company Forecasts at the request of the Shockwave Board in the ordinary course of business, which were provided to and reviewed by the Shockwave Board and subsequently used in connection with the Shockwave Board’s analysis of the Transactions. The Company Forecasts are included in this proxy statement solely because (1) the Company Forecasts were made available to PWP for use in its financial analyses in connection with rendering its opinion to the Shockwave Board as described in the section entitled “— Opinion of Shockwave’s Financial Advisor — Perella Weinberg Partners LP” and (2) the Company Forecasts were made available to the Shockwave Board, including in connection with its consideration of the Merger and approved by the Shockwave Board for use by PWP in its financial analyses in connection with rendering its opinion to the Shockwave Board. The Company Forecasts are not included in this proxy statement to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of our common stock.

The Company Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or accounting principles generally accepted in the United States (“GAAP”).

The Company Forecasts are forward-looking statements. Important factors that may affect actual results and cause the Company Forecasts not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the section entitled “Forward-Looking Statements.” Although the Company Forecasts are presented with numerical specificity, they reflect numerous estimates and assumptions made by Shockwave with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Shockwave’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Shockwave’s control. The Company Forecasts reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the Company Forecasts include assumptions relating to revenue growth, expenses and certain cash flow items. The Company Forecasts cover several years and such information by its nature becomes less reliable with each successive year. The Company Forecasts were prepared on a standalone basis without giving effect to the Merger. Furthermore, the Company Forecasts do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.

The inclusion of the Company Forecasts should not be regarded as an indication that Shockwave, PWP, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Company Forecasts herein should not be deemed an admission or representation by Shockwave that it views such Company Forecasts as material information. The inclusion of the Company Forecasts in this proxy statement should not be regarded as an indication that the Company Forecasts will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Shockwave or any other person regarding the Company Forecasts or Shockwave’s ultimate performance compared to such information. The Company Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information about Shockwave contained in its public filings with the SEC. For additional information, see the section entitled “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Company Forecasts, stockholders are cautioned not to place undue reliance on the Company Forecasts.

The Company Forecasts included in this document have been prepared by, and are solely the responsibility of, Shockwave’s management. Neither our independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Company Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Some of the Company Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. The non-GAAP financial measures used in the Company Forecasts were used by the Shockwave Board in connection with its evaluation of the Merger and, at the direction of the Shockwave Board, by PWP for purposes of its financial analyses and opinion delivered to the Shockwave Board. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The following table presents the Company Forecasts (in millions):

	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	Terminal 2033E
Revenue	$949	$1,335	$1,672	$2,035	$2,445	$2,990	$3,673	$4,162	$4,619	$5,059	$5,059
Adjusted EBITDA(1)	$224	$380	$518	$694	$907	$1,173	$1,566	$1,888	$2,125	$2,359	$2,359

Adjusted EBITA(2)	$213	$362	$494	$661	$862	$1,112	$1,485	$1,789	$2,008	$2,222	$2,222

Unlevered Free Cash Flows(3)	$101	$182	$289	$408	$551	$718	$977	$1,239	$1,414	$1,586	$1,622

(1)

“Adjusted EBITDA” is a non-GAAP measure calculated as net income adjusted to exclude interest, taxes, depreciation, amortization from acquired intangibles, income / loss from our equity method investment, foreign currency losses and gains, and other certain non-recurring items.

(2)

“Adjusted EBITA” is a non-GAAP financial measure calculated as net income adjusted to exclude interest, taxes, amortization from acquired intangibles, income / loss from our equity method investment, foreign currency losses and gains, and other certain non-recurring items.

(3)	“Unlevered Free Cash Flows” is a non-GAAP financial measure calculated as Adjusted NOPAT, plus depreciation, and minus capital expenditures and net increase in working capital.

The Company Forecasts set forth above have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement.

SHOCKWAVE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE COMPANY FORECASTS ARE NO LONGER APPROPRIATE.

Interests of Shockwave’s Directors and Executive Officers in the Merger

When considering the recommendation of the Shockwave Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Shockwave Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by Shockwave’s stockholders.

Shockwave’s executive officers since January 1, 2023 (referred to in this section as “executive officers”) are as follows:

Name	Position
Doug Godshall	President, Chief Executive Officer and Director
Renee Gaeta	Chief Financial Officer
Isaac Zacharias	President, Chief Commercial Officer
Dan Puckett	Former Chief Financial Officer

Pursuant to SEC rules, this disclosure also covers any former directors or executive officers of Shockwave who served in such role at any time since January 1, 2023, and therefore covers Shockwave’s former Chief Financial Officer, Dan Puckett, who retired in the first quarter of 2024 but continues to provide certain advisory services to Shockwave.

Consideration Payable for Outstanding Shares

Shockwave’s directors and executive officers who own shares of our common stock will receive in the transactions contemplated by the Merger Agreement the same Merger Consideration, on the same terms and conditions, as the other stockholders of Shockwave, as described in the section of this proxy statement captioned “— Merger Consideration.”

The following table sets forth the number of issued and outstanding shares of our common stock beneficially owned as of April 10, 2024 by each of Shockwave’s directors and executive officers.

For purposes of the table below, the number of shares of our common stock excludes shares of our common stock underlying Company Options, Company RSU Awards and Company PSU Awards and also excludes shares of our common stock that could be acquired under the Shockwave Medical, Inc. Employee Stock Purchase Plan (the “ESPP”) during the current offering period.

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)
Doug Godshall	94,954	31,809,590
Renee Gaeta	—	—
Isaac Zacharias	22,164	7,424,940
Dan Puckett	229	76,715
Kevin Ballinger	—	—
Laura Francis	4,048	1,356,080
C. Raymond Larkin, Jr.	4,545	1,522,575
Frederic Moll, M.D.	285,791	95,739,985
Antoine Papiernik	34,177	11,449,295
Maria Sainz	3,598	1,205,330
Sara Toyloy	1,943	650,905
F.T. “Jay” Watkins	3,796	1,271,660

Treatment of Equity-Based Awards

The Merger Agreement provides that at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that is less than the Merger Consideration will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the total number of shares of our common stock subject to such Company Option, and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Company Option.

At the Effective Time, any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) and which has a per share exercise price that equals or exceeds the Merger Consideration will be canceled without consideration.

The following table sets forth, for each of Shockwave’s directors and executive officers as described above, (i) the number of Company Options that were held as of April 10, 2024 (all of which are vested) and (ii) the Merger Consideration payable for each such Company Option based on the Merger Consideration of $335.00 per share. None of Shockwave’s directors or executive officers hold any unvested Company Options.

Name	Vested Company Options (#)	Cash Consideration for Vested Company Options ($)
Doug Godshall	376,766	$123,816,138
Renee Gaeta	—	—
Isaac Zacharias	27,709	9,096,588
Dan Puckett	135	43,644
Kevin Ballinger	—	—
Laura Francis	13,690	4,495,960
C. Raymond Larkin, Jr.	28,688	9,421,483
Frederic Moll, M.D.	33,774	10,982,814
Antoine Papiernik	—	—
Maria Sainz	—	—
Sara Toyloy	—	—
F.T. “Jay” Watkins	101,694	33,484,000

In addition, at the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the total number of shares of our common stock underlying such Company RSU Award and (ii) the Merger Consideration.

At the Effective Time, each Company PSU Award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the total number of shares of our common stock underlying such Company PSU Award (assuming attainment of the actual level of performance for any performance periods that have been completed as of the Effective Time, and the maximum performance for all other performance periods) and (ii) the Merger Consideration.

The following table sets forth, for each of Shockwave’s directors and executive officers, (i) the number of shares of our common stock underlying Company RSU Awards that were held as of April 10, 2024, (ii) the number of shares of our common stock underlying Company PSU Awards that were held as of April 10, 2024, assuming attainment of the maximum level of performance (or 200%), and (iii) the Merger Consideration payable for each such Company RSU Award and Company PSU Award based on the Merger Consideration of $335.00 per share.

Name	Company RSU Awards (#)	Cash Consideration for Company RSU Awards ($)	Company PSU Awards (Maximum Performance)(#)	Cash Consideration for Company PSU Awards (Maximum Performance)($)
Doug Godshall	57,819	19,369,365	100,810	33,771,350
Renee Gaeta	19,890	6,663,150	—	—
Isaac Zacharias	34,654	11,609,090	29,588	9,911,980
Dan Puckett	13,276	4,447,460	14,204	4,758,340
Kevin Ballinger	1,733	580,555	—	—
Laura Francis	736	246,560	—	—
C. Raymond Larkin, Jr.	736	246,560	—	—
Frederic Moll, M.D.	1,730	579,550	—	—
Antoine Papiernik	736	246,560	—	—
Maria Sainz	1,730	579,550	—	—
Sara Toyloy	1,730	579,550	—	—
F.T. “Jay” Watkins	736	246,560	—	—

Potential Severance Payments and Benefits

Certain of our executive officers are eligible to receive severance benefits under their separation pay agreements with Shockwave (each, a “Separation Pay Agreement”). Under each of the Separation Pay Agreements, in the event of a termination without “cause” or resignation for “good reason” (each, as defined in the applicable Separation Pay Agreement), in each case, within 3 months prior to or within 12 months following a “change in control” (as defined in the applicable Separation Pay Agreement), which the Merger will constitute, the executive will be entitled to receive:

•

Cash severance, payable in installments, in an aggregate amount equal to 18 months of the executive’s base salary (or, 24 months for our Chief Executive Officer) as in effect immediately prior to the executive’s termination or resignation;

•

A lump sum cash payment equal to a pro-rated portion of the executive’s annual bonus for the year in which such termination or resignation occurs, based on actual achievement of the applicable performance goals (other than with respect to Mr. Zacharias, who will instead be entitled to the Retention Bonus Severance amount described below in the section entitled “Retention Agreements”);

•

Reimbursement of a portion of the cost of COBRA continuation health coverage (so that the executive pays active employee rates) for a period of up to 18 months following the executive’s termination or resignation;

•	Amounts earned but unpaid during the executive’s term of service, including unpaid salary, unpaid bonus, and unused vacation, as applicable; and

•	Accelerated vesting of all unvested equity awards held by the executive that are then-outstanding as of the executive’s termination or resignation.

These severance benefits are subject to the executive’s execution and non-revocation of a release of claims.

If any of the payments payable to an executive officer under a Separation Pay Agreement would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the executive officer would be entitled to receive either full payment of such amounts or such lesser amount that would result in no portion of the payments being subject to the excise tax, whichever results in a greater amount of after-tax benefits to the executive officer.

For purposes of the Separation Pay Agreements, “good reason” means the occurrence of any of the following without the executive’s written consent:

•	a material reduction in the executive’s annual rate of base salary other than a general reduction that affects all similarly situated executives in substantially the same proportions;

•	a material reduction in the executive’s target annual cash incentive opportunity;

•	a relocation of the executive’s principal place of employment by more than 30 miles;

•	a material breach by Shockwave of any material provision of the Separation Pay Agreement;

•

Shockwave’s failure to obtain an agreement from any successor to assume and agree to perform the Separation Pay Agreement in the same manner and to the same extent that Shockwave would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

•	a material, adverse change in the executive’s title, authority, duties or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by law);

•	a material, adverse change in the reporting structure applicable to the executive; or

•	in the case of Mr. Godshall, Shockwave’s failure to nominate him for election to Shockwave’s board of directors and to use its best efforts to have him elected and re-elected, as applicable.

Retention Agreement

In connection with the Merger, Shockwave has entered into an agreement with Isaac Zacharias that modifies certain provisions of Mr. Zacharias’s Separation Pay Agreement (the “Retention Agreement”). The Retention Agreement provides that Mr. Zacharias will be entitled to a retention bonus opportunity equal to $2,100,000 payable on the first anniversary of the Closing, subject to his continued employment with Shockwave, Parent or their affiliates through such date. In addition, if Mr. Zacharias’s employment is terminated prior to such date other than for “cause” (as defined in his Separation Pay Agreement), due to Mr. Zacharias’s death or disability, or if Mr. Zacharias resigns for Good Reason (as described below), then Mr. Zacharias will be entitled to receive (i) the salary continuation and COBRA continuation benefits payable under his Separation Pay Agreement and (ii) $1,251,924, which cash amount is equal to $2,100,000, subject to Mr. Zacharias’s execution and non-revocation of a release of claims.

For purposes of the Retention Agreement, “Good Reason” means the occurrence of any of the following Mr. Zacharias’s written consent, provided that the terms of Mr. Zacharias’s employment as set forth in the Retention Agreement will not in any way constitute or give rise to Good Reason:

•	a material reduction in Mr. Zacharias’s annual rate of base salary other than a general reduction that affects all similarly situated executives in substantially the same proportions;

•	a material reduction in Mr. Zacharias’s target annual cash incentive opportunity;

•	a relocation of Mr. Zacharias’s principal place of employment by more than 30 miles;

•

a material, adverse change in Mr. Zacharias’s title, authority, duties, or responsibilities relative to the Mr. Zacharias’s role as described in the Retention Agreement (other than temporarily while Mr. Zacharias is physically or mentally incapacitated or as required by applicable law); or

•	a material, adverse change in the reporting structure applicable to Mr. Zacharias, relative to Mr. Zacharias’s role as described in the Retention Agreement.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, Shockwave’s directors and officers will be entitled to certain ongoing indemnification and insurance coverage. See the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 89 for a description of such ongoing indemnification and insurance coverage obligations.

Quantification of Potential Payments and Benefits to our Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the below table sets forth the amount of payments and benefits that will or may be paid or become payable to each of our named executive officers in connection with the Merger. The payments and benefits described below are calculated based on each named executive officer’s existing employment and equity arrangements with us and include certain payments or benefits that are contingent upon services to be provided by such named executive officer to Parent following the Closing, but only as set forth under the terms and conditions of our arrangements with the named executive officers (including the Retention Agreement with Mr. Zacharias).

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. For example, we have assumed that:

(i)	the relevant price per share of our common stock is $335.00, which is equal to the Merger Consideration;

(ii)	the Closing occurs on April 10, 2024, the latest practicable date prior to the filing of this proxy statement;

(iii)

except where otherwise described below, each named executive officer experiences a “double-trigger” qualifying termination (a termination without “cause,” or resignation for “good reason”), in either case, immediately following the Effective Time;

(iv)

each named executive officer’s base salary and target bonus amount remain unchanged from those in effect as of April 10, 2024, and no named executive officer receives any additional equity grants, and there is no additional vesting or forfeiture of any Company RSU Awards or Company PSU Awards, on or prior to the Effective Time; and

(v)	no named executive officer enters into a new agreement prior to the Effective Time or otherwise becomes legally entitled to any additional compensation or benefits.

The actual amounts payable to our named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

The amounts shown in the table below do not include payments or benefits that would have been earned on or prior to the Effective Time or the value of payments or benefits that are not based on or otherwise relate to the Merger. For purposes of this disclosure, “single-trigger” refers to payments or benefits that are conditioned only upon the closing of the Merger, and “double-trigger” refers to payments or benefits that are conditioned on both the closing of the Merger and a qualifying termination of employment.

Golden Parachute Compensation

Named Executive Officer	Cash($)(1)	Equity Awards($)(2)	Perquisites/ Benefits($)(3)	Total($)(4)
Doug Godshall	1,933,750	53,140,715	50,880	55,125,345
Renee Gaeta	804,167	6,663,150	50,880	7,518,197
Isaac Zacharias	2,100,000	21,521,070	50,880	23,671,950
Dan Puckett	—	9,205,800	—	9,256,680

(1)

The amounts shown in this column represent the aggregate cash severance that each named executive officer would receive upon a qualifying termination immediately following the Effective Time (double-trigger payments) and were determined based on the sum of (i) an amount equal to 150% of the named executive officer’s annual base salary (or, 200% in the case of Mr. Godshall), (ii) in the case of the named executive officer’s other than Mr. Zacharias, a pro-rated portion of the named executive officer’s annual bonus amount for 2024, assuming the applicable performance goals are achieved at target levels, plus (iii) in the case of Mr. Zacharias, the additional $1,251,924 that he would be entitled to receive under the Retention Agreement. The following table breaks down the amounts in this column by type of payment.

Named Executive Officer	Base Salary Component of Severance($)	Bonus Component of Severance($)	Additional Payment Under Retention Agreement ($)	Total($)
Doug Godshall	1,700,000	233,750	—	1,933,750
Renee Gaeta	750,000	54,167	—	804,167
Isaac Zacharias	848,076	—	1,251,924	2,100,000

(2)

The amounts shown in this column represent the aggregate amount of consideration that each named executive officer would receive with respect to his or her Company RSU Awards and Company PSU Awards that vest and are paid in connection with the Merger (single-trigger payments), as described in the section entitled “The Merger Agreement — Treatment of Shockwave Equity Awards.” None of the named executive officers have any unvested Company Options.

Named Executive Officer	Value of Unvested RSUs($)	Value of Unvested PSUs($)	Total($)
Doug Godshall	19,369,365	33,771,350	53,140,175
Renee Gaeta	6,663,150	—	6,663,150
Isaac Zacharias	11,609,090	9,911,980	21,521,070
Dan Puckett	4,447,460	4,758,340	9,205,800

(3)

The amounts shown in this column represent the value of 18 months’ of COBRA continuation coverage under our medical, dental and vision plans that each named executive officer would receive upon a qualifying termination immediately following the Effective Time (double-trigger payments).

(4)

Under the Separation Pay Agreements, amounts are subject to reduction in the event the named executive officer would receive a greater benefit on an after-tax basis by having some of his or her change in control-related payments and benefits cut back rather than paying the excise tax under Section 4999 of the Internal Revenue Code on such amounts, as described in further detail in the section of this proxy statement captioned “The Merger — Interests of Shockwave’s Directors and Executive Officers in the Merger.” This amount assumes that no such reduction is applied.

Financing of the Merger

The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent, as of the date of the Merger Agreement had and at all times from the date of the Merger Agreement through the Effective Time will have (and Merger Sub will have as of the

Effective Time) sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under the Merger Agreement, including the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of the Merger Agreement.

Closing and Effective Time

Unless otherwise mutually agreed in writing among Shockwave, Parent and Merger Sub, the closing of the Merger will take place on the third business day following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger.

Appraisal Rights

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger.

The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of our shares of common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of our common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, stockholders desiring to exercise appraisal rights must (1) properly submit a written demand for an appraisal of their shares of our common stock prior to the stockholder vote on the approval and adoption of the Merger Agreement, (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement, (3) hold shares of our common stock upon the making of a demand under clause (1) and continue to hold their shares of our common stock through the Effective Time, (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of our common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000 (each of (x) and (y), a “Minimum Condition”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

In considering whether to seek appraisal, you should be aware that the fair value of your shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to Section 262 that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Shockwave’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her, their or its appraisal rights will be entitled to receive the Merger Consideration offered pursuant to the Merger Agreement if the Merger is consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Shockwave believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of our common stock must strictly comply with Section 262. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Shockwave, before the vote on the adoption of the Merger Agreement at the Company Stockholders’ Meeting at which the Merger Proposal will be submitted to the Shockwave stockholders, a written demand for the appraisal of such person’s shares of our common stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Company Stockholders’ Meeting will constitute a waiver of appraisal rights. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Demand for Appraisal by a Holder of Record

A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.

Demand for Appraisal by a Beneficial Owner

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Shockwave under Section 262 and to be set forth on the Chancery List (as defined below) as required by Section 262. Although not expressly required by Section 262, Shockwave reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

Additional Instructions; Conditions

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, California 95054

Attention: Corporate Secretary

Demands for appraisal may not be submitted by electronic transmission.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal, that the Merger has become effective and of the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders or beneficial owners who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the Effective Time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Shockwave has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of our common stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must provide this statement to the requesting stockholder or beneficial owner within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (the “Chancery List”). If a petition for appraisal is timely filed, the Delaware Court of Chancery will hold a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss that person from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal.

Determination of Fair Value

After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that, at any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Shockwave believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Shockwave nor the Surviving Corporation anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming our common stock remains listed on a national securities exchange immediately prior to the Effective Time), or if the person delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of our common stock will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if a person delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger, or thereafter with the written approval of the Surviving Corporation.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of certain U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each of which is defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as we define below) or both, as the context may require.

This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:

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holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	holders who are subject to the alternative minimum tax;

•	holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of our common stock in connection with the performance of services;

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders (as we define below) whose “functional currency” is not the U.S. dollar;

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Non-U.S. Holders (as we define below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•	a corporation, or other entity classified as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares.

Gain or loss recognized by a U.S. Holder in the Merger will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of our common stock is more than one year at the time of the completion of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Backup Withholding

Information reporting and backup withholding (currently at a rate of 24%) may apply to proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a successor form), (2) a Non-U.S. Holder that provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 or (3) a holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each holder should consult such holder’s own tax advisor regarding the backup withholding tax rules.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”:

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(1) The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent, on the one hand, and the U.S. Antitrust Authorities, on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time will have expired or been terminated without the imposition of a Burdensome Condition (as defined in the section of this proxy statement captioned “The Merger Agreement —Antitrust Filings”), and (2) the approvals and clearances under the foreign antitrust laws of Austria and Germany and any other specified approvals or clearances that may be or become required, will have been obtained without the imposition of a Burdensome Condition; and

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No governmental authority of competent and applicable jurisdiction will have (1) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition or (2) issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition.

In addition, Parent’s obligation to complete the Merger is subject to the absence of any pending legal proceedings under any antitrust law brought by a governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or that seeks to impose a Burdensome Condition.

Parent, Merger Sub and Shockwave have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, as further described in the sections of this proxy statement captioned “The Merger Agreement —Reasonable Best Efforts” and “The Merger Agreement — Antitrust Filings.”

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Expiration or Termination of Waiting Period under the HSR Act in the United States

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until, among other things, Shockwave and Parent each files a Notification and Report Form under the HSR Act with the U.S. Antitrust Authorities, and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the U.S. Antitrust Authorities issue a request for additional information and documentary materials (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe an additional waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the U.S. Antitrust Authorities to delay the closing for a specified period of time.

Shockwave, Parent and Merger Sub have agreed in the Merger Agreement to make an appropriate filing of all notification and report forms as required by the HSR Act as soon as practicable after the date of the Merger Agreement, and in no event later than ten (10) business days following the date of the Merger Agreement (unless a later date is mutually agreed between the parties).

Other Potential Intervention Pursuant to Antitrust Laws

The Transactions are also subject to clearance or approval by regulatory authorities in Austria and Germany. The Transactions may also be subject to clearance and approval by regulatory authorities of specified other jurisdictions if in order to complete the Transactions such approvals are required or become required as a result of any regulatory authority asserting jurisdiction over the Transactions. The Transactions cannot be completed until Parent and Shockwave obtain clearance to consummate the Transactions or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Parent and Shockwave, in consultation and cooperation with each other, will file notifications, as required with regulatory authorities in Austria and Germany, as soon as practicable after the date of the Merger Agreement.

At any time before or after the Effective Time, the U.S. Antitrust Authorities or any state or foreign government or regulatory authority could take action under applicable antitrust or foreign direct investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies.

In addition, private parties may seek to take legal action under applicable antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals.

Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Shockwave in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement: (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made solely for the benefit of the parties to the Merger Agreement and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Shockwave, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Shockwave, Parent and Merger Sub rather than to establish matters as facts, and may also be subject to contractual standards of materiality that differ from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders, and in some cases were qualified by matters specifically disclosed in Shockwave’s filings with the SEC prior to the date of the Merger Agreement and confidential matters disclosed to Parent and Merger Sub by Shockwave in connection with the Merger Agreement. Stockholders should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Shockwave, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Shockwave’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Shockwave, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter of Shockwave provided to Parent and Merger Sub in connection with the execution of the Merger Agreement (the “Shockwave Disclosure Letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Shockwave, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Shockwave and our business.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Shockwave, the separate corporate existence of Merger Sub will cease and Shockwave will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. The closing of the Merger

(the “Closing”) will take place on the third business day after the satisfaction or, if permissible under applicable law, waiver of the conditions to the Merger described in the subsection “— Conditions to the Merger.” The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the parties will file a certificate of merger with respect to the Merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and will take such further actions as may be required to make the Merger effective. The Merger will become effective at the time and day of the filing of the Certificate of the Merger and acceptance by the Secretary of State of the State of Delaware, or a later time and day as may be agreed in writing by the parties and specified in the Certificate of Merger.

Certificate of Incorporation and Bylaws

At the Effective Time, subject to the provisions of the Merger Agreement described in “— Directors’ and Officers’ Indemnification and Insurance” below, (a) the certificate of incorporation of Shockwave will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and (b) the bylaws of Shockwave will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Shockwave Medical, Inc.”).

Directors and Officers

From and after the Effective Time, until their successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, the directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation, and the officers of Shockwave immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:

•

each share of our common stock that is outstanding immediately prior to the Effective Time (excluding (A) Excluded Shares and (B) any Dissenting Shares (each as defined below)) will be automatically converted into the right to receive $335.00 per share in cash (the “Merger Consideration”), without interest and less any required withholding tax;

•

each share of our common stock owned by Shockwave (as treasury stock or otherwise), other than shares of our common stock held on behalf of third parties, will be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger, and each share of our common stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or Shockwave, in each case, immediately prior to the Effective Time, other than shares held on behalf of third parties, will automatically be converted into such number of validly issued, fully paid and nonassessable shares (or fractional shares) of common stock of the Surviving Corporation such that each such holder of shares of our common stock will own the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such holder owned in Shockwave immediately prior to the Effective Time (collectively, the “Excluded Shares”); and

•

each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Shares of our common stock held or beneficially owned by Shockwave stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of these shares of our common stock in compliance in all respects with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but instead will be entitled to receive an amount as may be determined pursuant to Section 262 of the DGCL. However, all Dissenting Shares that are held by Shockwave stockholders who have failed to properly and validly demand or who have effectively withdrawn or otherwise lost their rights to appraisal of these Dissenting Shares under Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest and less any required withholding tax, upon compliance with the applicable procedures set forth in the Merger Agreement with respect to the surrender of certificates representing shares of our common stock or the book-entry transfer of shares of our common stock.

From and after the Effective Time, all shares of our common stock will no longer be outstanding, will automatically cease to exist, and will cease to have any rights with respect thereto, except as specified above.

Treatment of Shockwave Equity Awards

Pursuant to the terms of the Merger Agreement, at the Effective Time:

•

each option to purchase shares of our common stock (each, a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company Option immediately prior to the Effective Time and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, which amount will be paid in accordance with the Merger Agreement (the “Option Consideration”); provided that no Option Consideration will be payable with respect to any Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration and any such Company Option will be canceled for no consideration;

•

each award of restricted stock units with respect to shares of our common stock that is not subject to performance-based vesting conditions (each, a “Company RSU Award”) and that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration, which amount will be paid in accordance with the Merger Agreement; and

•

each award of restricted stock units with respect to shares of our common stock that is subject to performance-based vesting conditions (each, a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time whether vested or unvested, will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (A) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Closing and (B) the maximum level of performance as determined under the terms of the applicable award agreement as in effect on the date of the Merger Agreement for performance metrics for which the relevant performance period has not been completed as of the Closing) and (ii) the Merger Consideration, which amount will be paid in accordance with the Merger Agreement.

In addition, pursuant to the terms of the Merger Agreement, no individual who was not a participant in the ESPP as of the date of the Merger Agreement may enroll in the ESPP with respect to the offer period in effect as of such date (the “Existing Offer Period”), and no participant in the ESPP may increase the amount of his or her payroll deductions with respect to the Existing Offer Period. The Existing Offer Period may not be extended and no new offering period will commence. If the purchase date for the Existing Offer Period would otherwise occur on or after the Effective Time, then the Existing Offer Period will be shortened and the applicable purchase date will occur no later than five business days prior to the Effective Time as if such date were the last day of the Existing Offer Period and all participant contributions then in the ESPP will be used to purchase shares of our common stock as of such date in accordance with the terms of the ESPP. Each share of our common stock purchased under the ESPP prior to the Effective Time will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration (less applicable tax withholding) in the same manner as other shares of our common stock. The ESPP will terminate as of the Effective Time.

Representations and Warranties

In the Merger Agreement, Shockwave has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in the Shockwave Disclosure Letter and certain disclosures in Shockwave’s SEC filings since January 1, 2021 and publicly available prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; capitalization; subsidiaries; corporate power and authority; enforceability of the Merger Agreement; the necessary vote of Shockwave stockholders to adopt the Merger Agreement and approve the Merger; required governmental authorizations; non-contravention of applicable law and orders and Shockwave’s organizational documents and contracts; SEC filings, financial statements and internal controls and procedures; the absence of undisclosed liabilities; the absence of a Company Material Adverse Effect (as defined below); the absence of certain changes to the business of Shockwave since December 31, 2023; information provided or included in this proxy statement; brokers’ fees; employee benefit and employee matters; litigation; taxes; compliance with laws and permits; environmental matters; intellectual property; real property; material contracts; regulatory compliance; insurance; compliance with anti-bribery and anti-money laundering laws; related party transactions; the opinion of Shockwave’s financial advisor; and the inapplicability of state takeover laws. Each of Parent and Merger Sub has made customary representations and warranties to Shockwave with respect to, among other matters: organization and qualification; corporate power and authority; the enforceability of the Merger Agreement; information provided or included in this proxy statement; required governmental authorizations; non-contravention of applicable law and orders and their organizational documents and contracts; litigation; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; availability of sufficient funds; operation of Merger Sub; and brokers’ fees.

Some of the representations and warranties in the Merger Agreement made by Shockwave are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each, an “Effect”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Shockwave and its subsidiaries, taken as a whole. However, no Effect to the extent resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a “Company Material Adverse Effect,” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately impacts Shockwave and its subsidiaries relative to other companies operating in the medical device industry, in which case the incremental disproportionate impact of such Effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a “Company Material Adverse Effect”:

(a)	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b)

conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c)	conditions (or changes in such conditions) in the medical device industry;

(d)

political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e)

earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f)

changes in law or other legal or regulatory conditions (or the interpretation thereof), any quarantine, “shelter in place” or other similar law, order or formal recommendation by any governmental authority in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease (“Public Health Measures”) or any change in any Public Health Measures or changes in GAAP or other accounting standards (or the interpretation thereof);

(g)

the announcement of the Merger Agreement or the Transactions, the identity of Parent, Merger Sub or their affiliates as the acquiror of Shockwave, any loss of, or any adverse Effect in or with respect to, the relationship of Shockwave or any of its subsidiaries, with governmental authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of Shockwave or its subsidiaries) as a result thereof or in connection therewith, and any legal proceedings made or brought on or after the date of the Merger Agreement by current or former Shockwave stockholders (on their own behalf or on behalf of Shockwave) directly arising out of the Merger Agreement or the transactions contemplated by it (provided that the exception described in this clause (g) will not apply with respect to Shockwave’s representations and warranties relating to non-contravention of applicable law and orders and Shockwave’s organizational documents and contracts or the closing condition regarding the accuracy of such representations and warranties);

(h)

(i) any actions taken by Parent or any of its controlled affiliates or (ii) any actions taken or omitted to be taken by Shockwave (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that are expressly required or prohibited (as applicable) by the terms of the Merger Agreement. However, the exception in clause (C) will not apply to any action taken or omitted to be taken pursuant to Shockwave’s covenants described in the subsection“— Conduct of Business” below (unless Shockwave has requested to take an action that is prohibited by these covenants and Parent has unreasonably withheld, conditioned or delayed its written consent thereto, in which case the failure of Shockwave to take such action will not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i)

changes in Shockwave’s stock price or the trading volume of Shockwave’s stock, in and of itself, or any failure by Shockwave to meet any estimates or expectations of Shockwave’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Shockwave to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of these changes or failures, unless these changes or failures would otherwise be excepted from the definition of a “Company Material Adverse Effect”).

Pursuant to the Merger Agreement, Shockwave has represented that the Shockwave Board has (a) determined that it is in the best interests of Shockwave and its stockholders, and declared it advisable, for Shockwave to enter into the Merger Agreement and consummate the Transactions, (b) approved the execution and delivery by Shockwave of the Merger Agreement, the performance by Shockwave of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that all of the Shockwave stockholders adopt the Merger Agreement and (d) directed that the Merger Agreement and the Transactions be submitted to the Shockwave stockholders for approval and adoption thereby.

Conduct of Business

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time (the “Pre-Closing Period”), except (a) as set forth in the Shockwave Disclosure Letter, (b) as required by applicable law, (c) as consented to in writing by Parent (which will not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, Shockwave will:

•

use commercially reasonable efforts to, and to cause each of its subsidiaries to, conduct its business in all material respects according to its ordinary course of business consistent with past practice; and

•

use and will cause each of its subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with parties having significant business relationships with Shockwave or any of its subsidiaries.

However, notwithstanding the foregoing, during any period of full or partial suspension of operations related to COVID-19 or any Public Health Measures, Shockwave or any of its subsidiaries may, in connection with COVID-19 or any Public Health Measures, take actions reasonably necessary (i) to protect the health and safety of its employees and other individuals with whom it has business dealings or (ii) to respond to third-party supply or service disruptions caused by COVID-19 or any Public Health Measures, following prior consultation with Parent to the extent reasonably practicable.

The Merger Agreement also contains specific covenants restricting Shockwave and each of its subsidiaries from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above and certain additional exceptions specified in the Merger Agreement) including, among other things, not to:

•	adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of Shockwave or any of its subsidiaries;

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of Shockwave or its subsidiaries;

•	acquire or redeem, directly or indirectly, or amend securities of Shockwave;

•

split, combine or reclassify its capital stock or other equity interest or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interest;

•

(A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets or (2) ownership interest in any person or any business or division thereof, (B) sell, lease, license, transfer or otherwise dispose of, or subject to any lien, any material assets of Shockwave or any of its subsidiaries (including material intellectual property rights of Shockwave and shares in the capital stock or other equity interests of Shockwave or any of its subsidiaries) or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	change any financial accounting methods, principles or practices used by it;

•

(A) change any annual tax accounting period or method, (B) make, change or revoke any material tax election, (C) settle or compromise any audit or proceeding in respect of any material tax liabilities, except any ordinary course extension or waiver of an applicable statute of limitations, (D) file any material amended tax return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material tax, (F) surrender any right to claim a material tax refund or (G) enter into any tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in agreements or arrangements entered into in the ordinary course of business that are not primarily related to taxes);

•

except as required under a compensation or benefit plan in existence on the date of the Merger Agreement, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or compensation or benefit plan (including the grant of any Company Option, Company PSU Award or Company RSU Award or other equity or equity-based awards or the removal or modification of any restrictions in any compensation or benefit plan or awards made thereunder); (B) provide for an increase in compensation or benefits of any director, officer or employee of Shockwave or any of its subsidiaries or any independent contractor providing services to Shockwave or any of its subsidiaries; (C) establish, adopt, enter into, materially amend or terminate any compensation or benefit plan or any collective bargaining or similar labor contract; (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determination under any compensation or benefit plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (F) grant any change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee with an annual base salary or wages of $200,000 or higher or (H) hire or promote any individual with an annual base salary or wages of $200,000 or higher;

•	make or authorize any capital expenditures, or incur any obligations, liabilities or indebtedness in respect thereof;

•	settle any suit, action, claim, proceeding or investigation;

•

(A) enter into any contract that would, if entered into prior to the date of the Merger Agreement, constitute a material contract or a real property lease, (B) materially modify, materially amend or terminate any material contract or real property lease or waive, release or assign any material rights or claims thereunder or (C) lease, sublease or license any portion of owned or leased real property or otherwise permit, by grant of right, the occupancy of such real property by any person other than Shockwave and its subsidiaries;

•	sell or otherwise transfer any owned real property or enter into any contract granting any person the right to acquire any owned real property or to acquire any ownership interest in real property;

•

abandon, cancel, allow to lapse, fail to renew, fail to maintain, subject to the commercially reasonable judgment of Shockwave consistent with past practice, fail to diligently pursue application filed at any intellectual property office for or fail to defend, in each case, any material registered intellectual property of Shockwave for which Shockwave or any of its subsidiaries controls the prosecution or maintenance thereof;

•	initiate or commit to undertake any new clinical trials;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of Shockwave or its subsidiaries prior to the Effective Time.

No Solicitation

Except as otherwise described below, Shockwave has agreed that it and its subsidiaries will not, and will not authorize or permit any of their representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below);

•

furnish to any third party any non-public information relating to Shockwave or its subsidiaries, or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Shockwave or its subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal;

•	participate or engage in any discussions or negotiations with any person with respect to any Acquisition Proposal or potential Acquisition Proposal;

•

adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar contract with respect to an Acquisition Transaction (as defined below); or

•	resolve or agree to do any of the foregoing.

“Acquisition Proposal” means any offer, proposal or indication of interest by a third party to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) resulting in: (a) any acquisition by any third party or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of Shockwave or any tender or exchange offer that, if consummated, would result in any person or group beneficially owning more than twenty percent (20%) of the outstanding voting securities of Shockwave; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving Shockwave or its subsidiaries (i) pursuant to which any third party or “group” (as defined in or under Section 13(d) of the Exchange Act), other than Shockwave stockholders (as a group) immediately prior to the consummation of the transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of the transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which Shockwave stockholders (as a group) would hold, directly or indirectly, equity interests in the surviving or resulting entity of the transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than twenty percent (20%) of the assets of Shockwave and its subsidiaries on a consolidated basis (determined on a fair market value basis).

Except as otherwise described below, Shockwave has also agreed that Shockwave and its subsidiaries will immediately cease all existing discussions or negotiations with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal. Further, Shockwave has also agreed to promptly after and within one day of the date of the Merger Agreement terminate access by any third party to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each third party that has executed a confidentiality agreement relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to Shockwave or destroy all non-public documents and materials containing non-public information of Shockwave that has been furnished by Shockwave or any of its representatives to the third party.

Further, from the date of the Merger Agreement until the termination of the Merger Agreement, Shockwave will provide Parent with written notice of receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, as promptly as practicable and in any event within 24 hours following receipt. Such notice will indicate the identity of the person making the Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof. Thereafter, Shockwave will keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). Shockwave has also agreed to promptly, and in any event within 24 hours following receipt or delivery thereof, provide Parent with copies of all written Acquisition Proposals and all written inquiries, proposals, offers or other materials (including draft and proposed agreements and draft and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by Shockwave or any of its representatives from the person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its representatives, or are delivered by Shockwave or any of its representatives to such person(s) or any of its or their representatives.

Notwithstanding the restrictions described above, if at any time prior to obtaining the required Shockwave stockholder approval, Shockwave has received a written, bona fide Acquisition Proposal from any person after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement which are described in this subsection “— No Solicitation,” and the Shockwave Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take the actions described in clause (a), (b) or (c) below would be inconsistent with its fiduciary duties under applicable law, then Shockwave may (a) enter into a confidentiality agreement with the third party in accordance with the terms of the Merger Agreement, (b) furnish information with respect to Shockwave to the person making such Acquisition Proposal and its representatives (provided that (i) Shockwave substantially contemporaneously provides or makes available to Parent any such non-public information to the extent not previously provided to Parent and (ii) Shockwave must have entered into a confidentiality agreement with the person making such Acquisition Proposal in accordance with the terms of the Merger Agreement with such person and provided Parent a copy of such confidentiality agreement) and (c) participate and engage in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal (and waive such person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with Shockwave first taking any of the actions described in clauses (a), (b) or (c) of the immediately preceding sentence, Shockwave must provide written notice to Parent of the determination of the Shockwave Board that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal.

Shockwave has also agreed that any violation of the non-solicitation provisions of the Merger Agreement by any of its subsidiaries or any of its or their representatives will constitute a breach by Shockwave of these provisions.

“Superior Proposal” means a bona fide, written offer for an Acquisition Transaction that did not result from a material breach of the non-solicitation provisions of the Merger Agreement as described in this subsection “— No Solicitation” on terms that the Shockwave Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to Shockwave stockholders, from a financial point of view, than the terms of the Merger (including any changes to the terms and conditions of the Merger Agreement proposed by Parent in writing in a binding offer in response to such proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of such offer that the Shockwave Board deems relevant and the Person making such offer; provided, however, that for purposes of the reference to an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

The Shockwave Board Recommendation; Shockwave Board Recommendation Change

Subject to the provisions described below, the Shockwave Board will recommend that Shockwave stockholders vote in favor of and adopt the Merger Agreement (the “Shockwave Board Recommendation”). Shockwave agreed that neither the Shockwave Board nor any committee thereof will: (a) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Shockwave Board Recommendation, or publicly propose to do any of the foregoing; (b) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; or (c) fail to include the Shockwave Board Recommendation in this proxy statement (each of clauses (a), (b) and (c), a “Shockwave Board Recommendation Change”). However, a “stop, look and listen” communication by the Shockwave Board or any committee thereof to Shockwave stockholders pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to a Shockwave Board Recommendation Change.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the required Shockwave stockholder approval, (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement or the occurrence of an Intervening Event (as defined below), the Shockwave Board is permitted to effect a Shockwave Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, Shockwave is permitted to terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, if, in each case, all of the following conditions are met:

•

the Shockwave Board must determine in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•

in the case of receipt of an Acquisition Proposal, the Shockwave Board must determine in good faith (after consultation with financial advisor(s) and outside legal counsel) that the Acquisition Proposal constitutes a Superior Proposal;

•

Shockwave must provide written notice to Parent at least four business days prior to effecting a Shockwave Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”);

•

prior to effecting a Shockwave Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, Shockwave must negotiate with Parent in good faith (to the extent Parent seeks to negotiate) during the four business day period to enable Parent to propose in writing a binding offer to amend the terms and conditions of the Merger Agreement as would obviate the basis for a Shockwave Board Recommendation Change or cause the applicable Acquisition Proposal to no longer constitute a Superior Proposal; and

•

no earlier than the end of the four business day period, the Shockwave Board must determine in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of the Merger Agreement proposed in writing in a binding offer by Parent during the four business day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of an Acquisition Proposal, that the Acquisition Proposal continues to constitute a Superior Proposal).

Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration) or other material revision to the terms or conditions thereof, Shockwave must provide a new Change of Recommendation/Termination Notice to Parent, and any Shockwave Board Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new Change of Recommendation/Termination Notice will again be subject to the procedures described above, except that references to four business days will be deemed to be two business days.

“Intervening Event” means a change, occurrence, effect, event, circumstance or development that (a) was not known to the Shockwave Board prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Shockwave Board as of the date of the Merger Agreement and (b) does not relate to an Acquisition Proposal.

Reasonable Best Efforts

Each of Parent, Merger Sub and Shockwave has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (a) cause each of the conditions to the Merger described in the subsection “— Conditions to the Merger” to be satisfied, as promptly as practicable after the date of the Merger Agreement; (b) obtain, as promptly as practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Merger; (c) obtain all necessary consents under any contracts to which Shockwave or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the Transactions; and (d) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, neither party, prior to the Effective Time, will be required to, and Shockwave will not without the consent of Parent, pay any consent or other similar fee or other consideration to obtain any consent of any third party under any contract, but if Parent so requests, Shockwave will agree to any such payment, consideration, security or Liability that is conditioned upon the Closing.

Antitrust Filings

Each of Parent and Merger Sub, on the one hand, and Shockwave, on the other hand, has agreed to file (1) a Notification and Report Form with the U.S. Antitrust Authorities relating to the Merger Agreement and the Transactions as required by the HSR Act as soon as practicable after(and in no event later than ten business days following) the date of the Merger Agreement and (2) any other submission required pursuant to any foreign antitrust law in Germany and Austria as soon as practicable after the date of the Merger Agreement.

Each of Parent and Shockwave has agreed to (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information and documentary material that may be required in order to make such filings, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign governmental authority responsible for the enforcement of any foreign antitrust law, (d) cooperate with each other and use their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from these legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and (e) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable foreign antitrust law as soon as practicable, and to avoid any impediment to the consummation of the Transactions under any antitrust laws, including (i) proffering and consenting and/or agreeing to the sale, divestiture, licensing or the holding separate of particular assets, categories of assets or portions of any business of Shockwave or any of its subsidiaries, (ii) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of Shockwave or any of its subsidiaries and (iii) agreeing to limitations on the conduct or actions of Parent and/or its affiliates (including the Surviving Corporation and its subsidiaries) with respect to any particular assets, categories of assets or portions of any business of Shockwave or any of its subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (i), (ii) and (iii), “Remedy Actions”).

Notwithstanding the foregoing, neither Parent nor any of its affiliates will be required to (and Shockwave and its subsidiaries will not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of Shockwave or any of its subsidiaries if, in each case, the Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of Shockwave and its subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its affiliates expect as a result of the Merger or (y) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or any of its affiliates (the effects referred to in clauses (x) and (y), a “Burdensome Condition”).

Further, in no event will Parent, Shockwave or their respective affiliates be required to (and Shockwave and its subsidiaries will not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of Merger (provided that, if so requested by Parent, Shockwave will agree to take any such Remedy Action that is conditioned upon the consummation of the Merger).

Each of Parent and Merger Sub, on the one hand, and Shockwave, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. If any party to the Merger Agreement or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the Transactions pursuant to the HSR Act or any other antitrust law with respect to which any filings have been made, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other party, an appropriate response in substantial compliance with such request. In connection with the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (a) give the other party reasonable advance notice of and the opportunity to participate in all pre-arranged substantive meetings and conference calls with any governmental authority relating to the Merger, (b) keep the other party reasonably apprised of any substantive oral communications with any governmental authority in respect of the Merger, (c) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (d) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) to or from any governmental authority relating to the Merger (subject to withholding or redactions to address reasonable privilege or confidentiality concerns), (e) provide each other (or outside counsel of each party, as appropriate) with copies of all substantive written communications to or from any governmental authority relating to the Merger and (f) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Antitrust Clearance Condition, the No Legal Restraint Condition (solely in respect of any antitrust law) and the No Antitrust Proceedings Condition (each as defined in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Merger”).

Notwithstanding the foregoing, Parent and Shockwave will jointly devise, lead and control all aspects of the parties’ strategy, communications and efforts in furtherance of the parties’ respective obligations, including jointly making any determination relating to whether to extend any waiting, review or comparable period under the HSR Act or any foreign antitrust law (including entering into any agreement with any governmental authority not to consummate the Transactions contemplated by the Merger Agreement for some period of time). Parent and Shockwave will use their reasonable best efforts to jointly evaluate and consider such determinations, and each of Parent and Shockwave will consult and cooperate in all respects with one another and consider in good faith the views of one another. Notwithstanding the foregoing, in the event of any disagreement concerning any joint determinations referenced above, Parent will make the final determination and Parent’s decision will prevail and control (and Shockwave may not take any actions in contravention of such determination by Parent), but without the prior written consent of Shockwave (such consent not to be unreasonably withheld, conditioned or delayed),

Parent will not enter into any agreement with any governmental authority that would have the effect of delaying the consummation of the Merger beyond the Termination Date (as defined below) without giving effect to any permitted extensions thereof.

None of Parent, Merger Sub nor any of their controlled affiliates may acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any governmental authority under any antitrust laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

Public Statements and Disclosure

Each of Shockwave, Parent and Merger Sub has agreed that neither Shockwave, on the one hand, nor Parent and Merger Sub, on the other hand, will issue any public release or make any public announcement concerning the Merger Agreement or the Transactions without the prior written consent of the other parties (which consent will not be unreasonably withheld, conditioned or delayed), except as required by applicable law or applicable stock exchange rules or regulations, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party or parties a reasonable opportunity to comment on such release or announcement in advance of such issuance, subject to certain other exceptions.

Anti-Takeover Laws

In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or the Transactions, Shockwave has agreed that Shockwave and the Shockwave Board will grant any necessary approval and take any necessary action so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement.

Access

Shockwave has agreed, subject to certain exceptions, to afford Parent and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of Shockwave and its subsidiaries and to furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, in each case solely for the purpose of consummating the Transactions or for reasonable integration planning purposes and subject to customary exceptions and limitations. Notwithstanding anything to the contrary in the Merger Agreement, Shockwave will not be required to prepare any reports, analyses, appraisals or opinions that are not readily available.

Section 16(b) Exemption

Shockwave has agreed to take all actions reasonably necessary to cause the dispositions of equity securities of Shockwave (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of Shockwave to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights from and after the Effective Time in favor of Shockwave’s current or former directors and officers (determined as of the Effective Time), in each case, when acting in such capacity or, while a director or officer of Shockwave, serving as a director, officer, member, trustee or fiduciary of another entity or enterprise at the request or benefit of Shockwave (collectively, the “D&O Indemnified Parties”). In addition, Parent and the Surviving Corporation have agreed, for a period of six years from the Effective Time, to maintain in effect the indemnification, expense advancement and exculpation equivalent to the provisions of Shockwave’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, with respect to any acts or omissions occurring prior to the Effective Time, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties.

The Merger Agreement also provides that, prior to the Effective Time, Shockwave will or, if Shockwave is unable to, the Surviving Corporation as of the Effective Time will, purchase a six year prepaid “tail” policy with respect to matters arising on or before the Effective Time (including in connection with the Merger Agreement and the transactions or actions contemplated by the Merger Agreement), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Shockwave’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies. The Surviving Corporation will maintain such “tail” policy in full force and effect, for its full term, and honor all obligations thereunder. Notwithstanding the foregoing, Shockwave will not pay, and the Surviving Corporation will not be required to pay, in excess of 300% of the last annual premium Shockwave paid prior to the date of the Merger Agreement in respect of such “tail” policy. If, however, Shockwave or the Surviving Corporation fails to obtain such “tail” insurance policies prior to or as of the Effective Time, the Merger Agreement provides that the Surviving Corporation will, for a period of six years from the Effective Time, maintain in effect the current directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by Shockwave as of the date of the Merger Agreement with respect to matters arising on or before the Effective Time, but in such event, Parent and the Surviving Corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Shockwave prior to the date of the Merger Agreement in respect of the coverage required to be obtained but will instead purchase as much coverage as practicable for that amount.

Employee Matters

For 12 months following the Effective Time, Parent has agreed to provide each Shockwave employee who continues employment following the Effective Time (a “Continuing Employee”) with: (a) a base salary or wage rate, as applicable, that is not less favorable than the base salary or wage rate (as applicable) provided by Shockwave to such Continuing Employee immediately prior to the Effective Time, (b) an annual cash incentive opportunity that is no less favorable than the annual cash incentive opportunity provided by Shockwave to such Continuing Employee immediately prior to the Effective Time, (c) severance benefits that are no less favorable than the severance benefits set forth in the Shockwave Disclosure Letter and (d) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Parent’s election (1) the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, equity and retention, change in control or other one-off payments or benefits) provided by Shockwave to such Continuing Employee immediately prior to the Effective Time or (2) the other compensation and employee benefits provided to similarly situated new hires of Parent and its affiliates, provided that, Parent will only be permitted to provide such other compensation and employee benefits pursuant to clause (2) prior to December 31, 2024 if such other compensation and employee benefits are greater in the aggregate than those other compensation and employee benefits described under clause (1).

The Merger Agreement further provides that, to the extent that Parent makes any compensation or benefit plan, or other compensation or severance arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries available to Continuing Employees on or following the Effective Time, Parent will recognize such employees’ service with Shockwave for purposes of (a) vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (b) eligibility and benefit accrual for awards under Parent’s vacation and work anniversary service award programs, (c) eligibility to participate in Parent’s health or welfare plans (excluding any post-employment plan), (d) eligibility, vesting and company contributions under Parent’s

401(k) plans and (e) benefit calculation under Parent’s severance plan (unless covered under another arrangement with Shockwave), in each case, except to the extent such service was not taken into account under the analogous plans before the Effective Time or would result in a duplication of benefits. In addition, Parent will use commercially reasonable efforts to provide that, with respect to health and welfare plans made available to Continuing Employees, such employees will be (1) immediately eligible to participate in such plans and that all waiting periods, preexisting condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements will be waived to the extent such requirements did not apply under the corresponding Shockwave plan and (2) given credit for any expenses incurred before commencing participation in such plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements.

Prior to making any broad-based written or material oral communications to the directors, officers or employees of Shockwave relating to any compensation or benefits to be provided at or following the Effective Time, Shockwave will provide Parent with a copy of the intended communication, and the Parent will have a reasonable period of time to review and comment on the communication which comments will be considered by Shockwave and its subsidiaries in good faith.

Stockholder Litigation

Shockwave has agreed to promptly advise Parent of, and keep Parent reasonably informed about, any legal proceeding against Shockwave and/or any of its directors (in their capacity as such) by any Shockwave stockholders (on their own behalf or on behalf of Shockwave) relating to the Merger Agreement or the Transactions. Except if the Shockwave Board has made a Shockwave Board Recommendation Change, Shockwave has agreed to give Parent the opportunity to consult with Shockwave regarding, or participate in, but not control, the defense or settlement of any such legal proceeding. Shockwave may not enter into any settlement agreement in respect of such legal proceeding against Shockwave and/or its directors or officers relating to the Merger Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Delisting

The parties have agreed to cooperate to take all actions necessary to delist our common stock from NASDAQ and terminate its registration under the Exchange Act, effective following the Effective Time.

Company Stockholders’ Meeting

Notwithstanding any Shockwave Board Recommendation Change but subject to applicable law and to the extent not prohibited by any order, Shockwave has agreed to take all necessary actions in accordance with applicable law, the certificate of incorporation or bylaws of Shockwave and the rules of Nasdaq to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the required Shockwave stockholder approval, as promptly as practicable after the proxy statement is cleared for a definitive filing. Shockwave has agreed to solicit, from Shockwave stockholders, proxies in favor of the adoption of the Merger Agreement in accordance with the DGCL and, unless the Shockwave Board has effected a Shockwave Board Recommendation Change in accordance with the Merger Agreement, Shockwave has agreed to use its reasonable best efforts to obtain the required Shockwave stockholder approval at the Company Stockholders’ Meeting. Shockwave has agreed not to adjourn or postpone the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), except in certain circumstances set forth in the Merger Agreement.

Notice of Certain Events

Shockwave has agreed to give prompt notice to Parent, and Parent has agreed to give prompt notice to Shockwave, (a) of any notice or other communication received from any person alleging that the consent of such person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain the consent could be material to Shockwave, the Surviving Corporation or Parent, (b) of any legal proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its affiliates or otherwise relating to such party or any of its affiliates, in each case relating to any of the Transactions and (c) if it obtains knowledge of any breach of its representations, warranties and covenants under the Merger Agreement that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions.

Credit Facility; Convertible Notes; Capped Call Transactions

Shockwave has agreed to deliver to Parent at least one business day prior to the Effective Time, an executed customary payoff letter and lien terminations with respect to Shockwave’s existing credit agreement, in each case, in form and substance reasonably acceptable to the Parent, subject to receipt by the lenders of the applicable payoff amount, providing for the release of all liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under Shockwave’s existing credit agreement.

Shockwave has agreed to, prior to the Effective Time and at Parent’s written request, deliver any notices (including with respect to holders’ rights to require repurchase or conversion of Shockwave’s 1.00% convertible senior notes due 2028 (the “Convertible Notes”)) that may be required by the indenture for the Convertible Notes (the “Indenture”) and use commercially reasonable efforts to take all other actions that may be required to be taken, at or prior to the Effective Time under the Convertible Notes and the Indenture in connection with or as a result of the Transactions; provided that no such notice will be required that is not contingent on the occurrence of the Effective Time.

Shockwave has also agreed to cooperate with Parent to (i) execute and deliver to the trustee under the Indenture (the “Trustee”) a supplemental indenture, as and to the extent required by the Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Convertible Notes will have the right to convert such convertible notes into the Merger Consideration in accordance with, and subject to, the provisions of the indenture, and (ii) use commercially reasonable efforts to cause to be executed and delivered to the Trustee an officers’ certificate and opinion of counsel and any other related documentation required by the Indenture.

Shockwave has agreed to, prior to the Effective Time, (i) take all commercially reasonable actions reasonably requested by Parent in connection with making elections under, amending, obtaining waivers and/or unwinding or otherwise settling the capped call transactions entered into by Shockwave in connection with the Convertible Notes and (ii) use its commercially reasonable efforts to cooperate with Parent in initiating or continuing any discussions, negotiations or agreements with the counterparties to such capped call transactions.

Real Estate Matters

Subject to certain conditions set forth in the Merger Agreement, Shockwave has agreed to reasonably cooperate with Parent (at the reasonable request and sole expense of Parent) in obtaining (1) new owner’s title insurance policies and (2) NSPS/ALTA surveys in respect of any real property owned in fee simple by Shockwave and any of its subsidiaries.

Joint Venture

To the extent reasonably requested by Parent and subject to certain limitations set forth in the Merger Agreement, Shockwave has agreed to use its commercially reasonable efforts to facilitate discussions between Parent and Genesis MedTech International Private Limited (the “JV Partner”) with respect to the Transactions and the commercial relationship with the JV Partner with respect to the period following the Effective Time.

Conditions to the Merger

Pursuant to the Merger Agreement, the respective obligations of Shockwave, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions prior to the Effective Time:

•

No governmental authority of competent and applicable jurisdiction will have (a) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition or (b) issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition (the “No Legal Restraint Condition”);

•

(1) The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent, on the one hand, and the U.S. Antitrust Authorities, on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time will have expired or been terminated without the imposition of a Burdensome Condition and (2) the approvals and clearances under the foreign antitrust laws of Germany and Austria, and any other specified approvals or clearances that may be or become required, will have been obtained without the imposition of a Burdensome Condition (the “Antitrust Clearance Condition”); and

•	The adoption of the Merger Agreement by the affirmative vote of holders of a majority of our outstanding common stock as of the Record Date.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent (where permissible under applicable law) at or prior to the Closing of each of the following conditions:

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Certain of Shockwave’s representations and warranties (i) related to a Company Material Adverse Effect will be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) related to Shockwave’s capitalization will be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, and (iii) related to Shockwave’s organization and qualification, capitalization, subsidiaries, corporate power, stockholder approval of the Merger and brokers and certain expenses will (A) to the extent qualified by “materiality” or “Company Material Adverse Effect” qualifiers be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (B) to the extent not so qualified, be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

Shockwave’s other representations and warranties will be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (together with the immediately preceding bullet point, the “Shockwave Representations Condition”);

•

Shockwave will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Closing Date (the “Shockwave Covenant Condition”);

•

Shockwave will have delivered to Parent a certificate, signed on behalf of Shockwave by its chief executive officer, certifying that the conditions set forth in the three bullet points immediately above have been satisfied; and

•

No legal proceeding will be pending under any antitrust law brought by any governmental authority of competent and applicable jurisdiction that (i) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or (ii) seeks to impose any Burdensome Condition (the “No Antitrust Proceedings Condition”).

In addition, the obligations of Shockwave to consummate the Merger are subject to the satisfaction or waiver by Shockwave (where permissible under applicable law) on or prior to the Closing Date of each of the following conditions:

•

The representations and warranties of Parent and Merger Sub will be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger (the “Parent Representations Condition”);

•

Each of Parent and Merger Sub will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Effective Time (the “Parent Covenant Condition”); and

•

Parent will have delivered to Shockwave a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions described in the two bullets immediately above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written agreement of Parent and Shockwave;

(b)	by either Parent or Shockwave:

(i) if the Effective Time has not occurred on or before January 4, 2025 (the “Termination Date”); provided, however, that if on the original Termination Date any of the No Legal Restraint Condition (solely in respect of any antitrust law or order under any antitrust law), the Antitrust Clearance Condition or the No Antitrust Proceedings Condition has not been satisfied or waived, then the Termination Date will be automatically extended to July 7, 2025 (and all references to the Termination Date in this proxy statement will be as so extended) (such termination, an “End Date Termination”); provided, however, that the right to terminate the Merger Agreement pursuant to the End Date Termination will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any law or order having the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition (which, in each case, has become final and non-appealable); provided, that the right to so terminate the Merger Agreement will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been the principal cause of or resulted in the existence of such law or order; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have concluded and the required Shockwave stockholder approval was not obtained (such termination, a “No Vote Termination”);

(c)	by Shockwave, in the event that:

(i) (A) Shockwave is not in breach of the Merger Agreement such that Parent has the right to terminate the Merger Agreement pursuant to a Shockwave Breach Termination (as defined below), (B) Parent and/or Merger Sub has breached or otherwise failed to perform any of their respective covenants, agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement has become or been inaccurate, which in either case would give rise to the failure of the Parent Representations Condition or the Parent Covenant Condition and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within 20 business days following Shockwave’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy (such termination, a “Parent Breach Termination”); or

(ii) prior to obtaining the required Shockwave stockholder approval, the Shockwave Board has determined to terminate the Merger Agreement in accordance with the terms described in the subsection “— The Shockwave Board Recommendation; Shockwave Board Recommendation Change” above in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) Shockwave has complied in all material respects with the terms described in the subsection “— The Shockwave Board Recommendation; Shockwave Board Recommendation Change” and “— No Solicitation” above, and (B) concurrently with and as a condition to such termination, the Shockwave Board pays Parent the Termination Fee (such termination, a “Superior Offer Termination”);

(d)	by Parent, in the event that:

(i) (A) Parent and Merger Sub are not in breach of the Merger Agreement such that Shockwave has the right to terminate the Merger Agreement pursuant to a Parent Breach Termination, (B) Shockwave has breached or failed to perform any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Shockwave set forth in the Merger Agreement has been or become inaccurate, which in either case would give rise to the failure of any of the Shockwave Representations Condition or the Shockwave Covenant Condition to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within 20 business days following Parent’s delivery of written notice to Shockwave of such breach, failure to perform or inaccuracy (such termination, a “Shockwave Breach Termination”); or

(ii) (A) a Shockwave Board Recommendation Change has occurred or (B) following receipt by Shockwave of an Acquisition Proposal that is publicly announced or otherwise publicly known, Shockwave has failed to publicly reaffirm the Shockwave Board Recommendation within ten business days of receipt of a written request by Parent to provide such reaffirmation (such termination, a “Change in Recommendation Termination”).

Effect of Termination

If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Termination Fee (as defined below), there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers, employees, affiliates, agents or other representatives; provided that no party will be relieved from any liability or damage resulting from any Fraud or Willful Breach (each, as defined below) of the Merger Agreement that occurs prior to such termination.

“Fraud” means common law fraud under Delaware law of Shockwave, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in the Merger Agreement.

“Willful Breach” means a material breach of a covenant or obligation set forth in the Merger Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of a covenant or obligation set forth in the Merger Agreement.

Termination Fee

Shockwave has agreed to pay Parent a termination fee of $448,000,000 (the “Termination Fee”) in the event that:

(a)

(i) the Merger Agreement is terminated by Parent or Shockwave pursuant to an End Date Termination (but in the event of a termination by Shockwave, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to a Shockwave Breach Termination) or a No Vote Termination; (ii) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a bona fide Acquisition Proposal has been publicly announced or has otherwise become publicly disclosed or publicly known, and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to the date that is ten business days prior to the termination of the Merger Agreement; and (iii) within twelve months following such termination of the Merger Agreement, (x) Shockwave enters into a definitive agreement with any third party with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether during or after such twelve month period), or (y) an Acquisition Transaction is consummated, in which case the Termination Fee will be payable concurrently with the consummation of any such Acquisition Transaction (provided that for purposes of determining if the Termination Fee is payable under this prong (a), all references to percentages in the definition of “Acquisition Transaction” described above under “— No Solicitation” will be deemed to be references to “50%”);

(b)

the Merger Agreement is terminated by Shockwave pursuant to a Superior Offer Termination, in which case the Termination Fee is payable concurrently with and as a condition to the effectiveness of such termination; or

(c)	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination, in which case the Termination Fee is payable within two business days after such termination.

In no event will Shockwave be required to pay the Termination Fee on more than one occasion. The payment by Shockwave of the Termination Fee (and, in respect of any overdue payment, if applicable, (i) expense reimbursement of Parent (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related legal proceedings and (ii) interest payments) will be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of the Merger Agreement under circumstances requiring the payment of a Termination Fee for any and all losses or damages suffered or incurred by Parent or any of its affiliates or representatives in connection with the Merger Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger (except that such payment by Shockwave of the Termination Fee will not limit the rights or remedies of Parent or any of its affiliates under the equitable remedy provisions described in “— Remedies” below or in the case of Willful Breach).

Remedies

Parent, Merger Sub and Shockwave have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties have acknowledged and agreed that in the event of any breach by Shockwave, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, Shockwave, on the one hand, and Parent and Merger Sub, on the other hand, will be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of the Merger Agreement by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement. Shockwave, on the one hand, and Parent and Merger Sub, on the other hand, have agreed not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Fees and Expenses

Except in limited circumstances expressly specified in the Merger Agreement, including as described under subsection “— Termination Fee” above, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger are consummated.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on Nasdaq under the symbol “SWAV.” As of the Record Date, there were [●] shares of our common stock outstanding. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High ($)	Low ($)
Fiscal Year 2024 – Quarter Ended
March 31 through April 17	$315.50	$329.85
March 31	$331.58	186.33
Fiscal Year 2023 – Quarter Ended
December 31	$219.57	157.00
September 30	$285.72	192.01
June 30	$315.95	213.22
March 31	$220.00	172.50
Fiscal Year 2022 – Quarter Ended
December 31	$320.54	200.39
September 30	$314.90	186.00
June 30	$223.15	113.36
March 31	$213.38	125.00
Fiscal Year 2021 – Quarter Ended
December 31	$249.73	161.39
September 30	$237.76	158.41
June 30	$203.74	128.02
March 31	$143.79	91.46

On [●], 2024, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC and you will no longer have any interest in Shockwave’s future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of March 31, 2024 by:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and current executive officers as a group, as reported by each person; and

•

each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of the outstanding shares of our common stock based on information provided in their most recent filings with the SEC.

The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 37,496,110 shares of our common stock outstanding as of March 31, 2024.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock subject to options that were currently exercisable as of March 31, 2024 or exercisable within 60 days of March 31, 2024 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Restricted stock units that are scheduled to vest during the 60-day period following March 31, 2024 are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Shockwave Medical, Inc., 5403 Betsy Ross Drive Santa Clara, California 95054.

Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

	Shares Beneficially Owned
Name of Beneficial Owner	Number (#)	Percent (%)
Greater than 5% Stockholders
BlackRock, Inc.(1)	3,740,596	10.0
The Vanguard Group, Inc.(2)	3,633,720	9.7
Entities affiliated with Wellington Management Group LLP(3)	2,500,594	6.7
Entities and persons affiliated with FMR LLC(4)	2,039,230	5.4
Directors and Named Executive Officers
Douglas Godshall(5)	474,180	1.3
Renee Gaeta	—	*
Daniel Puckett(6)	771	*
Isaac Zacharias(7)	50,908	*
Kevin Ballinger	—	*
Laura Francis(8)	17,738	*
C. Raymond Larkin, Jr.(9)	33,233	*
Frederic Moll, M.D.(10)	320,559	*
Antoine Papiernik(11)	34,177	*
Maria Sainz(12)	4,592	*
Sara Toyloy(13)	2,937	*
Jay Watkins(14)	105,490	*
All current executive officers and directors as a group (11 persons)(15)	1,053,814	2.8

*	Represents less than 1% of our outstanding common stock.
(1)

The number of shares reported is based solely on information disclosed on a Statement on Schedule 13G, Amendment No. 3, filed with the SEC on January 24, 2024, reporting beneficial ownership of our common stock as of December 31, 2023 by BlackRock, Inc. (“BlackRock”), a Delaware corporation, on behalf of itself as a parent holding company or control person for the following subsidiaries: (i) BlackRock Life Limited; (ii) BlackRock Advisors, LLC; (iii) Aperio Group, LLC; (iv) BlackRock (Netherlands) B.V.; (v) BlackRock Fund Advisors; (vi) BlackRock Institutional Trust Company, National Association; (vii) BlackRock Asset Management Ireland Limited; (viii) BlackRock Financial Management, Inc.; (ix) BlackRock Asset Management Schweiz AG; (x) BlackRock Investment Management, LLC; (xi) BlackRock Investment Management (UK) Limited; (xii) BlackRock Asset Management Canada Limited; (xiii) BlackRock (Luxembourg) S.A.; (xiv) BlackRock Investment Management (Australia) Limited; (xv) BlackRock Advisors (UK) Limited; and (xvi) BlackRock Fund Managers Ltd. Of the aggregate 3,740,596 shares of our common stock reported as beneficially owned in such capacity, BlackRock reported sole voting power with respect to 3,650,730 shares and sole dispositive power with respect to 3,740,596 shares. BlackRock’s principal business office address is 50 Hudson Yards, New York, NY 10001.

(2)

The number of shares reported is based solely on information disclosed on a Statement on Schedule 13G, Amendment No. 4, filed with the SEC on February 13, 2024, reporting beneficial ownership of our common stock as of December 29, 2023 by The Vanguard Group, Inc. (“Vanguard”), a Pennsylvania corporation, in its capacity as a registered investment adviser. Pursuant to the aforementioned Statement, these securities are beneficially owned by Vanguard through managed accounts belonging to its clients. Of the total number of shares of our common stock reported as beneficially owned, Vanguard reported that it has sole voting power with respect to none of the shares, shared voting power with respect to 15,957 shares, sole dispositive power with respect to 3,578,704 shares, and shared dispositive power with respect to 55,016 shares. Vanguard’s principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

The number of shares reported is based solely on information disclosed on a Statement on Schedule 13G filed with the SEC on February 8, 2024, which reported an aggregate 2,500,594 shares of our common stock directly or indirectly beneficially owned, as of December 29, 2023 by: (i) Wellington Management Group LLP; (ii) Wellington Group Holdings LLP; and (iii) Wellington Investment Advisors Holdings LLP (collectively, the “Wellington Holding Companies”) as well as (iv) Wellington Management Company LLP (“Wellington US,” and together with the Wellington Holding Companies, the “Wellington Affiliates”) each in its respective capacity as a holding company or registered investment adviser. Further, on the Statement, the Wellington Affiliates reported direct or indirect beneficial ownership of our common stock on behalf of themselves and as parent holding companies and/or control persons for the following subsidiary investment advisers: (v) Wellington Management Canada LLC; (vi) Wellington Management Singapore Pte Ltd; (vii) Wellington Management Hong Kong Ltd; (viii) Wellington Management International Ltd; (ix) Wellington Management Japan Pte Ltd; and (x) Wellington Management Australia Pty Ltd. Of the total number of shares of our common stock reported as beneficially owned, the Wellington Holding Companies reported shared voting power with respect to 2,274,412 shares and shared dispositive power with respect to 2,500,594 shares, and Wellington US reported shared voting power with respect to 2,260,495 shares and dispositive power with respect to 2,437,153 shares. The principal business office address of each of the aforementioned parties is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)

The number of shares reported is based solely on information disclosed on a Statement on Schedule 13G, Amendment No. 5, filed with the SEC on February 9, 2024, reporting beneficial ownership of our common stock as of December 31, 2023 by FMR LLC, a Delaware limited liability company, and Abigail P. Johnson. According to the aforementioned Statement, the following subsidiaries of parent holding company FMR LLC may also be deemed to beneficially own securities reported by it: (a) FIAM LLC, (b) Fidelity Institutional Asset Management Trust Company, (c) Fidelity Management & Research Company LLC, (d) Fidelity Management Trust Company, and (e) Strategic Advisers LLC (collectively, the “FMR Affiliates”). Abigail P. Johnson is the Director, Chairman, and Chief Executive Officer of FMR LLC, and may be deemed to exercise voting and investment discretion over securities held by FMR LLC or the FMR

Affiliates. Additionally, according to the Statement, certain members of the Johnson family who have entered into a voting agreement with respect to their aggregate equity ownership of FMR LLC may be deemed to form a controlling group with respect to FMR LLC pursuant to the Investment Company Act of 1940. The address of each of the aforementioned parties is 245 Summer Street, Boston, MA 02210.
(5)

Consists of (a) 94,954 shares of our common stock owned directly by Mr. Godshall, (b) an aggregate 376,766 shares of our common stock underlying vested Company Options, and (c) 2,460 shares of our common stock underlying Company RSU Awards which will vest within 60 days following March 31, 2024.

(6)

Consists of (a) 229 shares of our common stock owned directly by Mr. Puckett, (b) an aggregate 135 shares of our common stock underlying vested Company Options, and (c) 407 shares of our common stock underlying Company RSU Awards which will vest within 60 days following March 31, 2024. Mr. Puckett served as our Chief Financial Officer until February 5, 2024.

(7)

Consists of (a) 22,164 shares of our common stock owned directly by Mr. Zacharias, (b) an aggregate 27,709 shares of our common stock underlying vested Company Options, and (c) 1,035 shares of our common stock underlying Company RSU Awards which will vest within 60 days following March 31, 2024.

(8)

Consists of (a) 497 shares of our common stock directly owned by Ms. Francis, (b) 3,551 shares of our common stock directly owned by the David and Laura Francis Joint Revocable Trust, of which Ms. Francis and her spouse are co-trustees and (c) an aggregate 13,690 shares of our common stock underlying vested Company Options which are held directly by Ms. Francis.

(9)	Consists of (a) 4,545 shares of our common stock owned directly by Mr. Larkin and (b) an aggregate 28,688 shares of our common stock underlying vested Company Options.
(10)

Consists of (a) 285,791 shares of our common stock directly owned by Dr. Moll, (b) an aggregate 33,774 shares of our common stock underlying vested Company Options which are directly held by Dr. Moll and (c) 994 shares of our common stock underlying vested Company RSU Awards.

(11)

Consists of 34,177 shares held directly by Sofinnova Capital VII FCPR (“Sofinnova VII”). Mr. Papiernik, a member of our Board of Directors, is also a managing partner of Sofinnova Partners SAS, a French corporation (“Sofinnova SAS”), which is the management company of Sofinnova VII. By virtue of Mr. Papiernik’s employment agreement with Sofinnova SAS, beneficial ownership and pecuniary interest in the securities ascribed to Mr. Papiernik in the first sentence of this footnote has been assigned to Sofinnova VII. Additionally, as its management company, Sofinnova SAS may be deemed to have sole voting and dispositive power over the shares held by Sofinnova VII. The managing partners of Sofinnova SAS, Denis Lucquin, Antoine Papiernik (a member of our Board of Directors) and Monique Saulnier, may be deemed to have shared voting and dispositive power with respect to the securities reported in this row. The address of each of the aforementioned parties is Sofinnova Partners, Immeuble le Centorial, 16-18 Rue du Quatre-Septembre, 75002 Paris, France.

(12)	Consists of (a) 3,598 shares of our common stock held directly by Ms. Sainz as of March 31, 2024 and (b) 994 shares of our common stock underlying vested Company RSU Awards.
(13)	Consists of (a) 1,943 shares of our common stock held directly by Ms. Toyloy as of March 31, 2024 and (b) 994 shares of our common stock underlying vested Company RSU Awards.
(14)	Consists of (a) 3,796 shares of our common stock held directly by Mr. Watkins and (b) an aggregate 101,694 shares of our common stock underlying vested Company Options.
(15)

Consists of an aggregate total of (a) 455,016 shares of our common stock, (b) 582,321 shares of our common stock underlying vested Company Options, and (c) 6,477 shares of our common stock underlying Company RSU Awards which are vested or will vest within 60 days following March 31, 2024.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Shockwave. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Shockwave will hold an annual meeting in 2024 only if the Merger has not already been completed.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders, if held, pursuant to Rule 14a-8 of the Exchange Act must have submitted the proposal to us no later than December 23, 2023. If a stockholder wishes to present a proposal at our 2024 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, or wishes to nominate a director, pursuant to the advance notice provision in our bylaws, such stockholder must have given written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must have received such notice no earlier than December 16, 2023, and no later than February 14, 2024. In the event that the 2024 annual meeting of stockholders is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the 2023 annual meeting of stockholders, then a stockholder’s notice must be received by the Secretary no earlier than 120 days prior to the date of the 2024 annual meeting of stockholders and no later than the tenth day following the day on which we first make a public announcement of the date of the 2024 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.

The following Shockwave filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 26, 2024;

•	Current Reports on Form 8-K filed with the SEC on January 29, 2024, March 1, 2024, April 5, 2024 and April 9, 2024.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Company Stockholders’ Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Shockwave is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

If you would like to request documents from us, please do so as soon as possible, to receive them before the Company Stockholders’ Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://ir.shockwavemedical.com. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:

Shockwave Medical, Inc.

Attn: Corporate Secretary

5403 Betsy Ross Drive

Santa Clara, California 95054

(510) 279-4262

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, without charge, within one (1) business day after we receive your request. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Banks, Brokerage Firms and Stockholders, please call toll free: (855) 928-4486

Email: swav@allianceadvisors.com

MISCELLANEOUS

WE HAVE NOT, AND PARENT AND MERGER SUB HAVE NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2024. NEITHER WE NOR PARENT OR MERGER SUB PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

SWEEP MERGER SUB, INC.

and

SHOCKWAVE MEDICAL, INC.

Dated as of April 4, 2024

(Continued)

(Continued)

Exhibits

A – Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 4, 2024 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Sweep Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Shockwave Medical, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Shares”) (other than Excluded Shares and Dissenting Company Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (d) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation by Parent and Merger Sub, respectively, of the Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain key employees have entered into retention agreements with the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” shall mean the Company’s audited balance sheet as of December 31, 2023 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Business Day” shall mean a day, except a Saturday, a Sunday or other day on which the SEC, banks in New York, New York or the Department of State of Delaware are authorized or required by Law to be closed.

“Capped Call Documentation” shall mean (i) the letter agreements regarding the Base Call Option Transaction, each dated as of August 10, 2023, between the Company and each of Bank of America, N.A., Bank of Montreal, Barclays Bank PLC, Morgan Stanley & Co. LLC and Nomura Global Financial Products Inc. and (ii) the letter agreements regarding the Additional Call Option Transaction, each dated as of August 11, 2023, between the Company and each of Bank of America, N.A., Bank of Montreal, Barclays Bank PLC, Barclays Capital Inc., Morgan Stanley & Co. LLC and Nomura Global Financial Products Inc.

“Capped Call Transactions” shall mean the transactions documented under the Capped Call Documentation.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the Board of Directors of the Company.

“Company Equity Awards” shall mean, collectively, the Company Options, the Company PSU Awards and the Company RSU Awards.

“Company ESPP” shall mean the Shockwave Medical, Inc. Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned), solely or jointly with any other Person, by, or exclusively licensed (or purported to be exclusively licensed) to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each, an “Effect,” and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately impacts the Company and its Subsidiaries relative to other companies operating in the medical device industry, in which case the incremental disproportionate impact of such Effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the medical device industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof), any Public Health Measures or any change in any Public Health Measures or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the Transactions, the identity of Parent, Merger Sub or their Affiliates as the acquiror of the Company, any loss of, or any adverse Effect in or with respect to, the relationship of the Company or any of its Subsidiaries, with Governmental Authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries) as a result thereof or in connection therewith, and any Legal Proceedings made or brought on or after the date hereof by current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the transactions contemplated by this Agreement (provided that the exception set forth in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 3.6 or to the condition set forth in Section 7.2(a)(i) to the extent related to Section 3.6);

(h) (i) any actions taken by Parent or any of its controlled Affiliates or (ii) any actions taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that are expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or omitted to be taken pursuant to Section 5.1 (unless the Company has requested to take an action that is prohibited by Section 5.1 and Parent has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of the Company to take such action shall not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” shall mean any option to purchase Company Shares outstanding under the Company Stock Plans or otherwise.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product that is in clinical trials or being manufactured, marketed, sold, commercialized, offered, licensed or distributed by or for the Company or any of its Subsidiaries.

“Company PSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plans or otherwise with vesting subject to performance-based conditions for which the performance period has not been completed as of the date of this Agreement.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plans or otherwise, excluding any Company PSU Award.

“Company Stock Plans” shall mean the Shockwave Medical, Inc. 2019 Equity Incentive Plan and the Shockwave Medical, Inc. 2009 Equity Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with Parent, the Surviving Corporation or any of their Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Convertible Notes” shall mean the Company’s 1.00% Convertible Senior Notes Due 2028, issued pursuant to the Indenture.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, use, storage, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances, to human health and safety, or to protection of the climate or the emission of greenhouse gases, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), those portions of the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) relating to hazardous substance exposure, Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals, the Regulation (EU) 2017/745 on Medical Devices and the Directive on the restriction on the use of certain hazardous substances (Directive 2011/65/EU), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain $175,000,000 Credit Agreement, dated as of October 19, 2022, by and among, inter alia, the Company, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean common law fraud under Delaware law of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article III and Article IV.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA, National Medical Products Administration and any other domestic or foreign entity that regulates or has jurisdiction over the quality, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing agreement, or reimbursement arrangement, provided or made available by or on behalf of or under the authority of the Israel Innovation Authority or any related authorities or programs, the Israeli Investment Center, the Israeli Tax Authority, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority (including, the United States and any state or municipality thereof, and the Costa Rican government).

“Hazardous Substance” shall mean (a) any material, substance or waste that is defined, classified, characterized or otherwise regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Healthcare Laws” shall mean all applicable Laws administered or issued by the U.S. Department of Health and Human Services, National Health Commission or any similar Governmental Authority, including all Laws relating to the development, testing, manufacture, marketing, distribution or promotion of the Company Products, including: (i) the FDCA and other similar Laws in other jurisdictions, (ii) Laws pertaining to health care fraud and abuse, kickbacks and physician self-referral, including state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations, (iii) Laws pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations), (iv) the Public Health Service Act of 1944, (v) applicable Laws relating to government health care programs, private health care plans, or the privacy, security and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, (vi) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (vii) transparency Laws (including The Physician Payments Transparency Requirements of the Affordable Care Act (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals and (viii) any and all other comparable state, local, federal or foreign health care Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software or services that are generally available on nondiscriminatory pricing terms;

(b) non-exclusive licenses or rights granted by the Company or any of its Subsidiaries in connection with the sale of products (including Company Products) to customers or distributors of the Company or any of its Subsidiaries entered into in the ordinary course of business; (c) non-disclosure agreements, employment agreements, consulting services agreements, material transfer agreements and other agreements entered into in the ordinary course of business, in each case, that do not transfer ownership of material Intellectual Property, or contain rights to use material Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of, or for the benefit of, any member of the Company Group); (d) Contracts granting to the Company or any of its Subsidiaries a license, ownership or other rights in and to incidental rights (e.g., rights in trademarks or feedback but, for the avoidance, of doubt, excluding rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole); (e) Contracts granting service providers a non-exclusive license to incidental rights in the ordinary course of business solely for the provision of such service provider’s services to the Company; and (f) invention assignment and consulting agreements that contain assignments of Intellectual Property rights to the Company or any of its Subsidiaries.

“Indenture” shall mean the Indenture, dated as of August 15, 2023, between the Company and U.S. Bank Trust Company, National Association, as Trustee.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, whether or not copyrightable, including audiovisual works, collective works, Software, compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations or similar indicia of source or origin, and combinations of the preceding items, in each case, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (collectively, “Proprietary Information”); (e) data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names, URLs, user names and social media identifiers, handles and tags (“Internet Properties”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction: (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Proprietary Information, including rights granted under the Uniform Trade Secrets Act, Defend Trade Secrets Act of 2016 or analogous foreign common Law or statutory regime; (e) Internet Properties, including any registrations and applications for registrations thereof; (f) rights in Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Joint Venture” means the joint venture of the Company specified on Section 1.1(a) of the Company Disclosure Letter.

“Joint Venture Agreements” means the agreements relating to the Joint Venture and specified on Section 1.1(b) of the Company Disclosure Letter.

“JV Partner” means the joint venture partner specified on Section 1.1(c) of the Company Disclosure Letter.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(d) of the Company Disclosure Letter after reasonable inquiry; provided, however, with respect to matters related to Intellectual Property, IT Systems, or Personal Data, such reasonable inquiry does not require the individuals in the foregoing clause (a) to perform or obtain (or have performed or obtained) any clearance searches or freedom-to-operate or other legal opinions with respect to Intellectual Property, or conduct (or have conducted) any third-party penetration, audit or similar investigations with respect to such IT Systems or Personal Data and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) after reasonable inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, claims or suits or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, right of way or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Software” shall mean Software licensed to the Company or any of its Subsidiaries pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar licensing or distribution models or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Participant” shall mean any current or former director, officer or employee of the Company or any of its Subsidiaries or any current or former independent contractor providing services to the Company or any of its Subsidiaries.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which it relates or materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) other than with respect to Intellectual Property Rights, all exceptions, restrictions, imperfections of title or similar Liens that do not, individually or in the aggregate, materially detract from the value or marketability of, or materially and adversely impair the ability of the Company or its Subsidiaries to use, the assets to which they relate; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (f) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (g) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person, including a person’s name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier and (b) any data or information defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or “individually identifiable health information” under any applicable Law.

“Plan” shall mean each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent.

“Privacy and Data Security Requirements” shall mean: (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data, including but not limited to US federal and state laws, the California Consumer Privacy Act (“CCPA”), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law, Costa Rica’s Law No. 7975 “Undisclosed Information Law” and Law No. 8968 “Protection & Handling of the Personal Data of Individuals”, and Japan’s Act on the Protection of Personal Information; (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to the collection or processing of Personal Data; (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies and representations (including if posted on the Company’s or its Subsidiaries’ websites or provided in connection with the Company’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, linkage, protection or processing of Personal Data; and (d) all pre-market and post-market guidance issued by the FDA regarding privacy and cybersecurity.

“Proxy Statement Clearance Date” means the earliest of (i) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (ii) the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (iii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Public Health Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, Order or formal recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease, including the Families First Coronavirus Response Act and the CARES Act.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall mean any unauthorized access, acquisition, use, disclosure, modification or destruction of Personal Data or other data maintained by or on behalf of the Company or any of its Subsidiaries.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases and compilations of data, whether machine readable or otherwise, and (d) programmers’ annotations, notes, documentation, specifications, protocols, development tools, product user manuals, training materials and other technology, used to support or develop any of the foregoing categories.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written offer for an Acquisition Transaction that did not result from a material breach of Section 5.2 on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any changes to the terms and conditions of this Agreement proposed by Parent in writing in a binding offer in response to such proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of such offer that the Company Board deems relevant and the Person making such offer; provided, however, that for purposes of the reference to an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any tax or similar duty, fee, charge or assessment thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” shall mean any report, declaration, return, information return, or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” shall mean a material breach of a covenant or obligation set forth in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of a covenant or obligation set forth in this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Anti-Bribery Laws	3.22(a)
Burdensome Condition	6.2(a)
Capitalization Date	3.2(a)
Certificate of Merger	2.3
Certificates	2.8(c)(i)
Change of Recommendation/Termination Notice	5.3(c)
Closing	2.2
Closing Date	2.2
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.2(b)
Company Disclosure Letter	Article III
Company Equity Award Schedule	3.2(b)
Company Financial Advisor	3.11
Company SEC Reports	3.7(a)
Company Securities	3.2(c)
Company Stockholder Approval	3.5
Company Stockholders’ Meeting	6.12(b)
Confidentiality Agreement	9.4
D&O Indemnified Party	6.7(a)
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.3
Enforceability Exceptions	3.4
Environmental Permits	3.16
ESPP Purchase Date	2.7(h)
Exchange Fund	2.8(b)
Excluded Shares	2.7(a)(ii)
Existing Offer Period	2.7(h)
FDCA	3.20(a)
Foreign Antitrust Laws	3.6
Leased Real Property	3.18(b)
Material Contract	3.19(a)
Medical Device	3.20(a)
Merger Consideration	2.7(a)(i)
Money Laundering Laws	3.22(b)
New Plans	6.8(b)
Old Plans	6.8(b)
Option Consideration	2.7(d)
Owned Real Property	3.18(a)
Parent Disclosure Letter	1.1
Paying Agent	2.8(a)
Proxy Statement	3.6
Real Property	3.18(a)
Real Property Leases	3.18(b)
Regulatory Permits	3.20(h)
Remedy Actions	6.2(a)
Social Security Act	3.20(e)
Subsidiary Securities	3.2(e)

Term	Section Reference
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)
Trustee	6.14(c)
Uncertificated Shares	2.8(c)(ii)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a

Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives mean that material has been (i) listed and included as an unredacted exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended on the Balance Sheet Date or (ii) posted in the “Project Ascent” virtual data room hosted by Datasite, in each case at least one (1) day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) The word “will” shall be construed to have the same meaning as the word “shall.”

(p) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents at 8:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction (or waiver, if permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Shockwave Medical, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding Excluded Shares and any Dissenting Company Shares) shall be automatically converted into the right to receive $335.00 per share in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share owned by the Company (as treasury stock or otherwise), other than shares held on behalf of third parties, shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger. Each Company Share owned by Parent or Merger Sub or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, other than shares held on behalf of third parties, shall automatically be converted into such number of validly issued, fully paid and nonassessable shares (or fractional shares) of common stock of the Surviving Corporation such that each such holder of Company Shares shall own the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such holder owned in the Company immediately prior to the Effective Time. The Company Shares described in this Section 2.7(a)(ii) shall be referred to herein as the “Excluded Shares.”

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration, the Option Consideration, the PSU Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held or beneficially owned by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 2.8(e), upon surrender of such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands or purported demands for appraisal received by the Company, withdrawals of such demands or purported demands, and any other documents or instruments delivered or served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to the foregoing in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make or offer to make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, which amount shall be paid in accordance with Section 2.7(g) (the “Option Consideration”); provided that no Option Consideration shall be payable with respect to any Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration and any such Company Option shall be canceled for no consideration.

(e) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “RSU Consideration”).

(f) Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (A) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Closing Date and (B) the maximum level of performance as determined under the terms of the applicable award agreement as in effect on the date hereof for performance metrics for which the relevant performance period has not been completed as of the Closing Date) and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “PSU Consideration”).

(g) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than twenty (20) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary the Option Consideration, RSU Consideration and PSU Consideration, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code.

(h) Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) no Offer Period (as defined in the Company ESPP) under the Company ESPP shall be commenced or extended on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Offer Period in existence under the Company ESPP as of the date of this Agreement (such offer period, the “Existing Offer Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Offer Period, (iv) if the Effective Time shall occur prior to the end of the Existing Offer Period, all participant contributions under the Company ESPP shall be used to purchase Company Shares no later than five (5) Business Days prior to the expected Effective Time in accordance with the terms of the Company ESPP as if such date was the last day of the Existing Offer Period (such date, the “ESPP Purchase Date”) and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

(i) Company Actions; Termination of Company Stock Plans. Prior to the Effective Time, the Company or Company Board (or, if appropriate, any committee administering the Company Stock Plans and Company ESPP), as applicable, shall adopt such resolutions and take such other actions as may be necessary to (i) effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.7, (ii) ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards or in respect of the Company ESPP pursuant to this Section 2.7 and (iii) terminate the Company Stock Plans and all award agreements thereunder, effective as of, and contingent upon, the Effective Time, such that no Company Equity Awards or other rights with respect to Company Shares shall be granted or outstanding following the Effective Time.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive the Merger Consideration pursuant to this Article II (the “Paying Agent”).

(b) Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate cash consideration to which the Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration or the RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as reasonably directed by Parent (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g) and Parent or the Surviving Corporation shall be responsible for any income taxes on such interest and other income. No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) With respect to any certificate which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), Parent and the Surviving Corporation shall cause the Paying Agent to mail, promptly following the Effective Time (but in no event later than the fifth (5th) Business Day thereafter), to each holder of record (as of immediately prior to the Effective Time) of such Certificates (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Company Share represented by such Certificate pursuant to Section 2.7 (less any applicable withholding Tax pursuant to Section 2.8(e)), and the Certificates so surrendered shall forthwith be canceled.

(ii) With respect to non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), Parent shall cause the Paying Agent to pay and deliver the Merger Consideration payable therefor (less any applicable withholding Tax pursuant to Section 2.8(e)), in each case promptly following the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth (5th) Business Day thereafter). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (A) deliver to DTC or its nominees, or to holders of Uncertificated Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Uncertificated Shares and (B) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Uncertificated Share pursuant to Section 2.7.

(iii) The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated

Shares representing any Excluded Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 2.8(e), payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.8(d).

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws (including with respect to any amounts treated as interest under Section 483 of the Code). Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 2.7(c) and (c) each holder of any Excluded Shares shall cease to have any rights with respect thereto, except for the right to receive shares of common stock of the Surviving Corporation if and to the extent set forth in Section 2.7(a)(ii). The Merger Consideration or the consideration specified in Section 2.7(c), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since January 1, 2021 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 281,274,838 Company Shares and 5,000,000 shares of Company Preferred Stock. As of the close of business on March 31, 2024, (the “Capitalization Date”), (i) 37,507,733 Company Shares were issued and outstanding, (ii) $750,000,000 aggregate principal amount of the Convertible Notes was outstanding with a Conversion Rate (as defined in the Indenture) of 3.4595, (iii) no shares of Company Preferred Stock were issued and outstanding and (iv) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms.

(b) As of the close of business on the Capitalization Date, (i) 698,519 Company Shares were subject to issuance pursuant to Company Options granted and outstanding, (ii) 1,255,574 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding, (iii) 144,602 Company Shares were subject to issuance pursuant to Company PSU Awards granted and outstanding (assuming maximum achievement of all performance goals), (iv) 4,220,428 Company Shares were reserved for future issuance under the Company Stock Plans and (v) 14,658 Company Shares could be acquired with accumulated payroll deductions under the Company ESPP as of the ESPP Purchase Date (assuming that (A) the ESPP Purchase Date is the last day of the Existing Offer Period, (B) the market price of a Company Share as of the ESPP Purchase Date is equal to the Merger Consideration and (C) payroll deductions continue at the rate in effect as of the Capitalization Date). All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound. Section 3.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, for each outstanding Company Equity Award, the name of each holder of each such Company Equity Award, the number of Company Shares subject to each such Company Equity Award (assuming, if applicable, the target and maximum achievement of all performance goals), the grant or issuance date of each such Company Equity Award, the exercise price (if applicable), the Company Stock Plan under which such award was granted, whether each Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) and the expiration date of each Company Option (such list, the “Company Equity Award Schedule”). With respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant and each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Each Company Equity Award was granted in accordance with the terms and conditions of the applicable Company Stock Plans, all applicable Laws and any applicable NASDAQ rules or policies. Each Company Equity Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 2.7.

(c) Except for the Company Equity Awards set forth in Section 3.2(b) above, and other than the Convertible Notes and the Capped Call Transactions, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof) and (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”).

(d) Other than pursuant to the Indenture and the Capped Call Documentation, there are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Other than the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 3.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby.

3.5 Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) subject to the receipt of the Company Stockholder Approval, violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) subject to the receipt of the Company Stockholder Approval, violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since January 1, 2021, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all correspondence with the SEC since January 1, 2021 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date hereof, since January 1, 2021, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities that are reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder), (d) as incurred in connection with the Transactions and (e) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.9 Absence of Certain Changes.

(a) Since December 31, 2023, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect.

(b) Since December 31, 2023 and until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.1(y)(v), (vi), (vii), (viii), (x) (in the case of clause (x), solely to the extent such action was not taken in the ordinary course of business consistent with past practice), (xi), (xii), (xiii), (xiv) or (xvi) (or Section 5.1(y)(xviii) with respect to any of the foregoing) had such action been taken after the execution of this Agreement.

3.10 Proxy Statement. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the Company Stockholders and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor other than Perella Weinberg Partners LP (the “Company Financial Advisor”) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisor.

3.12 Employee Benefit and Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Plan. With respect to each material Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan; (ii) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description for each such Plan and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (v) any related Contracts including trust agreements, insurance contracts, and administrative services agreements; and (vi) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code, the Affordable Care Act and other applicable Law, (iii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries are and at all times have been in compliance with all Laws relating to the Plans and the provision of compensation and benefits, (iv) no penalties have been assessed or would reasonably be expected to be assessed under the Affordable Care Act with respect to current or former employees of the Company for which the Company has or would reasonably be expected to have any Liability and (v) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(d) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Except as required under this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any Participant, (ii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits due to any Participant or under any Plan, (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan or (iv) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code, or the imposition of an excise tax under Section 4999, to any Participant.

(f) No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g) All Plans that are maintained outside of the United States that provide benefits in respect of any employee of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Section 3.12(h) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all employees of the Company and its Subsidiaries, including for each such employee, to the extent applicable: (i) name, position or job title, date of hire and work location; (ii) each country and state in which such individual is subject to Tax withholding (with such information to be provided no later than ten (10) Business Days following the date hereof), (iii) base salary and target bonus amount; (iv) part-time, full-time, temporary or other status; and (v) expatriate status and visa status; except to the extent such information is required to be provided on an anonymized basis under applicable Law.

(i) Neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no ongoing, pending, or to the Knowledge of the Company, threatened, (i) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries or (ii) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions, works councils or other organizations representing any employee of the Company or any of its Subsidiaries.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, paying and withholding of Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice from a Governmental Authority indicating an intention to conduct the same.

(l) Since January 1, 2021, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 or any similar state, local or non-U.S. Law) at any single site of employment operated by the Company or any of its Subsidiaries.

(m) Since January 1, 2021, the Company and its Subsidiaries have not received, been involved in or been subject to any written or, to the Knowledge of the Company, unwritten complaints, claims or actions alleging sexual harassment, sexual misconduct or other unlawful harassment or discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries.

(n) As of the date hereof, no current officer of the Company or its Subsidiaries or any other employee who is a direct report of the Company’s Chief Executive Officer has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company within the twelve (12) month period following the date hereof.

(o) No individual who is an employee, officer or director of the Joint Venture is (i) an employee of the Company or any of its Subsidiaries, (ii) a participant in, or has any rights under (whether actual or contingent), any Plan or (iii) entitled to any payments, compensation or benefits in connection with the consummation of the Transactions (either alone or upon occurrence of any additional or subsequent events).

3.13 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.14 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed (taking into account any validly obtained extensions of time within which to file such Tax Returns not exceeding six (6) months) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any material Taxes of the Company or any Subsidiary. Since January 1, 2019, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, in each case, except as would not reasonably be expected to create any material liability for Taxes to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Since January 1, 2019, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or any transaction or transactions required to be reported under the European Union Council Directive on cross-border tax arrangements 2018/822 of 25 May 2018 amending Directive 2011/16/EU.

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any (i) customary Tax indemnification provisions agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes or (ii) agreements or arrangements solely between or among the Company and one or more of its Subsidiaries) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(g) There are no Liens for any material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with related party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

(i) The Company and its Subsidiaries have not entered into, applied for, requested, accepted, been notified of approval for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant, and no event has occurred, and no circumstance or condition resulting from an action or omission to act exists, that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant or any benefit available in connection with any Governmental Grant, (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that the Company or its applicable Subsidiary return or refund any benefits provided under any Governmental Grant, an acceleration or increase of royalty payments obligation, requirement for past royalties, or obligation to pay additional payments in respect of any Governmental Grant other than prospective on-going royalty payments in connection with the Governmental Grants.

(j) The Company has timely filed a valid election under Section 338(g) of the Code in connection with the acquisition of Neovasc Inc. and its Subsidiaries.

(k) The Company has timely filed a valid designation under paragraph 111(4)(e) of the Income Tax Act (Canada) in connection with the acquisition of Neovasc Inc. and its Subsidiaries.

3.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2021, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Regulatory Permits, which are the subject of Section 3.20, and with respect to Environmental Permits, which are the subject of Section 3.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2021, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has obtained and, as applicable, timely renewed or applied for, and is and has been since January 1, 2021 in compliance with, all Permits required under Environmental Laws (“Environmental Permits”); (c) there is no Legal Proceeding, governmental, regulatory or administrative investigation, audit, inquiry or action, or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Real Property; (d) neither the Company nor its Subsidiaries has received any written notice of any Liability relating to or arising under Environmental Laws; (e) none of the Company or its Subsidiaries is conducting or funding any investigation or remedial action relating to or arising under Environmental Law; (f) to the Knowledge of the Company, there have been no Releases of or exposures to Hazardous Substances (including on or from properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries) that would reasonably be expected to form the basis of any remedial action, Order, Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action relating to or arising under Environmental Laws involving the Company or any of its Subsidiaries; (g) the Company has provided copies of all Phase I and Phase II environmental site assessments and other material written environmental reports and audits relating to the current or former real property or operations of the Company or its Subsidiaries that are in its possession; and (h) none of the Company or its Subsidiaries is party to any Contract in effect pursuant to which it has agreed to assume, or to indemnify for, any Liabilities relating to or arising out of any Environmental Law. This Section 3.16 shall not relate to Liability or Legal Proceedings for product liability (including product defect) matters arising from the development, manufacture, testing, packaging, labelling, distribution, sale, import, export or marketing of any Medical Device.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, registrar and registration date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) for each item of Company Registered Intellectual Property, (A) the Company or a Subsidiary of the Company is either (I) the sole and exclusive owner of such item or (II) a joint owner, with the identified co-owner(s), of an equal and undivided ownership interest in such item, (B) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (C) such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the issued and granted items therein are valid and enforceable. The Company and its Subsidiaries have timely made all filings and payments with Governmental Authorities, including the U.S. Patent and Trademark Office and all other governmental intellectual property offices, as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses the rights to use, all material Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b) No current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Intellectual Property Rights developed by such employee or contractor on behalf of the Company or any of its Subsidiaries or during the course of their employment or engagement by the Company or any of its Subsidiaries. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any material Intellectual Property owned by the Company or any Subsidiary of the Company has executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such material Intellectual Property and all corresponding Intellectual Property Rights to the Company or such Subsidiary of the Company. Since January 1, 2021, no current or former employee or contractor of the Company or any of its Subsidiaries has made or threatened to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(c) Since January 1, 2021, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights owned, exclusively licensed or purported to be owned by the Company or any of its Subsidiaries, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. Since January 1, 2021, no such challenge or Legal Proceeding has been threatened in writing against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d) Since January 1, 2021, neither Company nor any of its Subsidiaries have received any written notice from any third party, and to the Knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of the Company or any of its Subsidiaries as is currently conducted, infringes, dilutes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party’s products or services, infringe, dilute, misappropriate or otherwise violate any Company Intellectual Property Rights.

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Intellectual Property Rights or the right to receive royalties.

(g) The Company and each Subsidiary of the Company have implemented commercially reasonable measures relating to their use of Open Source Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary of the Company have complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses as currently conducted or in the Company Products, and have not distributed, licensed or otherwise used any Open Source Software in any manner that could have a “copyleft” effect on or obligate the Company or any Company Subsidiary to disclose or distribute in source code form to any third party, at no charge, or otherwise dedicated to the public, any proprietary Software owned by the Company or any of its Subsidiaries.

(h) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(i) Each of the Company and its Subsidiaries uses commercially reasonable efforts consistent with those in the industry in which it operates and as may be required by any applicable Governmental Authority to protect, preserve and maintain the secrecy and confidentiality of its Proprietary Information and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of its Proprietary Information that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, the current version, and all prior versions still commercially supported by the Company or its Subsidiaries, of the proprietary Software owned by the Company or any of its Subsidiaries included in the Company Products or the websites maintained by the Company or its Subsidiaries.

(j) The Company Products and the IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses in all material respects, (ii) operate and perform as is necessary to conduct the business of the Company and its Subsidiaries in the manner in which it is currently being conducted, and are sufficient for the current needs of the business and operations of the Company and its Subsidiaries, in each case in all material respects, (iii) since January 1, 2021, have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company and (iv) to the Knowledge of the Company, are free from material bugs and other defects, including (A) any virus, “trojan horse”, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the Company Products, Software, IT Systems or Data, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, (C) other malicious code that is intended to disrupt or disable such Company Products, Software or IT Systems or (D) a vulnerability in Company Products resulting in an “Uncontrolled Risk” as set forth in FDA guidance. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case, consistent in all material respects with customary industry practices. To the Knowledge of the Company, there has been no actual or alleged security breach or material unauthorized access to or use of any of the Company Products or the IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events that indicate a Security Incident may have occurred.

(k) Since January 1, 2021, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary of the Company is and has been in compliance with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data and other data that the Company or any of the Subsidiaries of the Company (or any Person acting on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such data by any other Person, including, without limitation, reasonable backup, security and disaster recovery technology procedures, and has timely and reasonably remediated any audit findings relating to its security safeguards, (iii) neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or Security Incident, nor has the Company or any Subsidiary of the Company provided any such notice, (iv) there are no Legal Proceedings or inquiries or audits by data protection authorities pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights or any other violations of Privacy and Data Security Requirements and (v) there has not been any unauthorized access, use, modification or disclosure of any Personal Data or other data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, nor has there been any unauthorized access, use, modification or disclosure of such data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, Personal Data collected, stored and processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company and Section 3.17(k) of the Company Disclosure Letter sets forth any material restrictions on Parent’s or its Affiliates’ right to retain, use and disclose such Personal Data for its own purposes after Closing.

3.18 Real Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the street addresses and assessed parcel numbers of all the real property that is owned in fee simple by the Company and any of its Subsidiaries and the name of fee owner with respect thereto (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries have not leased, subleased or licensed any portion of any Owned Real Property to any Person. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any Owned Real Property.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which, as of the date hereof, the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any

Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. The Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not materially detract from the value or materially interfere with the present use of the underlying Real Property, each Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained consistent with reasonably prudent industry practice and standards, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Real Property nor such Real Property, including the improvements thereon, violate in any material respect any applicable lease, building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) Except as set forth on Section 3.18(d) of the Company Disclosure Letter, there are no rights of first refusal, options to purchase or other agreements granting to any Person any right to obtain title to all or any material portion of the Real Property.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans listed on Section 3.12(a) of the Company Disclosure Letter), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its Subsidiaries or aggregate revenue received by the Company and its Subsidiaries under such Contract of more than $3,000,000 in the year ended December 31, 2023;

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or any development program, therapeutic area or geographic area, or with respect to any class of products, or with any Person, (B) provide for the grant of any “most favored nation” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (C) provide for exclusivity obligations or otherwise limit the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, (D) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries from a single vendor and its Affiliates or (E) provide for a guarantee by the Company or any of its Subsidiaries of availability of supply or services;

(iv) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the properties or assets (other than Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or other similar arrangement or relates to any material grant of manufacturing or commercialization rights with respect to any Company Products, including each Joint Venture Agreement;

(vi) involves (A) the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts, or (B) the joint research or development of Intellectual Property Rights, products or technology with a third party, in each case, where such Intellectual Property Rights are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) involves the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights licensed to, owned or purported to be owned by the Company or any of its Subsidiaries to any third party, other than Incidental Contracts;

(viii) relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $3,000,000 in any prospective twelve (12) month period;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000;

(x) constitutes any acquisition or divestiture Contract that contains covenants (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $3,000,000 in the case of any such Contract;

(xi) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $1,000,000 or (2) will impose, or imposed, any continuing non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or material reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii) contains any non-competition, non-solicitation or exclusivity commitments that would, after the Closing, be binding upon Parent and its Affiliates (other than the Company and its Subsidiaries) pursuant to the terms thereof;

(xiv) has been entered into with a Governmental Authority other than Contracts entered into in the ordinary course of business with Governmental Authorities in their capacity as a customer of the Company or any of its Subsidiaries;

(xv) relates to any hedging, swap, derivative or similar arrangement;

(xvi) prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xvii) provides for any Lien (other than Permitted Liens) upon any real property or other assets of the Company or any of its Subsidiaries;

(xviii) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries; or

(xix) pertains to the acquisition or disposition of an ownership interest in real property.

Each Contract of the type described in clauses (i) through (xix) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 3.19(b) and 5.1(y)(xiii)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

3.20 Regulatory Compliance.

(a) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Healthcare Laws. As to each Company Product subject to the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”) or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of the Company or any of its Subsidiaries (each such Company Product, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the FDCA and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance, registration and listing, marketing approval to market a Medical Device, good manufacturing practices, quality systems regulations and requirements, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Healthcare Laws.

(b) No Medical Device (i) is under consideration by the Company or, to the Knowledge of the Company, by any Governmental Authority for recall, or (ii) has been recalled, removed, withdrawn, corrected in any material respect, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) or by a Governmental Authority. No material proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall (whether voluntary or otherwise), removal, correction, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.

(c) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are currently in compliance in all material respects with applicable Laws, including the FDCA, and specifically and without limitation, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 807, 812 or 814, respectively, as applicable, and all terms and conditions of such applications.

(d) No material component of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 or similar Laws, (ii) misbranded within the meaning of 21 U.S.C. § 352 or similar Laws or (iii) a product that is in material violation of 21 U.S.C. §§ 360 and 360e or similar Laws.

(e) None of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment, exclusion, suspension, sanction or other disciplinary action is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received notice of action or threat of action to be, indicted or convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or any similar Law, or otherwise debarred, sanctioned, penalized or disciplined in accordance with such Laws.

(f) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any Legal Proceeding to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any Legal Proceeding to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any Legal Proceeding to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(g) To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any material facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under, as applicable (i) the FDCA or similar Laws in any jurisdiction, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws in any jurisdiction or (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information in any jurisdiction, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Authority or government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws. Neither the Company nor any of its Subsidiaries is currently a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(h) Each of the Company and its Subsidiaries has in effect all material Permits under the FDCA and similar Laws in foreign jurisdictions (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the violation, revocation or cancellation of any such Regulatory Permit.

(i) The Company is not, nor is any Subsidiary of the Company, a “Covered Entity,” as that term is defined in 45 C.F.R. § 160.103. The Company and its Subsidiaries are not in breach, default, or violation in any material respect under HIPAA and the applicable regulations promulgated thereunder or any applicable state Laws relating to the confidentiality of medical information.

(j) The Company has made available to Parent all substantive correspondence with healthcare regulatory authorities, including any such (i) unofficial correspondence or (ii) correspondence prior to and following a Company Product’s clearance or approval, in any such case that raises any significant regulatory, quality or compliance concern or issue relevant to the Company or any Company Product.

3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are sufficient for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Material Contracts. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened material claims under any such insurance policies.

3.22 Anti-Bribery; Anti-Money Laundering.

(a) The businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2019 have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other similar applicable anti-bribery Laws in other jurisdictions (together, the “Anti-Bribery Laws”). None of the Company or its Subsidiaries or their respective directors or officers or, to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries are in violation, or since January 1, 2019 have been in material violation, of any applicable Anti-Bribery Laws. The Company and its Subsidiaries have maintained accurate books and records and established internal controls and procedures to ensure material compliance with the Anti-Bribery Laws. There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to the Anti-Bribery Laws. To the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws.

(c) The businesses of each of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in material compliance with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. Since January 1, 2019, neither the Company nor its Subsidiaries have done any business with, and have not and currently does not have any dealings related to, territories or persons targeted by sanctions. There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to any such sanctions or Laws.

3.23 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of Excluded Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to permit the inclusion of its opinion in its entirety and a discussion of such advisor’s analysis in preparing its opinion in the Proxy Statement, subject to such advisor’s satisfaction with such disclosure.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 4.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.26 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company contained in this Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and the Company hereby disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), (a) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transaction, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the Transactions and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.3 Information Supplied. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy

Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the ability of Parent or Merger Sub to fulfill its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of the Proxy Statement, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ and the NYSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

4.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than (x) 166,812 Company Shares held by a wholly owned Subsidiary of Parent and (y) shares beneficially owned through mutual funds or benefit or pension plans.

4.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this

Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and Parent and Merger Sub hereby disclaim any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their business, operations, assets, Liabilities, condition (financial or otherwise) or prospects or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any such certificate.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will use commercially reasonable efforts to, and to cause each of its Subsidiaries to, conduct its business in all material respects according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries (provided that, with respect to clause (x), (i) no action taken by the Company or any of its Subsidiaries with respect to matters addressed specifically by clauses (i)-(xviii) of the following clause (y) shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision, and (ii) during any period of full or partial suspension of operations related to COVID-19 or any Public Health Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any Public Health Measures, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19 or any Public Health Measures, subject to prior consultation with Parent to the extent reasonably practicable) and (y) the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable (A) upon exercise or settlement of Company Options, Company RSU Awards and Company PSU Awards, or, subject to Section 2.7(h), the purchase of Company Shares under the Company ESPP, in all cases, outstanding on the date hereof and in accordance with their respective existing terms or (B) subject to Section 6.14, upon the conversion of any Convertible Notes or in connection with the Capped Call Transactions;

(iii) acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Equity Awards outstanding on the date hereof in connection with the forfeiture of such awards or (D) subject to Section 6.14, pursuant to the conversion of any Convertible Notes or in connection with the Capped Call Transactions;

(iv) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets or (2) ownership interest in any Person or any business or division thereof (other than, in each case, with respect to clauses (A)(1) and (A)(2), (i) capital expenditures in accordance with subclause (xi) below and (ii) purchases of components, raw materials or supplies, in each case with respect to this clause (ii), in the ordinary course of business), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including material Company Intellectual Property Rights and shares in the capital stock or other equity interests of the Company or any of its Subsidiaries), except (1) pursuant to Contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement and set forth in Section 5.1(y)(v)(B)(1) of the Company Disclosure Letter, (2) dispositions of marketable securities in the ordinary course of business consistent with past practice, (3) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (4) for sales of inventory or abandonments of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice and (5) with respect to Company Intellectual Property, the grant of non-exclusive licenses in the ordinary course of business and in the ordinary course of prosecution at any Intellectual Property office or registrar; provided that the foregoing shall not be construed to include the abandonment of any issued or granted material Company Registered Intellectual Property, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(vii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(viii) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(ix) (A) change any annual Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes);

(x) except as required pursuant to a Plan as in existence as of the date hereof, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan (including the grant of any Company Equity Award or other equity or equity-based awards or the removal or modification of any restrictions in any Plan or awards made thereunder); (B) provide for an increase in the compensation or benefits provided to any Participant, other than increases in the ordinary course of business consistent with past practice for individuals with an annual base salary or wages of less than $200,000; (C) establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into at-will offer letters or, for employees outside the United States, employment agreements that contain standard terms with no more favorable severance entitlements than required by Law for the applicable jurisdiction with any individual with an annual base salary or wages of less than $200,000, in each case in the ordinary course of business consistent with past practice); (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determinations under any Plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) grant any Participant change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee of the Company or any of its Subsidiaries with an annual base salary or wages of $200,000 or higher, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); or (H) hire or promote any individual with an annual base salary or wages of $200,000 or higher, other than to replace a departed employee in the ordinary course of business consistent with past practice;

(xi) make or authorize any capital expenditures, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditures in an amount not to exceed $5,000,000 in the aggregate;

(xii) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 in the aggregate;

(xiii) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder or (C) lease, sublease or license any portion of Real Property or otherwise permit, by grant of right, the occupancy of such Real Property by any Person other than the Company and its Subsidiaries;

(xiv) sell or otherwise transfer any rights to any Owned Real Property, or enter into any Contract (including any option agreement, right of first refusal or similar right) (A) granting any Person the right to acquire any Owned Real Property or (B) to acquire any ownership interest in real property;

(xv) abandon, cancel, allow to lapse, fail to renew, fail to maintain, subject to the commercially reasonable judgment of the Company consistent with past practice, fail to diligently pursue applications filed at any Intellectual Property office for or fail to defend, in each case, any material Company Registered Intellectual Property for which the Company or any of its Subsidiaries controls the prosecution or maintenance thereof;

(xvi) initiate or commit to undertake any new clinical trials other than exploratory clinical trials in indications that are agreed upon between Parent and the Company;

(xvii) adopt or implement any stockholder rights plan or similar arrangement; or

(xviii) authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after and within one (1) day of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement)

relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the termination of this Agreement pursuant to Article VIII, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). The Company shall promptly (and in any event within twenty-four (24) hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including draft and proposed agreements and draft and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a material breach of this Section 5.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided that (x) the Company shall substantially contemporaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and provided Parent a copy of such Acceptable Confidentiality Agreement) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 5.2.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board shall recommend that the Company Stockholders vote in favor of and adopt this Agreement (the “Company Board Recommendation”).

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2 or the occurrence of an Intervening Event, effect a Company Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, cause or permit the Company or any of the Company’s Subsidiaries to enter into a definitive agreement with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided that the Company and Company Board may only take an action described in clause (i) or clause (ii) of this Section 5.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent seeks to negotiate) during such four (4) Business Day period to enable Parent to propose in writing a binding offer to amend the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or cause the applicable Acquisition Proposal to no longer constitute a Superior Proposal and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement proposed in writing in a binding offer by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of an Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 5.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 5.3(c).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.2, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable after the date of this Agreement, (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger, (iii) obtain all necessary Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested by Parent, the Company shall agree to any such payment, consideration, security or Liability that is conditioned upon the Closing.

6.2 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act and (y) any other submission required pursuant to any Foreign Antitrust Law of the jurisdictions set forth on Section 6.2(a) of the Company Disclosure Letter as soon as practicable after the date of this Agreement but with respect to the foregoing clause (x) in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, (iv) cooperate with each other and use their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and (v) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Foreign Antitrust Law as soon as practicable, and to avoid any impediment to the consummation of the Transactions under any Antitrust Laws, including (I) proffering and consenting and/or agreeing to the sale, divestiture, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, (II) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries and (III) agreeing to such limitations on the conduct or actions of Parent and/or its Affiliates (including the Surviving Corporation and its Subsidiaries) with respect to any particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (I), (II) and (III), “Remedy Actions”); provided, however, that (1) neither Parent nor any of its Affiliates shall be required to

(and the Company and its Subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its Affiliates expect as a result of the Merger or (y) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (such effect referred to in clauses (x) and (y), a “Burdensome Condition”) and (2) in no event shall Parent, the Company or their respective Affiliates be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon consummation of the Merger (provided that, if so requested by Parent, the Company shall agree to take any such Remedy Action that is conditioned upon consummation of the Merger).

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other party, an appropriate response in substantial compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all pre-arranged substantive meetings and conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger (subject to withholding or redactions to address reasonable privilege or confidentiality concerns), (vi) provide each other (or outside counsel of each party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) and Section 7.2(d). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only (or outside antitrust counsel-only) basis to the extent required under applicable Law and may be subject to redactions to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of their Subsidiaries. Notwithstanding the foregoing provisions or anything else in this Agreement to the contrary, Parent and the Company shall jointly devise, lead and control all aspects of the parties’ strategy, communications and efforts in furtherance of the parties’ respective obligations pursuant to this Section 6.2, including jointly making any determination relating to whether to extend any waiting, review or comparable period under the HSR Act or any Foreign Antitrust Law (including entering into any agreement with any Governmental Authority not to consummate the Transactions contemplated by this Agreement for some period of time). Parent and the Company shall use their reasonable best efforts to jointly evaluate and consider such determinations, and each of the parties shall consult and cooperate in all respects with one another and consider in good faith the views of one another. Notwithstanding the foregoing, in the event of any disagreement concerning any joint determinations referenced in this Section 6.2, Parent shall make the final determination and Parent’s decision shall prevail and control (and the Company may not take any actions in contravention of such determination by Parent), but without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not enter into any agreement with any Governmental Authority that would have the effect of delaying the consummation of the Merger beyond the Termination Date (without giving effect to any permitted extensions thereof).

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the Transactions. For the avoidance of doubt, nothing in this Section 6.2(c) will affect the condition set forth in Section 7.1(b).

(d) None of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any Governmental Authority under any Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

6.3 Public Statements and Disclosure. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 5.2 or 5.3; provided further that the parties shall not be required by this Section 6.3 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.3, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

6.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel (including for retention planning) as Parent may reasonably request, in each case solely for the purpose of consummating the Transactions or for reasonable integration planning purposes; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.2 and Section 5.3, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.5 (i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. Nothing in this Section 6.5 shall be construed to require the Company or any of its Subsidiaries or Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions that are not readily available.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or, while a director or officer of the Company, serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Plan, at the request or benefit of the Company (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Legal Proceeding in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law (upon receipt of appropriate undertakings in favor of Parent or the Surviving Corporation to repay such advanced expenses if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction that such D&O Indemnified Party was not entitled to be indemnified pursuant to this sentence). In the event of any such Legal Proceeding, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such Legal Proceeding. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any indemnification Contracts between any executive, officer or director and the Company in effect prior to the date of this Agreement that are set forth on Section 6.7(a) of the Company Disclosure Letter (and made available to Parent), and shall not amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect in any respect the rights thereunder of any D&O Indemnified Parties.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase from the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six (6) year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (a true, correct and complete copy of which has been made available to Parent), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as practicable for such amount.

(c) Notwithstanding anything herein to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such D&O Indemnified Party, the provisions of this Section 6.7 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

(e) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any D&O

Indemnified Party without the written consent of such affected D&O Indemnified Party. The rights provided under this Section 6.7 shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.

6.8 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee for so long as such Continuing Employee remains in the employment of the Surviving Corporation and its Subsidiaries: (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive opportunity that is no less favorable than the annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits no less favorable than as set forth on Section 6.8(a) of the Company Disclosure Letter and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Parent’s election, (A) the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time or (B) the other compensation and employee benefits provided to similarly situated new hires of Parent and its Affiliates (but subject to Section 6.8(b)); provided that Parent shall only be permitted to provide such other compensation and employee benefits pursuant to this clause (iii)(B) prior to December 31, 2024 if such other compensation and employee benefits are greater in the aggregate than those other compensation and employee benefits described under clause (iii)(A).

(b) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation and work anniversary service awards under Parent’s vacation program and work anniversary service award programs, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility, vesting and company contributions under Parent’s 401(k) plans and (v) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (v), such service need not be credited to the extent that it (A) is not taken into account under the analogous Plans before the Effective Time (as reflected in the records of the applicable Plan); or (B) would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (I) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (II) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(c) Prior to making any broad-based written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(d) No later than five (5) Business Days prior to the anticipated Effective Time, the Company shall provide Parent with an updated Company Equity Award Schedule reflecting any changes occurring between the Capitalization Date and the applicable date of delivery and including, with respect to each holder of Company Equity Awards then-outstanding, (i) the Option Consideration, RSU Consideration and PSU Consideration such holder is entitled to receive at the Effective Time pursuant to Section 2.7 and (ii) a good faith estimate of any withholding Taxes required to be deducted and withheld from the Option Consideration, RSU Consideration and PSU Consideration under applicable Laws.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 6.8, and no provision of this Section 6.8 shall create such rights in any such Persons.

6.9 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement).

6.10 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1 or Section 6.1, this Section 6.10 will control.

6.11 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.12 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event within ten (10) Business Days) and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.3, the Board of Directors of the Company shall make the Company Board Recommendation to the Company Stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC, and shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Company Board Recommendation Change but subject to Section 6.12(a) and applicable Law and to the extent not prohibited by any Order, the Company shall take all necessary actions in accordance with applicable Law, the certificate of incorporation or bylaws of the Company and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as promptly as practicable after the Proxy Statement Clearance Date. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Board of Directors of the Company has effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall postpone or adjourn the Company Stockholders’ Meeting (i) if the Company Board had determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholders’ Meeting in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders, (ii) to the extent required by a court of competent jurisdiction in connection with any Legal Proceedings in connection with this Agreement or the Transactions (provided that, without the prior consent of Parent, each such postponement or adjournment under this clause (ii) may be for no more than the amount of time specified by such court of competent jurisdiction), (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company

Stockholder Approval (including at the reasonable request of Parent in connection with the foregoing); provided that, in the case of clauses (i), (iii) or (iv), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (x) by more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled or (y) to a date that is less than five (5) Business Days prior to the Termination Date. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

(c) Nothing in this Section 6.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2, Section 5.3 or applicable Law.

6.13 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains Knowledge of any breach by such party of its representations, warranties and covenants hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Merger (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article VIII.

6.14 Credit Facility; Convertible Notes; Capped Call Transactions.

(a) The Company shall deliver to Parent at least one (1) Business Day prior to the Effective Time, an executed customary payoff letter and lien terminations with respect to the Existing Credit Agreement, in each case, in form and substance reasonably acceptable to the Parent, subject to receipt by the Lenders (as defined in the Existing Credit Agreement) of the applicable payoff amount, providing for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under the Existing Credit Agreement (other than claims that expressly survive termination of the Existing Credit Agreement) (it being understood that the Company shall provide a draft of the payoff letter to Parent at least three (3) Business Days prior to the Effective Time) subject to, and in no event effective unless and until, the occurrence of the Effective Time.

(b) Prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) that may be required by the Indenture to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken, at or prior to the Effective Time under the Convertible Notes and the Indenture in connection with or as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Indenture); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time. The Company shall provide copies of any such notice to Parent prior to delivery and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which comments the Company shall consider in good faith.

(c) The Company shall cooperate with Parent to (i) execute and deliver to the trustee under the Indenture (the “Trustee”) a supplemental indenture to the Indenture, as and to the extent required by the Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Indenture, and (ii) use commercially reasonable efforts to cause to be executed and delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the Indenture) and any other related documentation required by the Indenture. The Company shall provide copies of such supplemental indentures and other documentation to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documentation, which such comments the Company shall consider in good faith.

(d) Prior to the Effective Time, (i) the Company shall take all commercially reasonable actions, including the delivery of any notices or other documents or instruments, reasonably requested by Parent in connection with making elections under, amending, obtaining waivers and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company shall use its commercially reasonable efforts to cooperate with Parent in initiating or continuing any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions, including with respect to any cash amounts or Company Shares that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and any adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the Transactions). The Company shall keep Parent fully informed of any such discussions and negotiations and shall give Parent the option to participate (or have its representatives participate) in any such discussions and negotiations. The Company shall provide copies of any notices or other documents or instruments to be delivered to the applicable counterparties to the Capped Call Transactions prior to delivery thereto and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notices, documents or instruments, which such comments the Company shall consider in good faith.

(e) Notwithstanding anything to the contrary in the foregoing, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed (A) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of the Capped Call Transactions (other than amendments, modifications or other changes or adjustments conditioned on termination of this Agreement), (B) exercise any right it may have to terminate, or affirmatively cause the early settlement, exercise or cancellation of any of the Capped Call Transactions (other than, in the case of settlement or exercise, in connection with any conversion or exchange under the Convertible Notes), (C) except as contemplated in this Section 6.14, enter into discussions, negotiations or agreements (including with respect to unwinding or termination) with respect to the Capped Call Transactions or (D) make any payments or deliveries with respect to the Capped Call Transactions. Nothing in this Section 6.14 shall require the Company to (A) other than as required under the Capped Call Transactions, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, in respect of the Capped Call Transactions that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the Capped Call Transactions.

6.15 Real Estate Matters. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent (at the reasonable request and sole expense of Parent) in obtaining, in the event Parent elects to obtain (a) new owner’s title insurance policies (or bringdowns of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Parent, dated as of a date reasonably proximate to the Closing Date, in amounts and with such endorsements determined by Parent, insuring the Company or its Subsidiaries fee simple title interest to each of the Owned Real Properties, as applicable, free and clear of any Liens, other than Permitted Liens, and providing so-called extended coverage and (b) NSPS/ALTA surveys of the Owned Real Properties (or updates to existing NSPS/ALTA surveys, if available) from one or more licensed surveyors selected by Parent, sufficient to allow the title company to remove the “survey exception” from each of the title policies referenced in clause (a) above, dated as of a date reasonably proximate to the Closing Date and certified to Parent, the Company or applicable Subsidiary and the title company. The Company agrees that any such cooperation will include (to the extent practicable and reasonably requested by Parent) using commercially reasonable efforts to (a) cause the removal or discharge of, or, to the extent consistent with prudent title insurance practice, to cause the title company to omit as exceptions or affirmatively insure over in the applicable title insurance policies, any Lien that is not a Permitted Lien, (b) delivery by the Company or applicable Subsidiary of any customary and reasonable affidavits required by the title company to issues its policies (including non-imputation and owner’s affidavits) in form and substance reasonably satisfactory to the Company and the title company, and (c) the granting of access to the applicable Owned Real Properties to the above-referenced surveyor(s) at reasonable times, upon reasonable notice and subject to reasonable limitations. Parent shall be responsible for the cost and expense of the title policies, the surveys and any related service (other than the removal or discharge of any Lien that is not a Permitted Lien) under this Section 6.15. Nothing in this Section 6.15 shall be deemed to require any cooperation which would (i) require the entry by the Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time, (ii) unduly cause material interference with the normal operations of the Company and its Subsidiaries, (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract (or a waiver of material rights thereunder) or confidentiality agreement or any Law or (B) conflict with or violate the Company’s organizational documents, (iv) require the giving of representations or warranties to any third parties, or require the indemnification of any third parties, in each case by the Company or any of its Subsidiaries (other than those typically provided in so-called “Seller’s Affidavits” or similar agreements required by the applicable title company in connection with the issuance of the above mentioned policy of title insurance to be issued concurrent with or approximate to the Closing), (v) subject any trustee, director, manager, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability or (vi) require the Company or Subsidiaries to make any payment or clear any Liens prior to Closing other than as necessary to issue the above mentioned policy of title insurance (provided that Parent will reimburse the Company for any payments made or costs incurred in connection therewith).

6.16 Joint Venture. To the extent reasonably requested by Parent, the Company will use its commercially reasonable efforts to facilitate discussions between Parent and the JV Partner with respect to the Transactions and the commercial relationship with the JV Partner with respect to the period following the Effective Time. Each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any of its Subsidiaries (including through its director nominee) directly or indirectly controls the Joint Venture, (b) the Company and its Subsidiaries (including through its director nominee) may not be able to cause the Joint Venture to, and cannot guarantee that the Joint Venture will, engage in any such discussions and (c) nothing in this Section 6.16 will require (i) the Company or any of its Subsidiaries to incur any expense or (ii) the Joint Venture or the JV Partner to agree to take, or not to take, any action.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver by each of Parent and the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (a) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition or (b) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition.

(b) Regulatory Approvals. (i) The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent, on the one hand, and the FTC and DOJ, on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time shall have expired or been terminated without the imposition of a Burdensome Condition and (ii) the approvals and clearances under the Foreign Antitrust Laws of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter applicable to the consummation of the Merger shall have been obtained without the imposition of a Burdensome Condition.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by Parent (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.9(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) contained in Section 3.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 3.2(b), and Section 3.2(c) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (iii) contained in the first and third sentences of Section 3.1(a), Section 3.2 (other than Section 3.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 3.2(b), and Section 3.2(c)), Section 3.3, Section 3.4, Section 3.5, Section 3.11 and Section 3.25 shall (A) to the extent qualified by “materiality” or “Company Material Adverse Effect” qualifiers be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (B) to the extent not so qualified, be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) contained in Article III (other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Pending Legal Proceedings. No Legal Proceeding shall be pending under any Antitrust Law brought by any Governmental Authority of competent and applicable jurisdiction that (i) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or (ii) seeks to impose any Burdensome Condition.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Compliance with Covenants. Each of Parent and Merger Sub shall have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before January 4, 2025 (the “Termination Date”) (provided, however, that if on the original Termination Date any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) or Section 7.2(d) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to July 7, 2025 (and all references to the Termination Date herein shall be as so extended)); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any Law or Order having the effect set forth in Section 7.1(a) (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 5.2 and Section 5.3 with respect to such Superior Proposal, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.15 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee. The Company shall pay to Parent $448,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.1(b)(i) (but in the event of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.1(b)(i)) or (2) Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or otherwise shall have become publicly disclosed or publicly known and such Acquisition Proposal shall not have been publicly and unconditionally withdrawn prior to the date that is ten (10) Business Days prior to the termination of this Agreement; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether during or after such twelve (12) month period), or (y) an Acquisition Transaction is consummated, in which case the Termination Fee shall be payable concurrently with the consummation of any such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

(e) Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Fee pursuant to Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger; provided, however, that nothing in this Section 8.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 9.8(b) or in the case of Fraud or Willful Breach.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

To the attention of the individuals and at the email addresses specified in Section 9.2(a) of the Parent Disclosure Letter with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention:   Damien R. Zoubek

  Jenny Hochenberg

  Sanjay Murti

Email:

(b)	if to the Company, to:

Shockwave Medical, Inc.

5403 Betsy Ross Dr.

Santa Clara, CA 95054

Attention:   General Counsel

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street, 12th Floor

Attention:  Douglas N. Cogen

 Bomi Lee

 Christopher N. Gorman

Email:

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidential Disclosure Agreement, dated as of March 20, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives Parent’s obligations under any explicit or implicit “standstill” provisions therein.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto and the documents and instruments and other agreements among the parties hereto) as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7, (b) the right of the Company on behalf of the Company Stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required to be enforceable and expressly subject to the limitations in this sentence) to, in the Company’s sole and absolute discretion, (i) pursue damages to the extent specific performance is not sought or granted as a remedy (including, to the extent proven and awarded by a court of competent jurisdiction, damages based on loss of the economic benefit of the Merger as contemplated by this Agreement to such holders) or (ii) pursue specific performance as provided in Section 9.8 (provided that in no event shall any such holder be entitled to directly enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement, but rather the Company shall have the sole and exclusive right to do so, in its sole and absolute discretion, as agent for such holders) and (c) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration, Option Consideration, PSU Consideration or RSU Consideration, as applicable, as provided in Article II.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action arising out of or relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The Company Disclosure Letter shall not be deemed to be part of this Agreement but shall instead constitute facts ascertainable incorporated herein by reference for purposes of Section 251 of the DGCL.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JOHNSON & JOHNSON

By:	/s/ Timothy H. Schmid

Name:	Timothy H. Schmid

Title:	Executive Vice President, Worldwide Chairman, MedTech

SWEEP MERGER SUB, INC.

By:	/s/ Jennifer Kozak

Name:	Jennifer Kozak

Title:	President

SHOCKWAVE MEDICAL, INC.

By:	/s/ Douglas Godshall

Name:	Douglas Godshall

Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHOCKWAVE MEDICAL, INC.

1.	The name of the corporation is: Shockwave Medical, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 10,000 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Amended and Restated Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, the     day of    , 2024.

By:

Name:
Title:

ANNEX B — OPINION OF PERELLA WEINBERG PARTNERS LP

767 Fifth Avenue New York, NY 10153 T 212.287.3200 F 212.287.3201 pwpartners.com

April 4, 2024

The Board of Directors

Shockwave Medical, Inc.

5403 Betsy Ross Drive

Santa Clara, CA 95054

Members of the Board:

We understand that Shockwave Medical, Inc. (the “Company”), Johnson & Johnson (“Parent”), and Sweep Merger Sub, Inc., a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge (the “Merger”) with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent, and each share of common stock, par value $0.001 per share (the “Company Shares”), of the Company issued and outstanding immediately prior to the effective time of the Merger (in each case, other than (i) Company Shares held or beneficially owned by stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware (“Dissenting Company Shares”), (ii) Company Shares owned by the Company (as treasury stock or otherwise), other than shares held on behalf of third parties, and (iii) Company Shares owned by Parent or Merger Sub or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, other than shares held on behalf of third parties (collectively, Company Shares covered by the foregoing clauses (ii) and (iii), “Excluded Shares”)), will be converted into the right to receive $335 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding Company Shares (other than holders of Excluded Shares and Dissenting Company Shares) of the Merger Consideration to be paid to such holders in the proposed Merger pursuant to the Merger Agreement.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company, including equity research analyst reports;

2.

reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Company, in each case, prepared by or at the direction of management of the Company and approved for our use by management of the Company;

3.	discussed the past and current business, operations, financial condition and prospects of the Company with senior management of the Company;

4.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

5.	reviewed the historical trading prices for the Company Shares and compared such price with that of securities of certain publicly-traded companies which we believe to be generally relevant;

6.	reviewed a draft of the Merger Agreement dated April 4, 2024; and

7.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the assumptions on which they are based.

We have assumed that the final Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Company Shares (other than holders of Excluded Shares and Dissenting Company Shares) of the Merger Consideration to be paid to such holders in the proposed Merger pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.

We have acted as financial advisor to the Company with respect to the Merger and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if, following the request of the Company Board of Directors, we had determined and advised the Company that we were unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Merger. We will also be entitled to receive a termination fee equal to a portion of any compensation that the Company may receive as a result of the termination of the Merger Agreement. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.

Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. As previously disclosed to you, during the two year period prior to the date hereof, Perella Weinberg Partners LP has provided financial advisory services to a subsidiary of Parent on a matter unrelated to the Merger for which we received the compensation disclosed to you. As also previously disclosed to you, Perella Weinberg Partners LP has provided investment banking services to the Company or its affiliates on matters unrelated to the Merger for which we received compensation, including the Company’s acquisition of Neovasc in January 2023 and its $750 million convertible note issuance in August 2023. We and our affiliates in the future may provide investment banking and other financial services to Parent and/or the Company and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. This issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purpose of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Shares as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We express no opinion as to the prices at which the Company Shares will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Company Shares (other than holders of Excluded Shares and Dissenting Company Shares) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

SHOCKWAVE MEDICAL, INC. 5403 BETSY ROSS DRIVE SANTA CLARA, CALIFORNIA 95054 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], [TBD], 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/[TBD] You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD], [TBD], 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V47909-S87828 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SHOCKWAVE MEDICAL, INC. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3: 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated April 4, 2024, by and among Shockwave Medical, Inc., a Delaware corporation (“Shockwave”), Johnson & Johnson, a New Jersey corporation ( “Johnson & Johnson“), and Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”), pursuant to which Merger Sub will merge with and into Shockwave (the “Merger”), with Shockwave surviving the Merger as a wholly owned subsidiary of Johnson & Johnson. 2. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Shockwave’s named executive officers that is based on or otherwise relates to the Merger. 3. To adjourn the Special Meeting of Stockholders to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders. NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting of Stockholders and the Proxy Statement are available at www.proxyvote.com. V47910-S87828 SHOCKWAVE MEDICAL, INC. Special Meeting of Stockholders [TBD], 2024, [TBD] Pacific Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Douglas God shall and Renee Gaeta, each with power to act without the other and with power of substitution and resubstituting, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this form, all of the shares of common stock of Shockwave which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of Shockwave to be held on [TBD], 2024 at [TBD] Pacific Time, via live webcast at www.virtualshareholdermeeting.com/[TBD], and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side